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                                                                    EXHIBIT 99.1

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                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20006
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                                   FORM 10-K/A

                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

                          FDIC Certificate Number 21765

                               PACIFIC UNION BANK
             (Exact name of registrant as specified in its charter)

        CALIFORNIA                                      95-2888370
State or other jurisdiction of             I.R.S. Employer Identification Number
incorporation or organization

      3530 WILSHIRE BLVD. #1800                           90010
       LOS ANGELES, CALIFORNIA                           Zip Code
Address of principal executive offices

                                 (213) 385-0909
               Registrant's telephone number, including area code

        Securities registered pursuant to Section 12(b) of the Act: None

       Securities registered pursuant to Section 12(g) of the Act: Common
                            Stock- $6.00 Par Value.
                           --------------------------

         Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes [x] No [ ]

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

         Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2).

                                 Yes [ ] No [x]

         The aggregate market value of Pacific Union Bank (PUBB) common stock held by non-affiliates was approximately $46,793,640 as of March 13, 2003.

         The number of shares of Common Stock of the registrant outstanding as of March 13, 2003 was 10,621,554.

         Documents Incorporated by Reference: None

              This Annual Report consists of a total of 79 pages.

                     The Exhibit Index appears on page 75.

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This Report on Form 10-K is being amended to include all of the information called for in Items 10 through 13, which will no longer be incorporated by reference to the Bank's definitive proxy materials for the 2003 Annual Meeting of Shareholders.

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                                TABLE OF CONTENTS

PART I

          Item 1.  Business......................................................................

          Item 2.  Properties....................................................................

          Item 3.  Legal Proceedings.............................................................

          Item 4.  Submission of Matters to a Vote of Security Holders...........................

PART II

          Item 5.  Market for Registrant's Common Equity and Related Stockholders Matters........

          Item 6.  Selected Financial Data.......................................................

          Item 7. Management's Discussion and Analysis of Financial Condition
                       and Results of  Operation.................................................

          Item 7A. Quantitative and Qualitative Disclosures about Market Risk....................

          Item 8.  Financial Statements and Supplementary Data...................................

          Item 9. Changes in and Disagreements with Accountants on
                       Accounting and Financial Disclosure.......................................

PART III.........................................................................................

          Item 10. Directors and Executive Officers of the Registrant............................

          Item 11. Executive Compensation........................................................

          Item 12. Security Ownership of Certain Beneficial Owners and Management................

          Item 13. Certain Relationships and Related Transactions................................

          Item 14. Controls and Procedures.......................................................

PART IV..........................................................................................

          Item 15.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K.............

SIGNATURES.......................................................................................

CERTIFICATIONS OF DISCLOSURE CONTROLS AND PROCEDURES.............................................

INDEX TO EXHIBITS................................................................................

                                     PART I

ITEM 1. BUSINESS

GENERAL

         Pacific Union Bank is a California state-chartered commercial bank headquartered in Los Angeles, California, which commenced operations in September 1974. The Bank's primary market includes the greater Los Angeles metropolitan area, Orange County, Santa Clara County and the San Francisco metropolitan area. It is primarily focused in areas with high concentrations of Korean-Americans. In May 2000, the Bank changed its name from "California Korea Bank" to "Pacific Union Bank" in order to reflect the Bank's expectation of expanding operations beyond the State of California. The Bank currently has 12 full service branch offices, including four branches within the area of Los Angeles' Koreatown, and one in Downtown Los Angeles. Additional Southern California branch offices are located in Garden Grove, Van Nuys, Torrance, Rowland Heights and Cerritos. The two Northern California branch offices are located in Santa Clara and San Francisco. The Bank also has a loan production office ("LPO") in Seattle, Washington.

         The Bank's Corporate Headquarters is located at 3530 Wilshire Boulevard, Suite1800, Los Angeles, California 90010 and its main telephone number is (213) 385-0909. At December 31, 2002, the Bank had total assets of $937.0 million, total deposits of $760.0 million and total loans of $683.1 million. The Bank's deposit accounts are insured under the Federal Deposit Insurance Act, up to the maximum applicable limits thereof. The Bank is not a member of the Federal Reserve System.

         In August 2000 the Bank completed an initial public offering of 1,935,000 newly authorized shares of its Common Stock raising an aggregate of approximately $13.5 million in net proceeds for the Bank, after the deduction of underwriting discounts and commissions, but before the deduction of expenses of the offering. In addition, the Bank's major shareholder, Korea Exchange Bank ("KEB"), which owned 100% of the Bank's issued and outstanding shares of Common Stock prior to the offering, sold an aggregate of 1,290,000 of its shares in the public offering, the proceeds from which sale were retained by KEB. KEB currently owns approximately 62.4% of the issued and outstanding shares of the Bank's Common Stock. Upon the effectiveness of the initial public offering, the Bank's Common Stock was listed on the Nasdaq National Market and trades on the Nasdaq exchange, other primary exchanges and electronic communication networks under the symbol PUBB.

         Through its network of 12 full-service branch offices, the Bank provides a wide range of commercial and consumer banking services to the Korean-American communities which it serves. The Bank's primary focus is on its core customer base of small and medium-sized Korean-American businesses, professionals and other individuals. The Bank places a particular emphasis on the growth of its low cost core-deposit base and the origination of commercial and residential real estate loans. The Bank offers Korean/English bilingual services to its customers and has a network of ATMs located in eight of its branch offices.

          The Bank engages in a full complement of lending activities, including the making of residential and commercial real estate loans, commercial loans, trade finance, working capital lines, SBA loans, automobile loans, credit card and other personal loans. The Bank funds its lending activities primarily with retail deposits obtained through the Bank's branch network and, to a lesser extent, advances from the Federal Home Loan Bank ("FHLB") of San Francisco. The Bank's deposit products include demand deposit accounts, savings accounts, time certificates of deposit and fixed maturity installment savings. The Bank also offers safe deposit boxes, wire transfer services, travelers' checks, debit cards, cash management services and merchant deposit services.

         Management of the Bank does not believe there is a significant demand for additional trust services in its service area, and the Bank does not operate or have any present intention to seek authority to operate a Trust Department.

         The Bank has grown almost exclusively by establishing de novo full-service branch offices and LPOs. Management may consider acquisitions of other institutions or of branches of such institutions to strengthen the Bank's presence and further expand and diversify its customer base out of state. For establishment of branches outside the state of California, acquisition would most likely be the only permissible means in any states in which the Bank would be interested. The Bank has not currently identified any new markets, within or outside the State of California, other than as set forth below, in which it intends to acquire or establish a new branch office. The Bank was in the process in 2000 of negotiating with KEB to acquire certain assets and assume certain liabilities of one of KEB's FDIC insured branches in New York, New York (the "KEB branch"). In May 2000, KEB together with its U.S. Branches entered into a consent order to rectify deficiencies of the Bank Secrecy Act ("BSA") with the Federal Reserve Board and the relevant state banking authorities, including the California Department of Financial Institutions, as a result of which the Bank determined to suspend negotiation with respect to the acquisition of the KEB branch. Subsequently, in March 2002, the Bank entered into a similar consent order concerning BSA deficiencies (see
Item 3. "Legal Proceedings" below). The Management intends to reevaluate the proposed acquisition of the KEB branch as soon as it is practicable to do so following the lifting of the consent orders; however, there can be no assurance that the consent orders will be lifted in the near future or that if lifted the Bank and KEB will determine to proceed with the acquisition of the assets and liabilities of the KEB branch.

         The Bank holds no patents or licenses (other than licenses required to be obtained from appropriate bank regulatory agencies), franchises, or concessions. The Bank's business is not seasonal. The Bank is not dependent on a single customer or group of related customers for a material portion of its deposits, nor is a material portion of the Bank's loans concentrated within a single industry or group of related industries. There has been no material effect upon the Bank's capital expenditures, earnings, or competitive position as a result of federal, state, or local environmental regulation.

         The Bank has no plans regarding a new line of business requiring the investment of a material amount of total assets.

         The officers and employees of the Bank are engaged continually in marketing activities, including the evaluation and development of new services, which enable the Bank to retain and improve its competitive position in its service area. The Bank has not engaged in any material research activities relating to the development of new services or the improvement of existing banking services during the last two fiscal years.

DEPOSIT SERVICES

         The Bank offers a wide variety of deposit products including noninterest-bearing demand accounts, money market accounts, Super NOW accounts, savings accounts and certificates of deposit. As of December 31, 2002, the Bank had approximately 45,900 deposit accounts with an average balance per account of $17,000, compared to 45,200 deposit accounts with an average balance of $15,000 per account at December 31, 2001. At December 31, 2002, the Bank's deposits consisted of $223.4 million or 29.4% in noninterest-bearing demand accounts; $126.3 million or 16.6% in money market accounts; $7.6 million or 1.0% in Super NOW accounts; $44.2 million or 5.8% in savings accounts and $358.5 million or 47.2% in time certificates of deposit. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operation - Deposits."

         Most of the Bank's deposits are received from individuals, business-related sources and some municipal entities. This results in a relatively modest average deposit balance, but makes the Bank less subject to adverse effects from the loss of a substantial depositor who may be seeking higher yields in other markets or who may otherwise have need of money on deposit with the Bank, especially during periods of inflation or conservative monetary policies.

LENDING ACTIVITIES

         The Bank engages in a full complement of lending activities, including residential and commercial real estate loans, commercial loans, trade finance, working capital lines, SBA loans, automobile loans, credit card and other personal loans. As of December 31, 2002, the principal areas in which the Bank directed its lending activities, and the percentage of the total loan portfolio for which each of these areas was responsible, were as follows: (i) commercial real estate loans 57.9%; (ii) commercial and industrial loans 18.4%; (iii) SBA loans 10.9%; (iv) residential estate loans 5.5%; and (v) "Bills Bought" (extensions of credit to banks in South Korea in the form of letters of credit discount transactions) 1.0%. A detailed description of the Bank's lending activities is included in Item 7 --" "Management's Discussion and Analysis of Financial Condition and Results of Operations(Y)Financial Condition(Y)Loan Portfolio" below.

INTERNET BANKING

          In January 2001, the Bank introduced an Internet banking service. The Internet banking service allows our customers to access their loan and deposit accounts through the Internet. Customers are able to obtain transaction history, account information and transfer funds between accounts. In April 2001, bill payment through the Internet was introduced which allows the customer to make various payments. We are in the process of implementing Cash Management Service via the Internet and expect to complete this in the near future. Cash Management Service via the Internet is designed to support the cash management needs of small business customers by making their companies' finances more easily and efficiently accessible using the Internet. The Bank continues to review and implement new products and delivery channels using information technology.

                                  COMPETITION

         The banking business in the Bank's present and intended future market areas is highly competitive with respect to virtually all products and services and has become increasingly so in recent years. While the banking market in the Bank's primary market area is generally dominated by a relatively small number of major banks with many offices operating over a wide geographic area, the Bank's direct competitors in its niche market tend to be similarly sized community banks which also focus their businesses on Korean-American consumers and businesses.

         There is a high level of competition within this specific niche. In the greater Los Angeles metropolitan area, the Bank's main competitors are seven locally owned and operated Korean-American banks including a bank which was opened in 2002 and one subsidiary of a South Korean bank. Currently, there is one Korean-American bank in the process of forming in the Los Angeles metropolitan area. In 2002, one additional local Korean-American bank servicing Orange County was opened. These banks have branches located in many of the same neighborhoods as the Bank, provide similar types of products and services and use the same Korean language publications and media for their marketing purposes. A less significant source of competition in the Los Angeles metropolitan area are a small number of branches of major banks which maintain a limited bilingual staff for Korean-speaking customers. While such banks have not traditionally focused their marketing efforts on the Bank's customer base in Southern California, their competitive influence could increase should they in the future choose to focus on this market.

         In Northern California, there are currently one local Korean-American bank, two branches of a Los Angeles-based Korean-American bank and one LPO of a local Korean-American bank as well as branch offices of major or regional commercial banks.

           In Seattle, there is one local Korean-American bank serving the banking needs of the local Korean-American community. In addition to the Bank, currently three other Los Angeles-based Korean-American banks operate LPO's in the Seattle area.

         In addition to competition from banks in its niche market, the Bank competes with large commercial banks which have, among other advantages, the ability to finance wide-ranging and effective advertising campaigns and to allocate their investment resources to areas of highest yield and demand. Many of the major banks operating in the Bank's market area offer certain services which the Bank does not offer directly (but some of which the Bank offers through correspondent institutions). By virtue of their greater total capitalization, such banks also have substantially higher lending limits (restricted to a percentage of the Bank's total stockholders' equity, depending upon the nature of the loan transaction) than the Bank.

         Competitors also include savings institutions, credit unions, and numerous non-banking institutions, such as finance companies, leasing companies, insurance companies, brokerage firms, and investment banking firms. In recent years, increased competition has also developed from specialized finance and non-finance companies that offer money market and mutual funds, wholesale finance, credit card, and other consumer finance services, including on-line banking services and personal finance software. Strong competition for deposit and loan products affects the rates of those products as well as the terms on which they are offered to customers.

         To an extent the Bank is affected by more general competitive trends in the industry, those trends are towards increased consolidation and competition. Strong, unregulated competitors have entered banking markets with focused products targeted at highly profitable customer segments. Many largely unregulated competitors are able to compete across geographic boundaries and provide customers increasing access to meaningful alternatives to banking services in nearly all significant products. Mergers between financial institutions have placed additional pressure on banks within the industry to streamline their operations, reduce expenses, and increase revenues to remain competitive. Competition has also intensified due to federal and state interstate banking laws, which permit banking organizations to expand geographically, and the California market has been particularly attractive to out-of-state institutions. The recently enacted Financial Modernization Act effective March 11, 2000, which has made it possible for full affiliations to occur between banks and securities firms, insurance companies, and other financial companies, is also expected to intensify competitive conditions. See "Regulation and Supervision-- Financial Modernization Act" below.

         Technological innovations have also resulted in increased competition in the financial services industry. Such innovations have, for example, made it possible for non-depository institutions to offer customers automated transfer payment services that previously have been considered traditional banking products. In addition, many customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer, ATMs, self-service branches and/or in-store branches. In addition to other banks, the sources of competition for such hi-tech products include savings associations, credit unions, brokerage firms, money market and other mutual funds, asset management groups, finance and insurance companies, and mortgage banking firms. To some extent the effect of such competition on the Bank is limited by the lack of availability of various technological advancements with Korean language capability. However, as such technology becomes available, the competitive pressure on the Bank to be at the forefront of such advancements is significant.

                                   EMPLOYEES

         As of December 31, 2002, the Bank had a total of 250 full time employees and 15 part-time employees. Three of these individuals are seconded KEB employees who are expected to return to KEB after their service at the Bank, and were appointed to their current positions in accordance with KEB's management rotation system. In addition, the CEO is a former KEB employee who was appointed to the Bank upon his retirement from KEB. KEB intends to continue to have significant involvement in the selection of individuals to fill certain of the Bank's management positions. See "Risk Factors-Management Rotation."

                           REGULATION AND SUPERVISION

         GENERAL. The following discussion of statutes and regulations affecting banks is only a summary and does not purport to be complete. This discussion is qualified in its entirety by reference to such statutes and regulations. No assurance can be given that such statutes or regulations will not change in the future.

         As a California state-chartered bank whose accounts are insured by the FDIC up to a maximum of $100,000 per depositor, the Bank is subject to regulation, supervision and regular examination by the Department of Financial Institutions (the "DFI") and the FDIC. In addition, while the Bank is not a member of the Federal Reserve System, it is subject to certain regulations of the Board of Governors of the Federal Reserve (the "FRB"). The regulations of these agencies govern most aspects of the Bank's business, including the making of periodic reports by the Bank, and the Bank's activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits and numerous other areas. Supervision, legal action and examination of the Bank by the regulatory agencies are generally intended to protect depositors and are not intended for the protection of stockholders.

         The earnings and growth of the Bank are largely dependent on its ability to maintain a favorable differential or "spread" between the yield on its interest-earning assets and the rate paid on its deposits and other interest-bearing liabilities. As a result, the Bank's performance is influenced by general economic conditions, both domestic and foreign, the monetary and fiscal policies of the federal government, and the policies of the regulatory agencies, particularly the FRB. The FRB implements national monetary policies (such as seeking to curb inflation and combat recession) through its open-market operations in the United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rate applicable to borrowings by banks which are members of the Federal Reserve System. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

         CAPITAL ADEQUACY REQUIREMENTS. The Bank is subject to the regulations of the FDIC governing capital adequacy. Those regulations incorporate both risk-based and leverage capital requirements. Each of the federal regulators has established risk-based and leverage capital guidelines for the banks or bank holding companies it regulates, which set total capital requirements and define capital in terms of "core capital elements," or Tier 1 capital; and "supplemental capital elements," or Tier 2 capital. Tier 1 capital is generally defined as the sum of the core capital elements less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on available-for-sale investment securities carried at fair market value. The following items are defined as core capital elements: (i) common stockholders' equity; (ii) qualifying noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries. Supplementary capital elements include: (i) allowance for loan and lease losses (but not more than 1.25% of an institution's risk-weighted assets);
(ii) perpetual preferred stock and related surplus not qualifying as core capital; (iii) hybrid capital instruments, perpetual debt and mandatory convertible debt instruments; and (iv) term subordinated debt and intermediate-term preferred stock and related surplus. The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill.

         The Bank is required to maintain a minimum ratio of qualifying total capital to total risk-weighted assets of 8.0% ("Total Risk-Based Capital Ratio"), at least one-half of which must be in the form of Tier 1 capital ("Tier 1 Risk-Based Capital Ratio"). Risk-based capital ratios are calculated to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under the risk-based capital guidelines, the nominal dollar amounts of assets and credit-equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans. As of December 31, 2002 and 2001, the Bank's Total Risk-Based Capital Ratios were 15.95% and 16.07%, respectively and its Tier 1 Risk-Based Capital Ratios were 14.70% and 14.82%, respectively.

         The federal banking agencies have revised the risk-based capital standards to take adequate account of concentrations of credit (i.e., relatively large proportions of loans involving one borrower, industry, location, collateral or loan type) and the risks of "non-traditional" activities (those that have not customarily been part of the banking business). The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards, and authorize the regulators to review an institution's management of such risks in assessing an institution's capital adequacy.

         The federal banking agencies have also revised the risk-based capital regulations to include exposure to interest rate risk as a factor that the regulators will consider in evaluating a bank's capital adequacy. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from adverse movements in interest rates. While interest risk is inherent in a bank's role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the bank.

         Banks are also required to maintain a leverage capital ratio designed to supplement the risk-based capital guidelines. Banks that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets ("Leverage Capital Ratio") of at least 3%. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum, for a minimum of 4% to 5%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may, however, set higher capital requirements when a bank's particular circumstances warrant. As of December 31, 2002 and 2001, the Bank's Leverage Capital Ratios were 11.56% and 10.77%, respectively.

PROMPT CORRECTIVE ACTION PROVISIONS

         Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured financial institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The federal banking agencies have by regulation defined the following five capital categories: "well capitalized" (Total Risk-Based Capital Ratio of 10%; Tier 1 Risk-Based Capital Ratio of 6%; and Leverage Ratio of 5%) and not subject to any regulatory order, agreement or directive; "adequately capitalized" (Total Risk-Based Capital Ratio of 8%;

Tier 1 Risk-Based Capital Ratio of 4%; and Leverage Ratio of 4%) (or 3% if the institution receives the highest rating from its primary regulator); "undercapitalized" (Total Risk-Based Capital Ratio of less than 8%; Tier 1 Risk-Based Capital Ratio of less than 4%; or Leverage Ratio of less than 4%) (or 3% if the institution receives the highest rating from its primary regulator); "significantly undercapitalized" (Total Risk-Based Capital Ratio of less than 6%; Tier 1 Risk-Based Capital Ratio of less than 3%; or Leverage Ratio less than 3%); and "critically undercapitalized" (tangible equity to total assets less than 2%). A bank may be treated as though it were in the next lower capital category if after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as "critically undercapitalized" unless its actual capital ratio warrants such treatment. Although the Bank meets the minimum total risk-based, Tier I risk based and Tier 1 leverage ratios to be considered well-capitalized, because it is currently subject to a consent order concerning its BSA deficiencies, it is not currently considered to be well-capitalized. (See Item 3. "Legal Proceedings")

         At each successively lower capital category, an insured bank is subject to increased restrictions on its operations. For example, a bank is generally prohibited from paying management fees to any controlling persons or from making capital distributions if to do so would make the bank "undercapitalized." Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans meeting specified requirements (including a guarantee by the parent holding company, if any). "Significantly undercapitalized" banks are subject to broad regulatory authority, including among other things, capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying certain bonuses without FDIC approval. Even more severe restrictions apply to critically undercapitalized banks. Most importantly, except under limited circumstances, not later than 90 days after an insured bank becomes critically undercapitalized, the appropriate federal banking agency is required to appoint a conservator or receiver for the bank.

         In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the issuance of cease and desist orders, termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against "institution-affiliated" parties.

SAFETY AND SOUNDNESS STANDARDS

         The federal banking agencies have adopted final guidelines establishing safety and soundness standards for all insured depository institutions. Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan and institute enforcement proceedings if an acceptable compliance plan is not submitted.

PREMIUMS FOR DEPOSIT INSURANCE

         The FDIC has adopted final regulations implementing a risk-based premium system, whereby insured depository institutions are required to pay insurance premiums depending on their risk classification. Under this system, institutions such as the Bank which are insured by the Bank Insurance Fund ("BIF"), are categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three supervisory categories based on federal regulatory evaluations. The three supervisory categories are: financially sound with only a few minor weaknesses (Group A), demonstrates weaknesses that could result in significant deterioration (Group
B), and poses a substantial probability of loss (Group C). The capital ratios used by the FDIC to define well capitalized, adequately capitalized and undercapitalized are the same in the FDIC's prompt corrective action regulations. The current BIF base assessment rates (expressed as cents per $100 of deposits) are summarized as follows:

                                                      Group A      Group B      Group C
                                                      -------      -------      -------
Well Capitalized...................................      0            3           10
Adequately Capitalized.............................      3           10           24
Undercapitalized...................................     17           24           27

         In addition, BIF member banks (such as the Bank) must pay an amount which fluctuates but is currently 1.68 basis points, or cents per $100 of insured deposits, towards the retirement of the Financing Corporation bonds issued in the 1980's to assist in the recovery of the savings and loan industry.

COMMUNITY REINVESTMENT ACT

         The Bank is subject to certain requirements and reporting obligations involving Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low and moderate income neighborhoods. The CRA further requires the agencies to take a financial institution's record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. In measuring a bank's compliance with its CRA obligations, the regulators now utilize a performance-based evaluation system which bases CRA ratings on the bank's actual lending service and investment performance, rather than on the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements. In connection with its assessment of CRA performance, the FDIC assigns a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." The Bank was last examined for CRA compliance in April 2001 and received an "outstanding" CRA Assessment Rating.

OTHER CONSUMER PROTECTION LAWS AND REGULATIONS

         The bank regulatory agencies are increasingly focusing attention on compliance with consumer protection laws and regulations. Examination and enforcement has become intense, and banks have been advised to carefully monitor compliance with various consumer protection laws and their implementing regulations. The federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in home mortgage lending describing three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment, and evidence of disparate impact. In addition to CRA and fair lending requirements, the Bank is subject to numerous other federal consumer protection statutes and regulations. Due to heightened regulatory concern related to compliance with consumer protection laws and regulations generally, the Bank may incur additional compliance costs or be required to expend additional funds for investments in the local communities it serves.

INTERSTATE BANKING AND BRANCHING

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") regulates the interstate activities of banks and bank holding companies and establishes a framework for nationwide interstate banking and branching. Since June 1, 1997, a bank in one state has generally been permitted to merge with a bank in another state without the need for explicit state law authorization. However, states were given the ability to prohibit interstate mergers with banks in their own state by "opting-out" (enacting state legislation applying equality to all out-of-state banks prohibiting such mergers) prior to June 1, 1997.

         Since 1995, adequately capitalized and managed bank holding companies have been permitted to acquire banks located in any state, subject to two exceptions: first, any state may still prohibit bank holding companies from acquiring a bank which is less than five years old; and second, no interstate acquisition can be consummated by a bank holding company if the acquirer would control more than 10% of the deposits held by insured depository institutions nationwide or 30% percent or more of the deposits held by insured depository institutions in any state in which the target bank has branches.

         A bank may establish and operate de novo branches in any state in which the bank does not maintain a branch if that state has enacted legislation to expressly permit all out-of-state banks to establish branches in that state.

         In 1995 California enacted legislation to implement important provisions of the Interstate Banking Act discussed above and to repeal California's previous interstate banking laws, which were largely preempted by the Interstate Banking Act.

         The changes effected by Interstate Banking Act and California laws have increased competition in the environment in which the Bank operates to the extent that out-of-state financial institutions directly or indirectly enter the Bank's market areas. It appears that the Interstate Banking Act has contributed to the accelerated consolidation of the banking industry. While many large out-of-state banks have already entered the California market as a result of this legislation, it is not possible to predict the precise impact of this legislation on the Bank and the competitive environment in which it operates.

FINANCIAL MODERNIZATION ACT

         Effective March 11, 2000, the Gramm-Leach-Bliley Act eliminated most barriers to affiliations among banks and securities firms, insurance companies, and other financial service providers, and enabled full affiliations to occur between such entities. This new legislation permits bank holding companies to become "financial holding companies" and thereby acquire securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the CRA by filing a declaration that the bank holding company wishes to become a financial holding company. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the FRB.

         The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Board has determined to be closely related to banking. A national bank (and therefore, a state bank as well) may also engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory CRA rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has a CRA rating of satisfactory or better. The Gramm-Leach-Bliley Act also imposes significant new requirements on financial institutions with respect to the privacy of customer information, and modifies other existing laws, including those relating to community reinvestment.

USA PATRIOT ACT OF 2001

         On October 26, 2001, President Bush signed the USA Patriot Act of 2001 (the "USA Patriot Act"). Enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. on September 11, 2001, the Patriot Act is intended to strengthen U.S. law enforcement's and the intelligence communities' ability to work cohesively to combat terrorism on a variety of fronts. The potential impact of the USA Patriot Act on financial institutions of all kinds is significant and wide ranging. The Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations applicable to financial institutions, including:

                  i. due diligence requirements for financial institutions that administer, maintain, or manage private banks accounts or correspondent accounts for non-U.S. persons;

                  ii. standards for verifying customer identification at account opening; and

                  iii. rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

         During 2002, the Federal Crimes Enforcement Network (FinCEN), a bureau of the Department of Treasury, issued regulations to implement various provisions of the Patriot Act. The Bank implemented the requirements of the Patriot Act during 2001 and 2002. Compliance with such requirements has substantially in connection with strengthening the Bank's BSA compliance procedures which it was otherwise required to do, and as such did not involve any material additional expenditures to comply with the USA Patriot Act specifically. The actions taken to enhance

         BSA compliance are described in detail in "Item 3 - Legal Proceedings" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Noninterest Expense."

 SARBANES-OXLEY ACT OF 2002

         On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act is applicable to all companies with equity or debt securities registered under the Exchange Act. In particular, the Sarbanes-Oxley Act establishes:

                  i. new requirements for audit committees, including independence, expertise, and responsibilities;

                  ii. additional responsibilities regarding financial statements for the chief executive officer and chief financial officer of the reporting company;

                  iii.     new standards for auditors and regulation of audits;

                  iv. increased disclosure and reporting obligations for the reporting company and their directors and executive officers and;

                  v. new and increased civil and criminal penalties for violation of the securities laws.

         Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

         The Sarbanes-Oxley Act generally prohibits loans by the Bank to its executive officers and directors. However, the Act contains a specific exception from such prohibitions for loans by the Bank to its executive officers and directors in compliance with federal banking regulations restrictions on such loans. The Bank's authority to extend credit to affiliates, is also governed by federal law. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and that do not involve more than normal risk of repayment.

OTHER PENDING AND PROPOSED LEGISLATION

         Other legislative and regulatory initiatives which could affect the Bank and the banking industry in general are pending, including an initiative that would permit the payment of interest on business checking accounts, and additional initiatives may be proposed or introduced, before the United States Congress, the California legislature and other governmental bodies in the future. Such proposals, if enacted, may further alter the structure, regulation and competitive relationship among financial institutions, and may subject the Bank to increased regulation, disclosure and reporting requirements. In addition, the various banking regulatory agencies often adopt new rules and regulations to implement and enforce existing legislation. It cannot be predicted whether, or in what form, any such legislation or regulations may be enacted or the extent to which the business of the Bank would be affected thereby.

                                  RISK FACTORS

         You should carefully consider the following risk factors and all other information contained in this annual report on Form 10-K. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business. If any of the events described in the following risk factors occur, our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our common stock could decline due to any of the events described in these risks.

CONTROL OF THE BANK BY KEB

         KEB owns approximately 62.4% of the Bank's Common Stock. In addition, while KEB may sell additional shares of its Common Stock in the future, KEB has indicated that it does not intend to allow its ownership level in the Bank to decrease below a majority of the Bank's issued and outstanding shares for the foreseeable future, except under certain circumstances. Specifically, KEB has indicated to the Bank that in the case of a merger or acquisition in which the Bank issues stock as part of the purchase price, KEB may consider allowing its ownership of the Bank to decrease to below 50%. However, there is no assurance that KEB will agree to do so. As long as KEB maintains its majority interest, KEB will continue to be able to elect a majority of the Bank's directors, and effectively control the shareholder vote on any and all matters, including determinations such as approval of mergers or other business combinations, sales of assets, and any other matters submitted to shareholders. In addition, KEB's policies or the bank regulatory authorities of South Korea may require the Bank to consult with KEB prior to making certain business or budgeting decisions, organizational changes, or revisions to certain policies. While in general KEB's interests would tend to be consistent with those of the Bank's other shareholders, there can be no assurance that this will always be the case.

         KEB's ability to prevent a change in control of the Bank could have an adverse effect on the market price for the Bank's Common Stock by discouraging bids that might result in a premium over the market price for the holders of the Common Stock. The Bank's current Board of Directors consists of a majority of outside directors (i.e., directors who are neither employees of the Bank nor KEB); however, KEB's majority ownership would allow KEB to change the composition of the Bank's Board of Directors so that the Bank would not have a majority of outside directors.

POOR ECONOMIC CONDITIONS IN SOUTHERN CALIFORNIA MAY CAUSE THE BANK TO SUFFER HIGHER DEFAULT RATES ON ITS LOANS

         A substantial majority of the Bank's assets and deposits are generated in the greater Los Angeles area in Southern California. As a result, poor economic conditions in the Los Angeles area may cause us to incur losses associated with higher default rates and decreased collateral values in the loan portfolio. The Los Angeles area has experienced a downturn in economic activity in line with the slowdown in California during the past year. Economic activity slowed significantly immediately following the September 11, 2001 terrorist attacks. Unemployment levels have increased since mid 2001, especially in Los Angeles County, which is our geographic center and the base of our deposit and lending activity. In addition, it is likely that the negative effect on the national economy as a result of the war against Iraq will be significant. In the early 1990s, the entire state of California experienced an economic recession that resulted in increases in the level of delinquencies and losses for many of the state's financial institutions. Although, the Bank's level of nonperforming assets in 2002 decreased from its level of non-performing assets in 2001, and should the current conditions deteriorate, we expect that our level of problem assets would increase accordingly. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operation - Nonperforming Assets."

DIVIDENDS

           Prior to the Bank's initial public offering, KEB, as the sole shareholder of the Bank, had been paid cash dividends from time to time. The Bank paid a $8 million cash dividend in 2000. However, the Bank's dividend payment history with KEB is not indicative of cash dividends to be paid in the future, and the Bank has not paid a cash dividend since the payment of a cash dividend to KEB in 2000.

         The decision to pay cash dividends in the future is solely within the discretion of the Bank's Board of Directors, subject to compliance with legal and regulatory requirements as well as the receipt of any necessary regulatory approvals. The Bank's ability to pay cash dividends in the future will depend on the Bank's profitability, growth and capital needs. No assurance can be given whether or in what amounts any dividends will be declared or whether any such dividends, once declared, will continue to be paid in subsequent years.

MANAGEMENT ROTATION

         Prior to the Bank's initial public offering, KEB had traditionally appointed certain members of the Bank's senior management team pursuant to a rotation system whereby KEB assigned selected employees from KEB to work at the Bank for a temporary period. Such employees returned to KEB after completion of their assignment at the Bank. This practice has continued since the initial public offering, although the Bank has reduced the total number of such officers.

KEB's continued involvement in the selection of management could result in a lesser degree of management continuity and knowledge of local market conditions than would be the case for a locally-owned and operated institution, and could therefore have an adverse impact on the Bank's operations. Both KEB and the Bank intend to use their best efforts to promote the continuity and stability of Bank management. However, no assurance can be given that the Bank will be successful in retaining any specific existing members of senior management.

MANAGEMENT OF GEOGRAPHIC EXPANSION

         The Bank's current business strategy includes expanding its operations geographically into select metropolitan areas with large Korean-American populations through the acquisition or opening of new branches and LPO's. In July 2001, the Bank opened its Silicon Valley office as a full service branch office and closed its San Jose LPO, which was opened in July 2000 in San Jose, Northern California. In May 2000 the Bank opened its first LPO, which is located in the greater Seattle area. The Bank's recent and anticipated future growth outside of its current market area could place extra demands on the Bank's Management, personnel, systems, asset quality, earnings, policies and procedures and present problems not faced when the Bank concentrated its branch network within a relatively concentrated geographic area. There can be no assurance that the Bank will be able to make all adjustments necessary to employ and retain personnel with adequate training and experience to manage the anticipated geographical expansion of the Bank which will necessitate, among other things, developing knowledge and expertise in new markets and familiarity with the laws and regulations of other states. The failure to manage such geographic expansion effectively could have a material adverse effect on the Bank's business, cash flows, financial condition and results of operations. See "Item 1. Business-General".

LOAN CONCENTRATIONS

         Approximately $395.8 million or 57.9% of the Bank's loan portfolio at December 31, 2002, and $312.0 million or 54.4% of the Bank's loan portfolio at December 31, 2001 were concentrated in commercial real estate loans. Although commercial loans generally provide for higher interest rates and shorter terms than single family residential loans, such loans generally involve a higher degree of risk, as the ability of borrowers to repay these loans is often dependent upon the profitability of the borrowers' businesses. An increase in the percentage of nonperforming assets in the Bank's commercial real estate, commercial and industrial loan portfolio may have a material impact on the Bank's financial condition and results of operations.

         The Bank's loan portfolio is also predominantly secured by real estate in California. Conditions in the California real estate market can and historically have strongly influenced the level of the Bank's nonperforming loans and its results of operations. Real estate values are affected by, among other things, changes in general or local economic conditions, changes in governmental rules or policies, the availability of loans to potential purchasers and acts of nature. In the early 1990's, the California economy experienced an economic recession that resulted in increases in the level of delinquencies and losses for the Bank as well as for many of the state's other financial institutions. Another recession in California, particularly with respect to real estate prices, or the occurrence of a natural disaster, could have a material adverse effect on the Bank. See "Poor Economic Conditions May Cause us to Incur Losses, " above.

         In addition, historically, California has experienced, on occasion, significant natural disasters, including earthquakes, brush fires and, during early 1998, flooding attributed to the weather phenomenon known as "El Nino." The availability of insurance for losses from such catastrophes is limited. The occurrence of one or more of such catastrophes could impair the value of the collateral for the Bank's real estate secured loans and adversely affect the Bank. Further, during 2002 real estate prices in Southern California, including the Los Angeles area, rose precipitously. If real estate prices were to fall in Southern California, the security for many of our real estate secured loans could be reduced and we could incur significant losses if borrowers of real estate secured loans default, and the value of our collateral is insufficient to cover our losses.

ASSET QUALITY

         The Southern California economy and the real estate market in particular suffered from the effects of a recession in the first half of the 1990's. Some of the effects of the recession were declines in property values and decreased demand for goods and services. The recession also had an adverse effect on the ability of certain borrowers to perform under the original terms of their obligations to the Bank. The Bank was adversely affected by these market conditions due to its lending focus on secured real estate loans, government guaranteed loans and other commercial loans, both unsecured and secured by real estate and other assets. Economic conditions in Southern California have again deteriorated in 2002. This deterioration, if prolonged or intensified, would likely have a material adverse effect on the cash flows of borrowers and their ability to repay outstanding loans, the value of the Bank's real estate and the demand for new loan originations and could negatively impact the Bank's financial condition or results of operations. A significant source of risk for the Bank arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loan agreements. For last three years, the Bank incurred no losses on its commercial real estate loan portfolio. The Bank has adopted underwriting and credit monitoring procedures and credit policies that Management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the Bank's loan portfolio. Such policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the Bank's financial condition or results of operations.

LOAN LOSS ALLOWANCE MAY NOT COVER ACTUAL LOANS LOSSES

         The Bank maintains an allowance for loan losses at a level which it believes is adequate to absorb any inherent losses in its loan portfolio. However, changes in economic, operating and other conditions may cause its actual loan losses to exceed its current allowance estimates. For the foreseeable future, the Bank anticipates that the allowance for loan losses will remain approximately at current levels. No assurance can be given that the amounts of the required provisions for loan losses will in fact correspond to such projections, that the actual loan growth will be consistent with projections, or that the Bank may not sustain unexpected credit deterioration or losses which would increase the required amount of the provisions, thereby adversely affecting the Bank's earnings. See Item 7. "Management Discussion and Analysis of Financial Condition and Results of Operation -- Provision for Loan Losses" and "Nonperforming Assets -- Allowance for Loan Losses."

         In addition, the FDIC and the Department of Financial Institutions, as an integral part of their respective supervisory functions, periodically review the Bank's allowance for loan losses. Such regulatory agencies may require the Bank to increase its provision for loan losses or to recognize further loan charge-offs, based upon judgments different from those of management. Any increase in the Bank's allowance required by the FDIC or the Department of Financial Institutions could adversely affect the Bank.

IMPACT OF SOUTH KOREAN ECONOMIC CONDITIONS

         Because a significant portion of the Bank's customer base is Korean-American, the Bank has historically had exposure to the economy of South Korea (the "Korean Economy") with respect to certain of its loans and credit transactions. Such exposure has consisted of (i) extensions of credit to banks in South Korea in the form of letters of credit discount transactions ("Bills Bought"); (ii) loans to borrowers in the U. S. secured by stand-by letters of credit issued by banks in South Korea ("Korean L/C Loans"); and (iii) loans to
U. S. affiliates/subsidiaries of companies in South Korea ("Korean Affiliate Loans").

         The current economic condition in South Korea is recovering from the economic crisis in late 1990's. Management closely monitors the Bank's exposure to the Korean Economy even though the Bank has not experienced any losses in connection with this type of lending for at least the past five years. The Bank also instituted new underwriting policies regarding Korean Affiliate Loans. Under the new policies the Bank will not make any new Korean Affiliate Loans unless the borrower meets all applicable underwriting criteria on a stand-alone basis. Renewals of Korean Affiliate Loans of current borrowers and amounts will be permitted on the basis of both credit factors and in consideration of parent/guarantor capacity to perform.

         In addition to the three types of credit extensions described above, the Bank has historically issued performance letters of credit on behalf of certain large, internationally-known Korean companies in connection with such companies' transactions in the U. S. The Bank has not experienced any losses with respect to such letters of credit for at least the past six years, and all of the customers for whom such letters of credit have been issued are substantial depositors which have typically maintained balances in excess of the amounts of such letters of credit. Notwithstanding the Bank's efforts to minimize its exposure to downturns in the Korean economy with respect to the above-described credit extensions, there can be no assurance that the Bank's efforts will be successful, and another significant downturn in the Korean Economy could result in significant credit losses for the Bank.

         In addition to credit risks, because the Bank's customer base is largely Korean-American, the Bank's deposit base could significantly decrease as a result of a deterioration of the Korean Economy. Management believes that this may result because some of the Bank's customers may need funds for their local businesses which may be impacted by the Korean Economy, or may temporarily withdraw deposits in order to transfer funds and benefit from gains on foreign exchange and interest rates and/or to help their relatives or parent companies in South Korea during downturns in the Korean Economy. A significant decrease in the Bank's deposits could also have a material adverse effect on the financial condition and results of operations of the Bank.

SHARES AVAILABLE FOR FUTURE SALE

         The future sale of a substantial number of shares of Common Stock by KEB, or the perception that such sales could occur, could have an adverse effect on the market price of the Common Stock.

POTENTIAL STATE TAX LIABILITY

         The Bank pays California state franchise taxes on the taxable income allocated from the combined taxable income of KEB's branches and affiliates in the United States, including the Bank, using the apportionment factors of California property, payroll and revenues over combined property, payroll and revenue of KEB's branches and its affiliates in the United States under the Water's Edge Unitary method, which applies if KEB owns more than a 50% interest in the Bank. To the extent that the Bank's taxable income, as a percentage of the combined taxable income, is more or less than the apportionment percentage, the actual California franchise tax liability and expense of the Bank may be higher or lower than if the Bank were not part of the combined KEB group. It is possible that the Bank could have no taxable income in a particular year, but that based on the taxable income of the other entities in the group, the Bank's state tax liability could be substantial. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" - "Provision for Income Taxes" and "Taxation."

COMPETITION

         The banking business in the Bank's current and intended future market areas is highly competitive with respect to virtually all products and services. While the California banking market in general is dominated by a relatively small number of major banks with many offices operating over a wide geographic area, the Bank's direct competitors in its Southern California niche market currently consist primarily of seven locally owned and operated Korean-American banks and one subsidiary of a South Korean bank which focus their businesses on Korean-American consumers and businesses. There is a high level of competition within this specific niche. While major banks have not historically focused their marketing efforts on the Bank's Korean-American customer base in Southern California, their competitive influence could increase in the future. Similar competitive factors exist in the Bank's other existing and potential geographical markets, except that more of the Bank's competition outside of Southern California comes from major or regional banks. In addition to competitive factors impacting its specific market niche, the Bank is affected by more general competitive trends in the banking industry, including intra-state and interstate consolidation, competition from non-bank sources and technological innovations. Many of the Bank's competitors have advantages over the Bank in conducting certain businesses and providing certain services, and there can be no assurance that the Bank will be able to successfully compete in its current markets or markets into which it expands. See Item 1. "Business - Competition."

EARTHQUAKES AND OTHER NATURAL DISASTERS

         Southern California, San Francisco and the Silicon Valley, where most of the Bank's properties, and most of the real and personal properties securing the Bank's loans are located, are prone to earthquakes, flooding and other natural disasters. In addition to possibly sustaining damage to its own properties, if there is a major earthquake, flood or other natural disaster, the Bank faces the risk that many of its borrowers may experience uninsured property losses, or sustained job interruption and/or loss which may materially impair their ability to meet the terms of their loan obligations. A major earthquake, flood or other natural disaster in California could have a material adverse effect on the Bank's business, financial condition, results of operations and cash flows. The Bank does not require its secured loan customers to obtain earthquake insurance on the real property securing such loans as such insurance is often unavailable or prohibitively expensive. A significant portion of the Bank's loan portfolio is secured by real property located in either Koreatown or in the garment district of downtown Los Angeles, and a substantial portion of the Bank's unsecured borrowers are located in the greater Los Angeles area. An earthquake or other natural disaster affecting the greater Los Angeles area could adversely affect the businesses of such borrowers and the properties securing the Bank's loans and result in a material adverse effect on the Bank's financial condition and results of operations.

MONETARY POLICY AND ECONOMIC CONDITIONS

         The Bank's net income depends to a large extent on its ability to maintain a favorable differential or "spread" between the rates earned on its loans and other interest-earning assets and the rates paid on its deposits and other interest-bearing liabilities. These rates are highly sensitive to many factors that are beyond the Bank's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular the Board of Governors of the Federal Reserve System. In addition, future adverse economic conditions or changes in regulatory policies or procedures could make a higher provision for loan losses prudent and could cause higher loan charge-offs, thus adversely affecting the Bank's net earnings. See
Item 1. "Business- Regulation and Supervision" and Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations - Market Risk/Interest Rate Risk Management."

GOVERNMENT REGULATION AND LEGISLATION

         The Bank is subject to extensive state and federal regulation, supervision and legislation, and the laws that govern the Bank and its operations are subject to change from time to time. These laws and regulations increase the cost of doing business and have an adverse impact on the Bank's ability to compete efficiently with other financial service providers that are not similarly regulated. Changes in regulatory policies or procedures could result in Management determining that a higher provision for loan losses was necessary and could cause higher loan charge-offs, thus adversely affecting the Bank's net earnings. There can be no assurance that future regulation or legislation will not impose additional requirements and restrictions on the Bank in a manner that will adversely affect its results of operations, cash flows, financial condition and prospects. In addition, certain transactions involving the Bank such as acquisitions or other investments by the Bank as well as any transactions involving the Bank to which KEB is a party, such as the proposed acquisition of the New York branch office of KEB will be subject to notification and/or approval requirements pursuant to the South Korean banking laws and regulations, as administered by the South Korean bank regulatory authorities in the exercise of their jurisdiction over KEB. See Item 1. "Business -
Regulation and Supervision."

ITEM 2.  PROPERTIES

         Pacific Union Bank's principal office is located at 3530 Wilshire Boulevard, #1800, Los Angeles, California. The office is leased pursuant to a 10-year term lease which expires on December 9, 2008 plus an option to renew for a term of five years. The following table sets forth information about the Bank's owned and leased properties:

        NAME                                      LOCATION                                  USE OF FACILITIES       OWNED/LEASED
        ----                                      --------                                  -----------------       ------------
Corporate Headquarters       3530 Wilshire Boulevard, #1800, Los Angeles, California         Main Office               Leased

Wilshire Office              3245 Wilshire Boulevard, Los Angeles, California                Branch Office             Leased

Olympic Office               3099 Olympic Boulevard, Los Angeles, California                 Branch Office(1)          Owned

San Francisco Office         1491 Webster Street, San Francisco, California                  Branch Office             Leased

Western Office               928 South Western Avenue, Los Angeles, California               Branch Office(2)          Leased

Garden Grove Office          9122 Garden Grove Boulevard, Garden Grove, California           Branch Office             Owned

Vermont Office               933 South Vermont Avenue, Los Angeles, California               Branch Office(3)          Owned

Downtown Office              401 East 11th Street, Suite 207, Los Angeles, California        Branch Office             Leased

Van Nuys Office              114427 Sherman Way, Van Nuys, California                        Branch Office             Leased

Torrance Office              21838 Hawthorne Boulevard, Torrance, California                 Branch Office             Leased

Rowland Heights Office       18399 East Colima Road, Rowland Heights, California             Branch Office             Leased

Cerritos Office              11900 South Street, #109, Cerritos, California                  Branch Office             Leased

Silicon Valley Office        3402 El Camino Real, Santa Clara, California                    Branch Office             Leased

----------------------
(1) International Department is located at this facility

(2) Consumer Loan Center is located at this facility

(3) SBA Department is located at this facility

ITEM 3.  LEGAL PROCEEDINGS

         From time to time, the Bank is a party to claims and legal proceedings arising in the ordinary course of business. After taking into consideration information furnished by counsel to the Bank as to the current status of these claims or proceedings to which the Bank is a party, Management is of the opinion that the ultimate aggregate liability represented thereby if any, will not have a material adverse affect on the financial condition of the Bank.

         The Bank also is currently subject to a Consent Order issued by the FDIC pursuant to Section 8(b)(1) of the Federal Deposit Insurance Act, 12 U.S.C.
Section 1818(b)(1) and which became effective on April 14, 2002. The FDIC issued the Consent Order as provided by the Consent Agreement that the Bank entered into with the FDIC. The Consent Order requires the Bank to take specific actions necessary to correct certain Bank Secrecy Act compliance deficiencies including inadequate training, internal controls and ineffective independent testing of such controls. Even before the Consent Order became effective, the Bank began taking proactive steps in 2001 to improve its BSA compliance. For example, in late 2001, the Bank implemented an enterprise-wide risk management infrastructure, which includes a comprehensive compliance program and training. This step was taken with the assistance of a leading financial services consulting firm, The Secura Group, whom the Bank retained in November 2001 to advise and assist the Bank in its compliance efforts. In addition, the Bank created a new senior executive position of Chief Risk Officer and hired the CRO in May 2002 to enhance overall Risk Management processes. Finally, to improve the overall efficiency and effectiveness of BSA monitoring, the Bank purchased a new automated BSA tracking/monitoring system which was installed in 2002 and is in the process of implementation. The Bank expects this system to be fully functional shortly, which will satisfy one of the most critical requirements of the Consent Order. The Board of Directors, Management, Officers, and employees of the Bank are fully committed to complying with all of the terms of the Consent Order. In this regard, the Bank has been working and will continue to work closely with the Bank's federal and state regulators.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        Not applicable.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

                  MARKET INFORMATION

                  The Bank's common stock is traded on the Nasdaq National Market under the symbol "PUBB." Previously, all of the capital stock of the Bank was owned by KEB, which now owns approximately 62.4% of the Bank's outstanding common stock. See "Item 1 -- Business" herein. Trading in the Common Stock of the Bank has not been extensive and such trades cannot be characterized as amounting to an active trading market. Management is aware of the following securities dealers which make a market in the Bank's stock: Sandler O'Neill & Partners, L.P., New York, New York; Hoefer & Arnett, San Francisco, California; and Wedbush Morgan Securities, Inc., Los Angeles, California ("the Securities Dealers").

                  The following table summarizes trades of the Bank's Common Stock for the last two fiscal years setting forth the approximate high and low sales prices of trading for the periods indicated, based upon information provided by the Securities Dealers. The information in the following table does not include trading activity between dealers.

                                                SALE PRICE OF
                                                 THE BANK'S           TRADING
                                                COMMON STOCK          VOLUME
            CALENDAR                            ------------          ------
          QUARTER ENDED                        HIGH        LOW        SHARES
          -------------                        ----        ---        ------
March 31, 2001.......................          12.25       9.75        721,700

June 30, 2001........................          12.55       9.77        551,500

September 30, 2001...................          12.30       9.65        307,800

December 31, 2001....................          11.15      10.05        138,500

March 31, 2002.......................          11.49      10.12        295,600

June 30, 2002........................          17.59      10.27      1,226,300

September 30, 2002...................          18.20      11.01        758,300

December 31, 2002....................          13.21       9.28        782,800

                  HOLDERS

                  On March 10, 2003 there were approximately 643 beneficial owners of the Common Stock.

                  DIVIDENDS

                  Shareholders are entitled to receive dividends only when and if dividends are declared by the Bank's Board of Directors. Although the Bank is legally able to pay cash dividends, it has been the Bank's practice, since its initial public offering, to retain the Bank's earnings for the purpose of increasing its capital to support growth. Accordingly, the Bank has paid no cash dividends in the past two fiscal years. The Bank paid 12% and 10% stock dividends in 2002 and 2001, respectively.

                  Under California law, the Bank may declare a cash dividend out of the Bank's net profits up to the lesser of the Bank's retained earnings or the Bank's net income for the last three (3) fiscal years (less any distributions made to stockholders during such period), or, with the prior written approval of the California Department of Financial Institutions, in an amount not exceeding the greatest of (i) the retained earnings of the Bank, (ii) the net income of the Bank for its last fiscal year, or (iii) the net income of the Bank for its current fiscal year. The payment of any cash dividends by the Bank will depend not only upon the Bank's earnings during a specified period, but also on the Bank meeting certain capital requirements. See "Item 1 -- Business-- Regulation and Supervision -- Capital Adequacy Requirements" herein.

                  EQUITY COMPENSATION PLAN INFORMATION

                  The following table provides information as of December 31, 2002, with respect to options outstanding and available under the Bank's 2000 Stock Option Plan, which is the Bank's only equity compensation plan other than employee benefit plans meeting the qualification requirements of Section 401(a) of the Internal Revenue Code:

                                NUMBER OF SECURITIES TO BE        WEIGHTED-AVERAGE         NUMBER OF SECURITIES
                                  ISSUED UPON EXERCISE OF         EXERCISE PRICE OF      REMAINING AVAILABLE FOR
        PLAN CATEGORY               OUTSTANDING OPTIONS          OUTSTANDING OPTIONS         FUTURE ISSUANCE
  Equity compensation plans
approved by security holders             312,239                      $11.15                     223,764


ITEM 6.  SELECTED FINANCIAL DATA

         The selected financial data presented below is derived from the Financial Statements of the Bank, which have been audited by PricewaterhouseCoopers LLP and KPMG LLP, independent accountants. The selected financial data should be read in conjunction with the audited Financial Statements and notes thereto which appear elsewhere in this Annual Report, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 below.

         The selected financial data as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002 is derived from our audited consolidated financial statements and related notes, which are included in this Annual Report. The selected financial data for prior years is derived from our audited consolidated financial statements which are not included in this Annual Report. All per share information has been adjusted for stock splits and dividends declared from time to time.

                                                                      AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                                      ------------------------------------------
                                                         2002           2001           2000           1999            1998
                                                         ----           ----           ----           ----            ----
                                                                          (DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
   Total assets ...................................   $   936,995    $   789,509    $   731,822    $   595,179     $   528,606
   Cash and due from banks ........................        24,266         26,074         32,326         40,524          27,891
   Federal funds sold .............................        62,500         42,000         61,600             --          60,000
   Federal Home Loan Bank stock ...................         3,538          1,504          1,414          2,000              --
   Securities available-for-sale ..................        64,701        139,662        150,097        143,626         115,273
   Securities held-to-maturity ....................        89,314             --          6,007         11,761          17,830
   Total loans ....................................       683,131        572,354        467,807        385,745         298,011
   Allowance for loan losses ......................         8,873          9,467          8,895          8,351           8,075
   Other real estate owned ........................            --             --            375             --              83
   Total deposits .................................       759,995        692,752        646,404        533,120         467,667
   Other borrowings ...............................            --             --             --             --              69
   Total stockholders' equity .....................       100,876         89,960         76,299         56,442          56,317
SELECTED STATEMENT OF OPERATIONS DATA:
   Interest income ................................        46,378         55,276         53,169         39,751          37,582
   Interest expense ...............................        13,311         22,204         20,126         13,616          13,071
   Net interest income before
     provision for loan losses.....................        33,067         33,073         33,043         26,135          24,511
   Provision for loan losses ......................         1,100          1,300          1,300            200           3,840
   Net interest income after
     provision for loan losses.....................        31,967         31,773         31,743         25,935          20,671
   Noninterest income .............................        12,645          9,907          9,335          8,224           8,012
   Noninterest expense ............................        25,557         23,396         22,083         20,282          20,763
   Income before income taxes .....................        19,055         18,283         18,995         13,877           7,920
   Income tax expense .............................         7,404          6,711          6,844          5,494           2,701
   Net income .....................................        11,651         11,572         12,151          8,383           5,219
   Comprehensive income(1) ........................        10,768         13,603         14,783          5,125           5,401
SHARE DATA:
   Net income per share - basic ...................   $      1.10    $      1.09    $      1.32    $      1.02     $      0.68
   Net income per share - diluted .................   $      1.09    $      1.08    $      1.32    $      1.02     $      0.68
   Book value per share ...........................          9.50           8.48           7.20           6.87            6.86
   Cash dividends .................................            --             --          8,000          5,000              --
   Weighted average common
     shares outstanding............................    10,616,017     10,600,306      9,180,807      8,213,334       7,709,845
   Year end shares outstanding ....................    10,621,554     10,606,417     10,597,254      8,213,334       8,213,334
KEY OPERATING RATIOS:
   PERFORMANCE RATIOS:
     Return on average equity(2) ..................         12.40%         13.99%         19.69%         15.05%           9.67%
     Return on average assets(3) ..................          1.34           1.41           1.84           1.50            1.04
     Interest rate spread(4) ......................          3.17           2.90           3.75           3.71            3.89
     Net interest margin(5) .......................          4.01           4.28           5.43           5.11            5.37
     Efficiency ratio(6) ..........................         55.91          54.44          52.11          59.03           63.84
     Net loans(7) to total deposits at year end ...         88.72          81.25          70.99          70.79           62.00
     Dividend payout ratio(8) .....................            --             --          65.84          59.64              --
     Average stockholders' equity to average
       total assets ...............................         10.84          10.08           9.33           9.98           10.73
   ASSET QUALITY RATIOS:
     Nonperforming loans to total loans(9) ........          0.30           0.88           0.13           1.03            3.15
     Nonperforming assets to total loans
       and other real estate owned(10) ............          0.30           0.88           0.21           1.03            3.17
     Net charge-offs to average total loans .......          0.28           0.14           0.17          (0.02)           1.27
     Allowance for loan losses to total
       loans at year end ..........................          1.30           1.65           1.90           2.16            2.71
     Allowance for loan losses to
       nonperforming loans ........................        437.96         187.09        1434.68         211.09           86.13
   CAPITAL RATIOS:
     Tier 1 capital to adjusted total assets ......         11.56          10.77          10.56          10.33           10.82
     Tier 1 capital to total risk-weighted
       assets .....................................         14.70          14.82          15.01          14.20           17.17
     Total capital to total risk-weighted
       assets .....................................         15.95          16.07          16.26          15.46           18.44

--------------------------------

(1) Comprehensive income consists of net income and net unrealized gains (losses) on securities available-for-sale.

(2)  Net income divided by average stockholders' equity.

(3)  Net income divided by average total assets.

(4) Represents the weighted average yield earned on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(5) Represents net interest income as a percentage of average interest-earning assets.

(6) Represents noninterest expense as a percentage of the sum of net interest income before provision for loan losses and total noninterest income excluding securities gains and losses.

(7) Represents total gross loans less the allowance for loan losses, deferred fees and related costs.

(8)  Represents dividends declared per share divided by net income per share.

(9) Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and restructured loans.

(10) Nonperforming assets consist of nonperforming loans and other real estate owned.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

         This discussion presents Management's analysis of the financial condition and results of operations of the Bank as of and for each of the years in the three-year period ended December 31, 2002 and includes the statistical disclosures required by SEC Guide 3 ("Statistical Disclosure by Bank Holding Companies"). The discussion should be read in conjunction with the Financial Statements of the Bank and the notes related thereto which appear elsewhere in this Form 10-K Annual Report (see Item 8 below). All share and per share information set forth herein has been adjusted to reflect stock splits and dividends declared.

         Statements contained in this report that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 as amended, including the Bank's expectations, intentions, beliefs, or strategies regarding the future. All forward looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this document are based on information available to the Bank on the date noted, and the Bank assumes no obligation to update any such forward looking statements. It is important to note that the Bank's actual results could materially differ from those in such forward-looking statements.

Factors that could cause actual results to differ materially from those in such forward looking statements are fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which the Bank conducts its operations.

CRITICAL ACCOUNTING POLICIES

         The Bank's financial statements are prepared in accordance with accounting principles generally accepted in the U.S. The financial information contained within these statements is, to a significant extent, based on approximate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, Management has identified its most critical accounting policy to be that related to the allowance for loan losses. The Bank's allowance for loan loss methodologies incorporate a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan loss that Management believes is appropriate at each reporting date.

         Quantitative factors include our historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers' sensitivity to interest rate movements and borrowers' sensitivity to quantifiable external factors including commodity and finished good prices as well as acts of nature (earthquakes, floods, fires, etc.) that occur in a particular period.

         Qualitative factors include the general economic environment in our markets, including economic conditions in Southern California and in particular, the state of certain industries. Size and complexity of individual credits in relation to lending officers' background and experience levels, loan structure, extent and nature of waivers of existing loan policies and pace of portfolio growth are other qualitative factors that are considered in our methodologies.

         As the Bank adds new products, increases the complexity of its loan portfolio, and expands its geographic coverage, it will enhance its methodologies to keep pace with the size and complexity of the loan portfolio. Management might report a materially different amount for the provision for loan losses in the statement of operations to change the allowance for loan losses if its assessment of the above factors were different. This discussion and analysis should be read in conjunction with the Bank's financial statements and the accompanying notes presented elsewhere herein, as well as the portion of this Management's Discussion and Analysis section entitled "- Financial Condition - Allowance for Loan Losses." Although Management believes the level of the allowance as of December 31, 2002 is adequate to absorb losses inherent in the loan portfolio, a decline in the regional economy may result in increasing losses that cannot reasonably be predicted at this time.

         The Bank estimates its quarterly effective income tax rate based upon a variety of factors including, but not limited to, the expected revenues and resulting pretax income for the year, the composition and geographic mix of the pretax income, the ratio of permanent differences of, and the realizability of deferred tax assets. Any changes to the estimated rate are made prospectively in accordance with the Accounting Principles Board of Opinion No.28, "Interim Financial Reporting." Additionally, management makes estimates as to the amount of the reserves, if any, that are necessary for known and potential tax exposures.

         The Bank must make a determination of fair market value ("FMV") for loans held for sale (lower of cost or market), collateral underlying loans, and a variety of matters including our investment portfolio. These FMV's are determined based on consistently applied methods which are accepted within the regulatory environment the Bank operates. Investments are marked to market according to similar or identical financial instruments available in the market at the time of the mark. For all other items, market accepted techniques such as valuations, discounted cash flow and BPO's are utilized.

GENERAL

         The Bank is a community-oriented bank focused on Korean-American niche markets in California. The Bank has grown significantly over the past five years by emphasizing personalized customer service for the Korean-speaking communities which it serves. Total assets have increased by 77.3% over this five year period. See "Item 6 - Selected Financial Data" herein.

         Over the past three years, the Bank has experienced significant balance sheet growth. Total assets increased to $937.0 million at December 31, 2002 from $789.5 million, and $731.8 million at December 31, 2001 and 2000, respectively, for increases of 18.7% and 7.9% in 2002 and 2001, respectively. Total loans increased to $683.1 million at December 31, 2002 from $572.4 million, and $467.8 at December 31, 2001 and 2000, respectively, for increases of 19.4% and 22.3% in 2001 and 2000, respectively. Total deposits increased to $760.0 million at December 31, 2002 from $692.8 million, and $646.4 million at December 31, 2001 and 2000, respectively, for increases of 9.7% and 7.2% at December 31, 2001 and 2000, respectively. For the year ended December 31, 2002, the Bank realized net income of $11.7 million or $1.10 per basic and $1.09 per diluted share compared to net income of $11.6 million or $1.09 per basic and $1.08 per diluted share for 2001 and $12.2 million or $1.32 per basic and diluted share for 2000. The Bank's return on average equity was 12.40%, 13.99% and 19.69% for the years ended December 31, 2002, 2001 and 2000, respectively. The Bank's return on average assets for the same years was 1.34%, 1.41% and 1.84%, respectively.

NET INTEREST INCOME

         The Bank's earnings depend largely upon its net interest income, which is the difference between the income received from its loan portfolio and other interest-earning assets and the interest paid on deposits and other liabilities. The net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. The Bank's net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. The Bank's net interest income is also affected by changes in the yields earned on assets and rates paid on liabilities, referred to as rate changes. Interest rates charged on the Bank's loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. Those factors are, in turn, affected by general economic conditions and other factors beyond the Bank's control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters and the actions of the FRB.

         Net interest income was $33.1 million, $33.1 million and $33.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. The weighted average targeted Federal funds rate decrease in 2002 was the primary reason that net interest income remained relatively unchanged for the year ended December 31, 2002 although total average net loans increased $71.3 million or 13.6%. The Bank's average interest-earning assets were $823.8 million, $773.3 million and $608.5 million in 2002, 2001 and 2000, respectively, representing increases of 6.5% and 27.1% in 2002 and 2001, respectively. The yield on interest-earning assets was 5.6%, 7.1% and 8.6% for 2002, 2001 and 2000, respectively, and the proportion of average net loans to average total interest-earning assets was 72.2% in 2002 compared to 67.7% in 2001 and 71.6% in 2000. The Bank's future interest income will largely depend on its ability to originate a sufficient volume of loans in its market areas. There is no assurance that the Bank will be able to sustain satisfactory loan growth in 2003. The ratio of average investment securities to average total interest-earning assets was 18.8% in 2002, compared to 21.2% and 24.8% in 2001 and 2000, respectively. The decrease in the ratio of average investment securities to average total interest-earning assets in 2002 was primarily due to sales of available-for-sale investment securities.

         The proportion of low yielding Fed funds sold to total average interest-earning assets decreased to 8.6% for 2002, compared to 10.8% for 2001, but increased in 2001 from 3.1% in 2000. The weighted average yield on Fed funds sold was 1.6%, 4.0% and 6.4% in 2002, 2001 and 2000, respectively. The yield on Fed funds sold decreased by 240 basis points to 1.6% during 2002 due to a decrease in the target weighted average Fed funds rate. The weighted average target Fed funds rate was 1.67%, 3.68% and 6.26% during 2002, 2001 and 2000, respectively.

         Interest income on loans decreased by $5.2 million or 12.2% in 2002 compared to 2001. Average net loans increased $71.3 million to $594.6 million in 2002 compared with $523.3 million in 2001. However, the interest income on loans decreased due to the decrease in loan yield of 181 basis points to 6.15% in 2002, compared with 7.96% in 2001. Interest income on loans decreased by $230,000 or 0.54% in 2001 compared to 2000. The decrease of $230,000 is net of a decrease in interest income of $8.0 million resulting from the rate decrease of 163 basis points and an increase in interest income of $7.7 million resulting from the average volume increase of $87.6 million.

         Total interest expense decreased by $8.9 million or 40.1% to $13.3 million in 2002, compared with $22.2 million in 2001. The decrease of $8.9 million in total interest expense in 2002 compared with 2001 resulted from a $9.1 million decrease due to the rate change and offset by a $255,000 increase due to the volume change of average interest-bearing liabilities. An interest expense increase of $2.1 million or 10.3% in 2001, compared with $20.1 million in 2000 resulted from a $5.9 million increase due to the volume change and was offset by a $3.8 million decrease due to the rate change of average interest-bearing liabilities. The majority of this increase was attributable to the $3.2 million increase in certificates of deposit of $100,000 or more. The average balance on time certificates of deposit of $100,000 or more decreased by $24.1 million or 8.8% to $249.2 million in 2002 which represents 44.8% of total deposits compared to $273.3 million in 2001.

         Total average interest-bearing liabilities were $555.8 million in 2002 compared to $533.0 million in 2001, representing an increase of 4.3%. The average rate paid on interest-bearing liabilities were 2.4% and 4.2% in 2002 and 2001, respectively. The decrease of 180 bps in average rate paid on interest-bearing liabilities in 2002 was primarily the result of the lower interest rate environment and the decrease in the average balance of Jumbo CDs. The interest expense on Jumbo CD's was $6.4 million in 2002 compared to $13.8 million in 2001 as a result of $24.1 million decrease in the average balance and 249 basis points decrease in the average interest rate.

NET INTEREST MARGIN

          The net interest margin for the years ended December 31, 2002, 2001 and 2000 was 4.01%, 4.28% and 5.43%, respectively. The decrease in the net interest margin in 2002 is due to the fact that a substantial portion of the interest earning assets reprice immediately after the rate change, interest-bearing liabilities reprice slower than interest-earning assets, and interest-bearing liabilities do not reprice to the same degree as interest earning assets, given a stated change in the interest rate. The average yield on interest earning assets decreased by 150 basis points due to the decreases in the targeted Federal funds rate during 2002. This decrease was partially offset by a decrease in the average rate paid on interest-bearing liabilities of 177 basis points mainly due to a decrease in the average deposit rate. The decrease in the average yield on interest earning assets was primarily due to the decrease in loan yields resulting from a decrease in the prime rate. The Bank's loans are generally tied to an index of prime rate, plus a spread.

         The net interest margin was also affected by the relative change in the mix of the Bank's interest-earning assets during 2002. The Bank's average net loans (its highest yielding assets) increased as a percentage of earning assets to 72.2% in 2002, compared 67.7% and 71.6% in 2001 and 2000, respectively. At the same time, average Fed funds (its lowest yielding earning assets) decreased to 8.6% of earning assets in 2002, compared to 10.8% in 2001, but increased compared to 3.1% of earning assets in 2000. The average U. S. government agency securities a relatively low-yielding asset decreased to 18.6% of earning assets in 2002, compared 20.4%and 22.9% of earning assets in 2001 and 2000, respectively.

         The following table shows the Bank's average balances of assets, liabilities and stockholders' equity; the amount of interest income or interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the years indicated:

              DISTRIBUTION, YIELD AND RATE ANALYSIS OF NET INCOME

                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                                        --------------------------------
                                                    2002                          2001                             2000
                                                    ----                          ----                             ----
                                                  INTEREST                       INTEREST                        INTEREST
                                        AVERAGE   INCOME/   AVERAGE    AVERAGE   INCOME/    AVERAGE    AVERAGE   INCOME/   AVERAGE
                                        BALANCE   EXPENSE  RATE/YIELD  BALANCE   EXPENSE   RATE/YIELD  BALANCE   EXPENSE  RATE/YIELD
                                        -------   -------  ----------  -------   --------  ----------  -------   -------  ----------
                                                                          (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
Loans, net(1) ........................  $594,641  $ 37,107     6.15%   $523,337  $ 42,258      7.96%   $435,778  $ 42,487      9.59%
Federal Home Loan Bank stock .........     2,362       116     4.91       1,463        75      5.13       1,776       149      8.39
Taxable investment securities:
U. S. Treasury securities ............     1,247        74     5.93       5,486       304      5.54      11,412       624      5.47
U. S. Government agencies ............   153,233     7,912     5.16     157,946     9,199      5.82     139,482     8,625      6.18
Tax-exempt investment securities:(2)
State and political subdivisions .....       167         6     3.84         201         8      3.83         197         8      3.90
Federal funds sold ...................    70,753     1,144     1.59      83,454     3,382      4.00      18,931     1,217      6.43
Interest-earning deposits ............     1,409        19     1.35       1,371        50      3.65         954        59      6.18
                                        --------  --------             --------  --------              --------  --------
Total interest-earning assets ........   823,812    46,378     5.57     773,258    55,276      7.07     608,530    53,169      8.62
                                        --------  --------             --------  --------              --------  --------
Noninterest-earning assets:
Cash and due from banks ..............    25,402                         27,391                          31,659
Bank premises and equipment, net .....     7,777                          9,658                           9,518
Other real estate owned, net .........        --                             35                             122
Customers' acceptance liabilities ....     1,041                            742                             604
Accrued interest receivable ..........     3,403                          3,956                           3,972
Other assets .........................     5,333                          5,278                           6,887
                                        --------                       --------                        --------
Total noninterest-earning assets .....    42,956                         47,060                          52,762
                                        --------                       --------                        --------
Total assets .........................  $866,768                       $820,318                        $661,292
                                        ========                       ========                        ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
Money market .........................  $118,875     2,227     1.87    $102,151     2,744      2.69    $ 83,797     2,903      3.46
Super NOW ............................     7,517        39     0.52       6,141        59      0.96       5,682        89      1.57
Savings ..............................    42,505       289     0.68      42,833       564      1.32      41,515     1,038      2.50
Time certificates of deposit
 of $100,000 or  more ................   249,205     6,413     2.57     273,266    13,820      5.06     178,514    10,591      5.93
Other time ...........................   104,355     3,180     3.05     108,587     5,015      4.62      94,769     4,948      5.22
Other borrowings .....................    33,295     1,163     3.45          38         1      2.60       8,762       557      6.25
                                        --------  --------             --------  --------              --------  --------
Total interest-bearing ...............   555,752    13,311     2.40     533,016    22,203      4.17     413,039    20,126      4.87
                                        --------  --------             --------  --------              --------  --------
Noninterest-bearing liabilities:
Demand deposits ......................   210,778                        192,589                         177,727
Other liabilities ....................     6,316                         12,010                           8,819
                                        --------                       --------                        --------
Total noninterest-bearing ............   217,094                        204,599                         186,546
Stockholders' equity .................    93,922                         82,703                          61,707
                                        --------                       --------                        --------
Total liabilities and
Stockholders' equity .................  $866,768                       $820,318                        $661,292
                                        ========                       ========                        ========
Net interest income ..................            $ 33,067                       $ 33,073                        $ 33,043
                                                  ========                       ========                        ========
Net interest spread(3) ...............                         3.17%                           2.90%                           3.75%
                                                             ======                          ======                          ======
Net interest margin(4) ...............                         4.01%                           4.28%                           5.43%
                                                             ======                          ======                          ======
Ratio of average interest-bearing
Assets to average interest-bearing ...                       148.23%                         145.07%                         147.33%
                                                             ======                          ======                          ======

--------------------------------
(1) Loans are net of the allowance for loan losses, deferred fees and related direct costs. Non-accrual loans are included in the table for computation purposes, but the foregone interest of such loans is excluded. Loan fees were $615,000, $504,000 and $405,000 for the years ended December 31, 2002,
     2001 and 2000, respectively.

(2) Yields on tax-exempt income have not been computed on a tax equivalent basis because tax-exempt securities are minimal.

(3) Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(4) Represents net interest income as a percentage of average interest-earning assets.

         The following table sets forth, for the years indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in interest rates (rate). The variances attributable to both the volume and rate changes have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the changes in each:

                  RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

                                                      YEAR ENDED                             YEAR ENDED
                                                      DECEMBER 31,                           DECEMBER 31,
                                                     2002 VS. 2001                          2001 VS. 2000
                                                     -------------                          -------------
                                                 INCREASES (DECREASES)                   INCREASES (DECREASES)
                                                   DUE TO CHANGE IN                        DUE TO CHANGE IN
                                                   ----------------                        ----------------
                                           VOLUME     RATE          TOTAL           VOLUME       RATE       TOTAL
                                           ------     ----          -----           ------       ----       -----
                                                                    (DOLLARS IN THOUSANDS)
EARNING ASSETS:
INTEREST INCOME:                           $5,267    ($10,418)     ($5,151)         $ 7,746     ($7,975)    ($ 229)
   Loans, net(1)..................
   Federal Home Loan Bank stock...             44          (3)          41              (23)        (51)       (74)
   Taxable investment securities:
     U. S. Treasury securities....           (250)         20         (230)            (328)          8       (320)
     U. S. Government agencies....           (268)     (1,020)      (1,288)           1,096        (522)       574
   Tax-exempt securities:(2)
     State and political
       subdivisions...............             (1)          -           (1)               -           -          -
   Federal funds sold.............           (452)     (1,786)      (2,238)           2,765        (600)     2,165
   Interest-earning deposits......
                                                1         (32)         (31)              20         (29)        (9)
       Total net change                    ------    --------      -------          -------     -------     ------
           in interest income.....         $4,341    ($13,239)     ($8,898)         $11,276     ($9,169)    $2,107
                                           ------    --------      -------          -------     -------     ------

DEPOSITS AND BORROWED FUNDS:
INTEREST EXPENSE:
   Money market deposits..........            402        (919)        (517)             565        (724)      (159)
   Super NOW......................             11         (31)         (20)               7         (36)       (29)
   Savings deposits...............             (4)       (271)        (275)              32        (506)      (474)
   Time certificates of deposit in
     denominations of $100,000
      or more.....................         (1,126)     (6,281)      (7,407)           4,972      (1,743)     3,229
   Other time deposits............           (189)     (1,646)      (1,835)             675        (608)        67
   Other borrowings...............          1,161           1        1,162             (354)       (203)      (557)
                                           ------    --------      -------          -------     -------     ------
       Total net change
           in interest expense....            255      (9,147)      (8,892)           5,898      (3,821)     2,077
                                           ------    --------      -------          -------     -------     ------
Change in net interest income.....         $4,086    ($ 4,092)     ($    6)         $ 5,378     ($5,348)    $   30
                                           ======    ========      =======          =======     =======     ======

------------------

(1) Loan fees net of direct cost have been included in the calculation of interest income. Loan fees were $615,000, $504,000 and $405,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Loans are net of the allowance for loan losses, deferred fees and related direct costs.

(2) Yields on tax-exempt income have not been computed on a tax equivalent basis, because the percentage of tax-exempt securities is minimal.

PROVISION FOR LOAN LOSSES

         Credit risk is inherent in making loans. The Bank sets aside an allowance for loan losses through charges to earnings. The charges are reflected in the income statement as the provision for loan losses. Specifically, the provision for loan losses represents the amount charged against current period earnings to achieve an allowance for loan losses that in Management's judgment is adequate to absorb losses inherent in the Bank's loan portfolio.

         The provision for loan losses was $1.1 million, $1.3 million and $1.3 million for the years ended December 31, 2002, 2001 and 2000, respectively. The Bank had net charge-offs of $1.7 million (including $111,000 in recoveries) in 2002, $727,000 (including $581,000 in recoveries) in 2001, $756,000 in 2000
(including $432,000 in recoveries).

         The allowance for loan losses decreased to $8.9 million at December 31, 2002, from $9.5 million at December 31, 2001. The allowance for loan losses was $8.9 million at December 31, 2000. The continual decline of allowance for loan losses as a percentage of total gross loans is a reflection of the Bank's loan portfolio growth in the commercial real estate relative to minimal charge-off history on commercial real estate loan portfolio. Based on the current migration methodology used to determine the adequacy of the allowance for loan losses, and the historically low charge-off ratio relative to its portfolio size, the reserve requirement ratio is substantially lower than for other segments of the other loan portfolio, such as commercial and industrial loan portfolio, which has a higher historical charge-off ratio. The other reserve was $100,000, $679,000 and $1.1 million for the years ended December 31, 2002, 2001, and 2000. The allowance for loan losses at December 31, 2002, as a percentage of total loans was 1.3%, compared to 1.7% and 1.9% at December 31, 2001 and 2000, respectively.

         The Bank formally assesses the allowance for loan losses on a quarterly basis. The allowance for loan losses begins with Management reviewing each individual classified, criticized loan in detail, evaluating, among other things, the adequacy of collateral, payment record, current loan status and borrower financial capacity. A loan loss allowance is assigned to each classified and criticized loan. Loans categorized as Substandard, Doubtful and Loss as well as Special Mention from this quarterly review are based upon the specifics of the loans circumstances, including updated collateral value, borrowers or guarantors financial capacity, payment record and recent conversations with the borrower. Additionally, each quarter the Bank updates its twelve-quarter loss migration analysis for commercial loan pool, six-quarter loss migration analysis for homogeneous loan pool and four-quarter loss migration analysis for credit card loan pool to drive rolling respective loan loss experience percentages. These loan pools are assigned an appropriate reserve factor based upon the Bank's historical charge off experience or a minimum floor, whichever is greater, and then accounts for qualitative adjustments that takes consideration of current conditions. The allowance is maintained at a level the Bank considers adequate to cover the inherent risk of loss associated with its loan portfolio under prevailing and anticipated economic conditions.

         For the foreseeable future, the Bank anticipates that the allowance for loan losses will remain approximately at current levels. No assurance can be given that the amounts of the required provisions will in fact correspond to such projections or that the Bank may not sustain unexpected credit deterioration or losses which would increase the required amount of the provisions. Management believes that the allowance for loan and lease losses at December 31, 2002 is adequate to absorb the known and inherent risks in the loan portfolio. However, no assurance can be given that changes in the current economic environment in the Bank's principal market area or other circumstances will not result in increased losses in the Bank's loan portfolio in the future. The procedures for monitoring the adequacy of the allowance as well as detail information concerning the allowance itself are included below under "Allowance for Loan Losses."

NONINTEREST INCOME

         The Bank generates noninterest income from service fees on deposit accounts and from other transactional and operating income in connection with remittances, letters of credit, merchant service and other activities. The following table sets forth the various components of the Bank's noninterest income for the years indicated:

                                                           NONINTEREST INCOME

                                                             FOR THE YEARS
                                                           ENDED DECEMBER 31,
                                                     ------------------------------
                                                       2002       2001       2000
                                                     --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Service charges on deposit accounts ..............   $  6,484   $  6,573   $  5,652
Remittance fees ..................................        912        918        996
Letter of credit related fees ....................        807        768        909
Net other real estate owned income ...............          -        114        357
Gain on sale of loans ............................        705          -          -
Gain on sale of securities .......................        825          -          -
Gain on sale of premise ..........................      1,194          -          -
Other operating income ...........................      1,718      1,534      1,421
                                                     --------   --------   --------
      Total ......................................   $ 12,645   $  9,907   $  9,335
                                                     ========   ========   ========
      As a percentage of average earning assets...       1.53%      1.28%      1.17%

         The Bank earns the majority of its noninterest income from service charges on deposit accounts, which amounted to $6.5 million, $6.5 million and $5.7 million in 2002, 2001 and 2000, respectively, or 51.3%, 66.3%, and 60.5% of total noninterest income in 2002, 2001 and 2000, respectively. The slight decrease in service charges on deposit accounts in 2002 mainly resulted from a decrease in fees collected due to the non-sufficient funds. The increase in 2001 in service charges was a result of fee increases implemented on various bank services in December 2000. Other operating income amounted to $1.7 million, $1.5 million and $1.4 million in 2002, 2001, and 2000, respectively. The increase in gain on sale of premises and equipment of $1.2 million was due to a sale of San Francisco branch premise. The Bank realized a $825,000 in gain on sale of investment securities and a $705,000 in gain on sale of loans including a $586,000 gain realized from the SBA loans in 2002. The Bank is planning to continue to originate and sell SBA loans in 2003. Remittance fees amounted to $912,000, $918,000 and $996,000 or 7.2%, 9.3% and 10.7% of total non-interest income in 2002, 2001, and 2000, respectively. Fees from letters of credit totaled $807,000, $768,000 and $909,000 or 6.4%, 7.8% and 9.7% of total non-interest income in 2002, 2001 and 2000, respectively.

         Other operating income was composed of various fee income from routine banking operations, such as credit card processing fees, merchant discount fees, safety deposit box rental and check printing charges, none of which were individually significant.

NONINTEREST EXPENSE

         The following table sets forth the breakdown of non-interest expense for the years indicated:

                                                       NON-INTEREST EXPENSE

                                                          FOR THE YEARS
                                                        ENDED DECEMBER 31,
                                                  ------------------------------
                                                    2002       2001       2000
                                                  --------   --------   --------
                                                      (DOLLARS IN THOUSANDS)
Salaries and employee benefits ................   $ 12,348   $ 11,946   $ 11,573
Security guards ...............................        938        868        783
Net occupancy expense .........................      2,873      2,903      2,894
Equipment expense .............................      1,384      1,247      1,078
Data processing expense .......................      1,942      1,713      1,267
Office supplies ...............................        483        553        561
Legal and professional expense ................      1,206        757        480
Advertising and public relations ..............        845        568        578
Communication related expense .................      1,035        948        926
Other operating expense .......................      2,503      1,894      1,943
                                                  --------   --------   --------
               Total ..........................   $ 25,557   $ 23,397   $ 22,083
                                                  ========   ========   ========

         Total noninterest expense was $25.6 million, $23.4 million and $22.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. The increase in 2002 was mainly attributable to an increase in other operating expenses of $696,000, legal and professional expenses of $449,000 and salaries and employee benefits of $402,000. The increase in 2001 was primarily due to an increase in salaries and employee benefits of $373,000, an increase in data processing expenses of $446,000, and an increase in legal and professional expenses of $277,000.

         Salaries and employee benefit costs totaled $12.3 million, $11.9 million and $11.6 million or 48.3%, 51.1% and 52.4% of total noninterest expenses in 2002, 2001 and 2000, respectively. The number of full-time equivalent employees was 261, 252 and 248 as of December 31, 2002, 2001, and 2000, respectively. The salaries and employee benefit costs increased by $267,000 or 2.9% in 2002 compared with 2001, and $786,000 or 9.1% in
2001 compared with 2000.

         Occupancy expense totaled $2.9 million, $2.9 million and $2.9 million or 11.2%, 12.4% and 13.1% of total noninterest expenses in 2002, 2001 and 2000, respectively. In the middle of 2002, the Bank sold its San Francisco premise and relocated its San Francisco office and in 2000, the Bank relocated the Gardena office to the city of Torrance and reduced the size of both the Rowland Heights and Van Nuys branches in furtherance of its right-sizing strategy.

         Data processing expenses totaled $1.9 million, $1.7 million and $1.3 million or 7.6%, 7.3% and 5.7% of noninterest expenses in 2002, 2001 and 2000, respectively.

         Legal and professional expenses totaled $1.2 million, $757,000 and $480,000 or 4.7%, 3.2% and 2.2% of the noninterest expenses in 2002, 2001 and 2000 respectively. The increase of $449,000 or 59.3% in 2002 compared with 2001 was primarily attributable to an increase in consulting and legal expenses for retaining an outside consultant for reviewing a bank-wide risk program. The increase of $277,000 or 57.7% in 2001 compared with 2000 was primarily attributable to an increase in legal expenses for retaining outside consultants for reviewing the Bank's operations and in connection with loan collection activities.

         Other operating expense was comprised of FDIC and state assessment on deposits expenses, SBA referral fees, sundry losses and other various expenses. Other operating expenses totaled $2.5 million, $1.9 million and $1.9 million or 9.8%, 8.1% and 8.8% of total noninterest expenses in 2002, 2001, and 2000, respectively. An increase of $609,000 or 32.2% in 2002 was mainly attributable to the increases in SBA loan referral fees and sundry loss of $144,000 and $256,000, respectively. A slight decrease of $49,000 or 2.5% in 2001 was mainly attributable to the net of increases in other loan related expenses, employee related expenses and other expenses of $118,000, $86,000, and $41,000, respectively and decrease in sundry loss of $303,000.

         The efficiency ratio, defined as the ratio of noninterest expense to the sum of net interest income before provision for loan losses and noninterest income, was 55.9%, 54.4% and 52.1% in 2002, 2001 and 2000, respectively. The efficiency ratio went slightly up in 2002 due to increased noninterest expense compared with 2001. Increased noninterest expense was primarily attributable to an increase in expenses in monitoring, training and auditing for compliance with BSA in spite of the Bank's consistent efforts to control expenses and increase revenues through improved marketing strategies.

PROVISION FOR INCOME TAXES

         The Bank had income taxes of $7.4 million, $6.7 million and $6.8 million in 2002, 2001 and 2000, respectively, resulting in effective tax rates of 38.9%, 36.7% and 36.0% for 2002, 2001 and 2000, respectively. The effective tax rate fluctuations are strongly influenced by California state franchise taxes net of Federal tax benefits under the Water's Edge Unitary method.

         Income tax expenses included $2.0 million, $611,000 and $295,500 for California franchise taxes in 2002, 2001 and 2000, respectively. The significant increase in California franchise taxes in 2002 and 2001 was mainly due to a fluctuation in taxable income of the Bank's affiliates in the United States under the Water's Edge Unitary method. The Bank accrues state franchise taxes based on the tax sharing agreement between the Bank and KEB. This agreement requires that each party pay its share of California franchise tax liability on the taxable income allocated from estimated combined net taxable income of KEB's branches and affiliates in the United States, including the Bank, using the apportionment factor of California property, payroll and revenues over combined property, payroll and revenue of KEB's branches and its affiliates in the United States under the Water's Edge Unitary method. See " Taxation" below.

         Deferred tax assets were $4.7 million, $3.3 million and $3.9 million as of December 31, 2002, 2001 and 2000, respectively. The major portion of the Bank's temporary differences involve recognizing substantially more loan loss provisions in its financial statements than it has been allowed to deduct for taxes. For tax purposes, the Bank must use the specific charge-off method for bad debt deduction, which claims deductions only to the extent that loans become wholly or partially worthless.

MARKET RISK/INTEREST RATE RISK MANAGEMENT

         Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, Management actively monitors and manages its interest rate risk exposure.

         Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Bank to attempt to control risks associated with interest rate movements. In general, Management's strategy is to match asset and liability balances within maturity categories to limit the Bank's exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time. The Bank's asset and liability management strategy is formulated and monitored by the Bank's Asset/Liability Management Committee, which is composed of executive and manager level officers from various areas of the Bank including lending, investment and deposit gathering, in accordance with policies approved by the Board of Directors. The Asset/Liability Management Committee meets regularly to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses and maturities of investments and borrowings. The Asset/Liability Management Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition, and reports regularly to the Board of Directors.

         One of the primary goals of the Bank's Asset/Liability Management Committee is to manage the financial components of the Bank so as to optimize net income under varying interest rate environments. The focus of this process is the development, analysis, implementation and monitoring of earnings enhancement strategies that provide stable earnings and capital levels during periods of changing interest rates.

         Interest rate risk occurs when assets and liabilities re-price at different times as interest rates change. Generally speaking, the rates of interest that the Bank earns on its assets, and pays on its liabilities, are established contractually for specified periods of time. Unfortunately, market interest rates change over time and if a financial institution cannot quickly adapt to interest rate changes, then as a result it may be exposed to lower profit margins or even losses. For instance, if the Bank were to fund long-term assets with short-term deposits, and interest rates were to rise over the term of the assets, the short-term deposits would rise in cost, decreasing or perhaps eliminating the prior amount of net interest income. Similar risks exist when rate sensitive assets (for example, prime rate-based loans) are funded by longer-term fixed rate liabilities in a falling interest rate environment. The FRB reduced the targeted Fed funds rate by 50 basis points in 2002 and 475 basis points in 2001 in response to a perceived economic slowdown with many economists speculating further reductions. Such reductions, if sustained, will result in a decrease in net interest income.

         In the management of interest rate risk, the Bank utilizes 1) monthly gap analysis, and 2) quarterly simulation modeling to determine the sensitivity of net interest income and economic value sensitivity of the balance sheet. These techniques are complementary and are used to provide a more accurate measurement of interest rate risk.

         Gap analysis measures the repricing mismatches between assets and liabilities. The interest rate sensitivity gap is determined by subtracting the amount of liabilities from the amount of assets that reprice in a particular time interval. A liability sensitivity results when more liabilities than assets reprice or mature within a given period. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period. At December 31, 2002, the Bank maintained a one-year gap position of $86.5 million or 9.2% of total assets because the Bank's assets tend to reprice more frequently than its liabilities over a twelve months period. The Bank will realize lower net interest income in a falling rate environment.

         The following table sets forth the interest rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities as of December 31, 2002 using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms. Actual payment patterns may differ from contractual payment patterns.

                                                                INTEREST RATE SENSITIVITY ANALYSIS
                                                                        AT DECEMBER 31, 2002
                                                                AMOUNTS SUBJECT TO REPRICING WITHIN
                                                           ----------------------------------------------
                                            0-3 MONTHS     3-12 MONTHS       1-5 YEARS      AFTER 5 YEARS      TOTAL
                                           ------------    ------------     ------------    -------------   ------------
                                                                      (DOLLARS IN THOUSANDS)
Interest-earning assets:
         Total loans(1) ................   $    513,999    $     16,128     $     56,942    $      95,397   $    682,466
         Federal Home Loan Bank stock ..          3,538               -                -                -          3,538
         Investment securities(2) ......         12,793          11,809          125,875            3,538        154,015
         Federal funds sold ............         62,500               -                -                -         62,500
         Interest-earning deposits .....            211               -                -                -            211
                                           ------------    ------------     ------------    -------------   ------------
                Total ..................        593,041          27,937          182,817           98,935        902,730
                                           ============    ============     ============    =============   ============
Interest-bearing liabilities:
         Money market ..................        126,272               -                -                -        126,272
         NOW ...........................          7,602               -                -                -          7,602
         Savings deposits ..............         44,215               -                -                -         44,215
         Time deposits of $100,000
                or more ................        154,243         102,597            1,812                -        258,652
         Other time deposits ...........         43,161          46,372           10,344                -         99,877
         Other borrowed funds ..........              -          10,000           60,000                -         70,000
                                           ------------    ------------     ------------    -------------   ------------
                Total ..................   $    375,493    $    158,969     $     72,156    $           -   $    606,618
                                           ============    ============     ============    =============   ============
Interest rate sensitivity gap ..........   $    217,548   ($    131,032)    $    110,661    $      98,935   $    296,112

Cumulative interest rate
         sensitivity gap ...............   $    217,548    $     86,516     $    197,177    $     296,112

Cumulative interest rate
         sensitivity gap ratio as a
         percentage of total assets ....          23.22%           9.23%           21.04%           31.60%

--------------
(1)Excludes non-accrual loans and including deferred loan fees.

(2)Based on maturity dates and repricing frequencies.

         Although interest rate sensitivity gap is a useful measurement and contributes to effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, the Asset/Liability Management Committee also regularly uses simulation modeling as a tool to measure the sensitivity of earnings and net portfolio value ("NPV") to interest rate changes. Net portfolio value is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. The simulation model captures all assets, liabilities, and off-balance sheet financial instruments, accounting for significant variables that are believed to be affected by interest rates. These include prepayment speeds on loans, cash flows of loans and deposits, principal amortization, call options on securities, balance sheet growth assumptions and changes in rate relationships as various rate indices react differently to market rates. The simulation measures the volatility of net interest income and net portfolio value under immediate rising or falling market interest rate scenarios in 100 basis point increments.

         The following table sets forth as of December 31, 2002 the Bank's estimated net interest income over a twelve months period and NPV based on the indicated changes in market interest rates.

                         % Change
     Change          (in Net Interest   % Change in
(in Basis Points)         Income)           NPV
-----------------    ----------------   -----------
      200                  11.56%          8.77%
      100                   5.38           4.32
        0
     -100                  -8.62          -3.49
     -125                 -10.73%         -4.37%

         As indicated above, the net interest income increases (decreases) as market interest rates rise (fall). This is due to the fact that the Bank maintained a positive gap and also a substantial portion of the interest earning assets reprice immediately after the rate change, interest-bearing liabilities reprice slower than interest-earning assets, and interest-bearing liabilities do not reprice to the same degree as interest earning assets, given a stated change in the interest rate.

The NPV increases (declines) as the interest income increases (decreases) since the change in the discount rate has a greater impact on the change in the NPV than does the change in the cash flows.

         Management believes that the assumptions used by it to evaluate the vulnerability of the Bank's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Bank's assets and liabilities and the estimated effects of changes in interest rates on the Bank's net interest income and NPV could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

         The Bank's historical strategies in protecting both net interest income and economic value of equity investments from significant movements in interest rates have involved restructuring its investment portfolio and using FHLB advances. Bank policies also permit the purchase of rate caps and floors, and engaging in interest rate swaps, although the Bank has not yet engaged in either of these activities. At December 31, 2002, the Bank had no derivative instruments outstanding.

LIQUIDITY AND CAPITAL RESOURCES

         LIQUIDITY. Liquidity is the Bank's ability to maintain sufficient cash flow to meet deposit withdrawals and loan demands and to take advantage of investment opportunities as they arise. The Bank's principal sources of liquidity have been growth in deposits and proceeds from the maturity of securities and prepayments from loans. To supplement its primary sources of liquidity, the Bank maintains $49.0 million of borrowing capacity under a collateralized line of credit with the FHLB of San Francisco. As of December 31, 2002, the Bank's available liquidity totaled $186.4 million, which was approximately 24.5% of total deposits and 71.9% of total volatile liabilities. It is the Bank's policy to maintain a minimum fund availability to total deposit and borrowing ratio of 20% and a minimum fund availability to total volatile liability ratio of 50%. The Bank considers any excessive cash holdings or balances in due from banks, overnight Fed funds sold, uncollateralized available-for-sale securities, readily marketable loans and readily available FHLB advances as fund availability. The Bank follows the regulatory definition of volatile liabilities, which is Jumbo CD's. The ratios of the average balance of Jumbo CD's to average total deposits for the years ended December 31, 2002, 2001 and 2000 were 47.7%, 51.3% and 43.2%, respectively.

         The following is a schedule by years of future net minimum rental commitments, primarily representing noncancelable operating leases and a noncancelable sublease and borrowings from Federal Home Loan Bank as of December 31, 2002.

                                       NET MINIMUM     OTHER
                                         RENTALS     BORROWINGS
                                       -----------  ------------
Year ending December 31:
        2003                           $ 1,426,777  $ 10,000,000
        2004                             1,407,250    25,000,000
        2005                             1,415,920    25,000,000
        2006                             1,207,483    10,000,000
        2007                             1,186,515            --
        Later years                      1,066,956            --
                                       -----------  ------------
                                       $ 7,710,901  $ 70,000,000
                                       ===========  ============

         As part of its service to its small to medium sized business customers, the Bank issues formal commitments and lines of credit. These commitments can be either secured or unsecured. They may be in the form of revolving lines of credit for seasonal working capital needs. These commitments may also take the form of standby letters of credit and commercial letters of credit. Commercial letters of credit facilitate import trade. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

         The following table shows the commercial commitments of the Bank as of December 31, 2002.

                                                                    COMMITMENTS EXPIRING WITHIN
                                                                       AT DECEMBER 31, 2002
                                                                           (IN THOUSANDS)

                                                                    AFTER ONE BUT
                                                      WITHIN ONE       WITHIN        AFTER FIVE
                                                         YEAR        FIVE YEARS        YEARS          TOTAL
                                                     ------------   -------------   ------------   ------------
                                                                      (DOLLARS IN THOUSANDS)
Commercial commitments:
          Loans ..................................   $     80,888   $      11,540   $         27   $     92,455
          Standby letters of credit ..............         19,556              19              -         19,575
          Commercial Letters of credit ...........          5,404               -              -          5,404
                                                     ------------   -------------   ------------   ------------
                   Total commercial commitments      $    105,848   $      11,559   $         27   $    117,434
                                                     ============   =============   ============   ============

                  The following table shows the commitments to extend credit whose contract amounts represent the amount of credit risk include the following at December 31, 2002 and 2001:

                                                        2002                              2001
                                           -------------------------------   -------------------------------
                                             OUTSTANDING      GUARANTEED       OUTSTANDING      GUARANTEED
                                               AMOUNT           AMOUNT           AMOUNT           AMOUNT
                                           --------------   --------------   --------------   --------------
Commitments to extend credit:
       Commercial loans                    $   92,454,510   $           --   $   33,810,704   $           --
       Home equity line of credit               4,325,374               --        4,409,023               --
       Credit card loans and others             6,623,348               --        6,851,421               --
Standby letters of credit                      19,575,312       19,575,312       12,096,276       12,096,276
Commercial letters of credit                    5,404,357               --        5,547,866               --

CAPITAL RESOURCES. Stockholders' equity at December 31, 2002 was $100.9 million, compared to $90.0 million and $76.3 million at December 31, 2001 and 2000, respectively. The increase of $10.9 million or 12.1% in 2002 compared with the same period of last year mainly resulted from retained earnings and was partially offset by the unrealized loss on securities classified as available-for-sale. The increase of $13.7 million or 17.9% in 2001 compared to December 31, 2000 resulted from retained earnings and unrealized gain on securities classified as available-for-sale.

         The Bank is committed to maintaining capital at a level sufficient to assure shareholders, customers and regulators that the Bank is financially sound. The Bank is subject to risk-based capital regulations adopted by the federal banking regulators. These guidelines are used to evaluate capital adequacy and are based on an institution's asset risk profile and off-balance sheet exposures. The risk-based capital guidelines assign risk weightings to assets both on and off-balance sheet and place increased emphasis on common equity. Based on the guidelines, the Bank's Tier I capital risk based capital ratio, total risk based capital ratio and leverage ratio meet or exceed 6%, 10%, and 5%, respectively. The Bank's Tier 1 and total risk based capital ratios at December 31, 2002 were 14.70% and 15.95%, respectively, compared with 14.82% and 16.07%, respectively, at December 31, 2001 and 15.01% and 16.26%, respectively at December 31, 2000. The Bank's leverage ratio was 11.56%, 10.77% and 10.56% at December 31, 2002, 2001 and 2000, respectively.

TAXATION

         FEDERAL TAXATION: The Bank is subject to those rules of federal income taxation generally applicable to corporations under the Internal Revenue Code. The Bank files its federal income taxes independently from KEB.

         BAD DEBT DEDUCTION: The Bank must use the specific charge-off method for bad debt deduction, which claims deductions only to the extent that loans become wholly or partially worthless.

         STATE TAXATION: The Bank files a separate California franchise tax return and pays California state franchise taxes on the taxable income allocated from the combined taxable income of KEB's branches and affiliates in the United States, including the Bank, using the apportionment factors of California property, payroll and revenues over combined property, payroll and revenue of KEB's branches and its affiliates in the United States under the Water's Edge Unitary method.

         Within the United States KEB currently has branches in Seattle, Chicago, New York City and Los Angeles. For purposes of the Water's Edge Unitary method the taxable income from all these entities is combined. The percentage of this combined income taxable to the Bank in California is the percentage derived by taking the Bank's apportionment factors over the total apportionment factors. To the extent that the Bank's taxable income, as a percentage of the combined taxable income, is more or less than the apportionment percentage, the actual California franchise tax liability and expense of the Bank would differ from the amount determined if the Bank was not part of the combined group. For instance, even if the Bank had no taxable income, a tax liability and expense could exist to the extent that the other entities did have taxable income. It is possible that the Bank could have no taxable income in a particular year, but that based on the taxable income of the other entities in the group, the Bank's state tax liability could be significant.

IMPACT OF INFLATION; SEASONALITY

         The impact of inflation on a financial institution differs significantly from such impact on other companies. Banks, as financial intermediaries, have assets and liabilities that tend to move in concert with inflation both as to interest rates and value. This is especially true for the Bank, with a high percentage of interest rate-sensitive assets and liabilities. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. The Bank attempts to structure its mix of financial instruments and manage its interest rate sensitivity gap in order to minimize the potential adverse effects of inflation or other market forces on its net interest income and therefore its earnings and capital. See " Market Risk/ Interest Rate Risk Management" above. The effect of inflation on premises and equipment as well as noninterest expense has generally not been significant. The Bank's business is generally not seasonal.

                               FINANCIAL CONDITION

SUMMARY

         The Bank's average total assets were $866.8 million, $820.3 million and $661.3 million in 2002, 2001, and 2000, respectively. The increase of $46.5 million or 5.7% in 2002 compared to 2001 was primarily due to the increase in average loan portfolio of $71.3 million offset by the decreases in Federal funds sold and available for sale securities by $12.7 million and $5.1 million, respectively. The increase of $159.0 million or 24.0% in 2001 was primarily due to the increases in average loan portfolio, Federal funds sold and available for sale securities by $87.6 million, $64.5 million and $18.1 million, respectively.

         Total nonperforming assets at December 31, 2002 were $2.0 million, compared to $5.1 million and $995,000 at December 31, 2001 and 2000, respectively. Total nonperforming assets were 0.22% of total assets at December 31, 2002 compared to 0.64% and 0.14% of total assets at December 31, 2001 and 2000, respectively. See " Nonperforming Assets."

         During this same three year period, the Bank's average deposits showed a continual growth pattern. Average total deposits were $733.2 million, $725.6 million and $582.0 million in 2002, 2001 and 2000, respectively, representing an increase of $7.7 million or 1.06% in 2002 and $143.6 million or 24.7% in 2001.

         At December 31, 2002 total assets were $937.0 million, compared to $789.5 million at December 31, 2001. Gross loans were $683.1 million at December 31, 2002 compared to $572.4 million at December 31, 2001. Total deposits were $760.0 million at December 31, 2002 compared to $692.8 million at December 31, 2001.

LOAN PORTFOLIO

         Total loans outstanding as of December 31, 2002 were $683.1 million, compared to $572.4 million and $467.8 million at December 31, 2001 and 2000, respectively. Total loans comprised 72.9% of total assets at December 31, 2002, compared with 72.5% and 63.9% of total assets at December 31, 2001 and 2000, respectively. Total gross loans increased by $110.8 million or 19.4% in 2002. The net increase in total loans is attributable to a $84.5 million increase in commercial real estate secured loans, a $6.7 million increase in installment loans, a $14.8 million increase in commercial and industrial loans, a $21.2 million increase in other loans, which consists predominantly of SBA loans, and offset by a $19.1 million decrease in residential real estate loans.

         The following table set forth the composition of the Bank's loan portfolio as of the dates indicated:

                                                         LOAN PORTFOLIO COMPOSITION

                                                               AT DECEMBER 31,
                                                               ---------------
                                              2002                    2001                    2000
                                              ----                    ----                    ----
                                                  PERCENT                 PERCENT                 PERCENT
                                       AMOUNT     OF TOTAL     AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                     ----------  ----------  ----------  ----------  ----------  ----------
                                                              (DOLLARS IN THOUSANDS)
Commercial and industrial(1) ......  $  125,363       18.35% $  110,514       19.31% $   90,827       19.42%
Term Federal funds sold ...........           -           -           -           -           -           -
Installment loans, net ............      21,225        3.11      14,521        2.54      17,398        3.72
Real estate loans:
      Commercial ..................     395,807       57.94     311,326       54.39     250,477       53.54
      Home mortgage ...............      37,459        5.48      56,558        9.88      56,623       12.10
Home equity .......................       5,993        0.88       4,697        0.82       4,724        1.01
Other(2) ..........................      78,179       11.44      57,349       10.02      37,124        7.94
Trade Finance .....................      12,488        1.83       7,990        1.40       9,061        1.94
Bills Bought(3) ...................       6,617        0.97       9,399        1.64       1,573        0.33
                                     ----------  ----------  ----------  ----------  ----------  ----------
Total loans(4) ....................  $  683,131      100.00% $  572,354      100.00% $  467,807      100.00%
                                     ==========  ==========  ==========  ==========  ==========  ==========

                                                         LOAN PORTFOLIO COMPOSITION

                                                               AT DECEMBER 31,
                                                               ---------------

                                              1999                    1998
                                              ----                    ----
                                                  PERCENT                 PERCENT
                                       AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                     ----------  ----------  ----------  ----------
                                                  (DOLLARS IN THOUSANDS)
Commercial and industrial(1) ......  $   86,483       22.42% $   68,491       22.98%
Term Federal funds sold ...........           -           -      20,000        6.71
Installment loans, net ............       8,984        2.33      13,357        4.48
Real estate loans:
      Commercial ..................     178,740       46.34     129,824       43.57
      Home mortgage ...............      51,579       13.37      33,855       11.36
Home equity .......................       4,122        1.07       4,658        1.56
Other(2) ..........................      24,187        6.27      19,758        6.63
Trade Finance .....................       9,521        2.47       8,068        2.71
Bills Bought(3) ...................      22,129        5.73           -           -
                                     ----------  ----------  ----------  ----------
Total loans(4) ....................  $  385,745      100.00% $  298,011      100.00%
                                     ==========  ==========  ==========  ==========

---------------

(1) Includes Korean L/C Loans and Korean Affiliate Loans. See " Loans Involving Country Risk."

(2) Consists predominantly of SBA loans.

(3) See " Loans Involving Country Risk."

(4) Net of unearned income and participation loans sold.

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATE

                  The following table shows the maturity distribution and repricing intervals of the Bank's outstanding loans as of December 31, 2002. In addition, the table shows the distribution of such loans between those with variable or floating interest rates and those with fixed or predetermined interest rates. The table includes deferred loan fees of $1.3 million at December 31, 2002.

                                                                        LOAN MATURITIES AND REPRICING SCHEDULE

                                                                              AFTER ONE BUT
                                                                WITHIN ONE        WITHIN        AFTER FIVE
                                                                   YEAR         FIVE YEARS        YEARS           TOTAL
                                                              --------------  --------------  --------------  --------------
                                                                               (DOLLARS IN THOUSANDS)
Commercial loans(1) ........................................  $      454,664  $       39,201  $       66,073  $      559,938
Installment loans ..........................................           5,595          15,629               -          21,224
Home equity ................................................             465               -           5,553           6,018
Other(2) ...................................................          75,462           2,653              64          78,179
Trade Finance ..............................................          12,488               -               -          12,488
Bills Bought(3) ............................................           6,617               -               -           6,617
                                                              --------------  --------------  --------------  --------------
                Total ......................................  $      555,291  $       57,483  $       71,690  $      684,464
                                                              ==============  ==============  ==============  ==============
Loans with variable (floating) interest rates ..............  $      544,805  $           27  $        5,553  $      550,385
Loans with predetermined (fixed) interest rates ............  $       10,486  $       57,456  $       66,137  $      134,079

-------------
(1) Includes commercial and industrial loans and real estate loans

(2) Consists predominantly of SBA loans.

(3) See" Loans Involving Country Risk" below.

         COMMERCIAL LENDING-GENERAL. The Bank offers an array of commercial loan products catering primarily to the needs of the Korean-American community. Commercial loans offered by the Bank consist of three primary categories: commercial real estate loans, commercial business loans, and international trade finance. Commercial loans also include Korean L/C Loans and Korean Affiliate Loans, which amounted to $17.4 million and $10.2 million, respectively, at December 31, 2002. See "Loans Involving Country Risk" below.

         COMMERCIAL REAL ESTATE LOANS. The Bank offers mini-perm commercial real estate loans secured by commercial, special use, or industrial buildings where the loan's repayment source generally comes from tenants, or a business, that fully or partially occupy the building. The majority of properties that secures commercial real estate loans are located in Southern California. After the recession in the California real estate market in the early 1990's the Bank strengthened its loan underwriting policies for these loans by adopting various policies, such as centralized appraisal review by a loan review officer, and the requirement of an annual physical inspection and valuation of the property.

         The Bank has established general underwriting guidelines for commercial property real estate loans requiring a maximum loan-to-value ratio ("LTV") of 65% or the lesser of the appraised value or the purchase price. The Bank's underwriting policies also require that the properties securing commercial real estate loans have debt service coverage ratios of at least 1.25:1 for investor-owned property. Additionally, for owner-occupied properties, the Bank expects additional debt service capacity from the business itself. As additional security, the Bank generally requires personal guaranties when the commercial real estate loans are extended to corporations, limited partnerships, and other legal entities.

         Commercial real estate loans are in all cases secured by first deeds of trust, are generally for a term extending no more than seven years and are amortized up to 20 to 25 years. The majority of the commercial real estate loans currently being originated contain interest rates tied to the Wall Street Journal prime rate that adjusts with changes in the federal discount rate. The Bank also extends commercial real estate loans with fixed rates due to the high demand for fixed rate loans.

         As of December 31, 2002, commercial real estate loans totaled $395.8 million, compared with $311.3 million at December 2001 and $250.5 million at December 31, 2000. Total commercial real estate loans comprised 57.9% of total gross loans, compared with 54.4% at December 31, 2001 and 53.5% at December 31, 2000. The increase of $84.5 million or 27.1% during 2002, $60.8 million or 24.3% during 2001 and of $71.7 million or 40.1% during 2000 was primarily due to the Bank's emphasis on increasing its local loan origination activities in recognition of the continuing strength of the real estate market in Southern California. During these periods, the Bank sought to increase its loans to local customers through the active marketing of its loan products, more competitive pricing policies based on loan quality and faster processing of loan applications.

         COMMERCIAL BUSINESS LOANS. The Bank originates commercial business loans to facilitate permanent working capital and to finance business acquisitions, fixed asset purchases, accounts receivable and inventory financing. These term loans to businesses generally have terms of up to five years, interest rates tied to the Bank's prime rate and may be secured in whole or part by owner-occupied real estate. As of December 31, 2002, the Bank had a total of $125.4 million in commercial business loans representing 18.4% of total gross loans, including $80.1 million in term loans and $42.3 million in commercial lines of credit. This represents an increase of $14.8 million or 13.4% in 2002 compared to 2001 and $19.7 million or 21.7% in 2001 compared to 2000. These increases are attributable to increased loan origination for business loans to finance business acquisitions and to facilitate permanent working capital.

         Underwriting guidelines for commercial business loans include evaluation of the borrower's quality of operations and management, specific use of loan proceeds and proper identification of the repayment source. The loan proceeds are advanced against security interests in blanket asset coverage, and equipment loans are advanced against underlying specific equipment. When appropriate, the Bank may require additional collateral with a lien on real estate. Guaranties are generally required of borrowers other than individuals.

         In addition to term loans, the Bank offers commercial revolving lines of credit to finance accounts receivable and inventory on a short term basis, usually less than one year. This short term financing enables borrowers to finance their cash needs during a business cycle and repay shortly thereafter. In recognition of the rapidly changing small business credit market, the Bank introduced a new unsecured, small business commercial loan product in 1999 that streamlines the application process with a single simplified application. The applicant is approved based on established approval criteria, such as length of business experience, banking relationship and status of applicant's personal credit history. The maximum loan amount allowed for this product is $70,000 per borrower.

         TRADE FINANCE. For the purpose of financing overseas transactions, the Bank provides short term trade financing to local borrowers in connection with the issuance of letters of credit to overseas suppliers/sellers. As of December 31, 2002, such trade financing totaled $12.5 million and represented 1.8% of total gross loans. Pursuant to such letters of credit, the Bank extends credit to the borrower by providing assurance to the borrower's foreign suppliers that payment will be made upon shipment of goods. Upon shipment of goods, and when the letters of credit are negotiated by the foreign suppliers, the borrower's inventory is financed by the Bank under the approved line of credit facility. The typical term of trade finance is 90 days. The underwriting procedure for this type of credit is the same as the procedure for commercial business loans.

         CONSUMER LENDING-GENERAL. The Bank offers a wide range of consumer loan products. The primary component of the Bank's consumer loans are residential real estate loans, followed by automobile loans, home equity loans, cash secured loans and credit cards. Other lesser amounts are comprised of reserve and personal loans. All processing of residential real estate loans, automobile and credit card loans are centralized at the Bank's Consumer Loan Center.

         RESIDENTIAL REAL ESTATE LOANS. The Bank offers residential real estate loans, comprised of both variable and fixed rate, 1-4 unit single family residence, first trust deed loans. As a portfolio lender, the Bank retains the loans and the servicing rights on these loans. Substantially all residential real estate loans involve properties located in the Bank's primary lending area. As of December 31, 2002, residential real estate loans totaled $37.5 million and represented 5.5% of total gross loans.

         The Bank extends residential real estate loans with an LTV of up to 80% for loan amounts up to $650,000, and an LTV of up to 75% for loan amounts in excess of $650,000 for owner occupied property. The maximum loan amount for this type of loan is $1 million. For non-owner occupied properties, the Bank requires an LTV of at least 70% for loan amounts up to $500,000. The Bank does not make loans of more than $500,000 for non-owner occupied properties. A majority of the residential real estate loans originated by the Bank are 5-year balloon, fixed rate loans, amortizing up to 30 years. The Bank also originates a variety of ARM loans with low initial interest rates fixed for the first six months and which adjust semi-annually thereafter. All ARM loans are tied to the 11th District Cost of Funds Index.

         Apart from portfolio residential real estate lending, the Bank established loan brokering agreements with several major mortgage lenders in the first quarter of 2002. The new program provides an opportunity for the Bank to provide an additional variety of residential real estate loans offered by major lenders while earning income from the transactions. As an agent of those major lenders, the Bank is taking mortgage loan applications, collecting and processing applicant and property information according to each lender's specific program guidelines, and submitting such processed packages to a lender for approval and funding. In connection with these loan brokering activities, the Bank is responsible for ensuring that no fraud or material misrepresentations are committed by the borrowers when obtaining the loans, and is subject to a repurchase obligation if such fraud or material misrepresentations occur. In order to reduce the risks associated with such repurchase obligations, the Bank has strengthened its due diligence and underwriting criteria for such brokered loans.

         HOME EQUITY LINES AND LOANS. The Bank offers home equity loans and lines of credit secured by second deeds of trust on 1-4 unit single family residences. At December 31, 2002, total outstanding balances for home equity lines of credit totaled $5.6 million, representing 0.8% of total loans. As of December 31, 2002, home equity loans totaled $465,000 and represented 0.1% of total loans. The Bank also originates cash secured loans and automobile loans, which totaled $5.2 million and $15.8 million, respectively; credit cards which totaled $2.7 million; and others loans (personal and reserve loans) which totaled $270,000, at December 31, 2002.

         INSTALLMENT LOANS. The Bank offers automobile loans up to 100% of purchase price in case of new automobile or wholesale price listed on Kelly's Blue Book in case of used automobile for loan amounts up to $50,000. The maximum term Bank offers is up to 72 months. As of December 31, 2003, the outstanding balance totaled $15.8 million. The Bank also originates cash secured loans, which totaled $5.2 million at December 31, 2002.

         OTHER. Other loans at December 31, 2002 totaled $78.2 million or 11.4% of total gross loans. Of this amount, $74.6 million or 95.4% were SBA loans and the remainder were loans and loan participations in approximately ten programs organized under the Community Reinvestment Act, credit cards and a very small balance of reserve accounts (for overdraft protection). The SBA currently guarantees from 75% to 80% of the principal and accrued interest of SBA loans. Loans are provided to eligible applicants or small businesses to finance working capital and the purchase of equipment or real estate. Depending on the use of proceeds, the loan term may range from seven to twenty-five years. The Bank attained its "PLP" (Preferred Lenders Program) with the SBA in 1999, which status permits the Bank to approve SBA guaranteed loans directly. Since June 2001, the Bank purchased SBA guaranteed loans from the secondary market for $33.8 million primarily to reduce its high liquidity position. The purchased loans are 100% secured by the US Small Business Administration. Total SBA loans outstanding as of December 31, 2002 were $74.6 million, compared to $53.4 million and $33.2 million at December 31, 2001 and 2000, respectively. The increase of $21.2 million or 39.7%
during 2002 was primarily due to purchases of SBA guaranteed loans for $15.5 million. During 2002, $9.1 million of SBA loans were sold to the secondary market.

         LOANS INVOLVING COUNTRY RISK. The Bank has historically made the following three types of credit extensions involving exposure to the Korean
Economy: (i) extensions of credit to banks in South Korea in the form of Bills Bought transactions ("Bills Bought"); (ii) loans to borrowers in the U. S. secured by stand-by letters of credit issued by banks in South Korea ("Korean L/C Loans"); and (iii) loans to U. S. affiliates/subsidiaries, whose parent company is located in South Korea ("Korean Affiliate Loans"). As a policy of the Bank, all loans involving exposure to the Korean Economy are monitored at regular intervals and reported on to the Bank's Board of Directors.

         The following table sets forth the amounts of outstanding loans in the above three categories as of the years indicated for South Korea, which is the only country as to which the Bank's total outstandings exceeded one percent (1%) of the Bank's total assets.

                                LOANS INVOLVING COUNTRY RISK
                                      AT DECEMBER 31,
                                      ---------------
CATEGORY                          2002      2001      2000
--------                        --------  --------  --------
                                   (DOLLARS IN THOUSANDS)
Bills Bought .................  $  6,617  $  9,399  $  1,573

Korean L/C Loans(1) ..........    17,350     8,700    11,607

Korean Affiliate Loans(2) ....    10,179     9,775     4,430
                                --------  --------  --------
      Total                     $ 34,146  $ 27,874  $ 17,610

---------------

(1) In addition, the Bank had unfunded commitments for Korean L/C Loans in the amounts of $2.7 million, $3.2 million and $3.1 million as of December 31, 2002, 2001 and 2000, respectively.

(2) In addition, the Bank had unfunded commitments for Korean Affiliate Loans in the amounts of $10.2 million, $5.4 million and $8.5 million as of December 31, 2002, 2001 and 2000, respectively.

         Bills Bought represents negotiations of multiple short term acceptances drawn under normal commercial letters of credit, and refinancing of sight transactions under similar letters of credit. These transactions are exclusively handled by the Bank's International Department. As of December 31, 2002, the Bank had total outstanding Bills Bought of $6.6 million compared to $9.4 million and $1.6 million outstanding at December 31, 2001 and 2000, respectively. The Bank evaluates the banks in Korea involved in Bills Bought transactions primarily according to publicly available long-term debt and deposit ratings as provided by Moody's, Standard and Poors or other accepted international rating agencies. The Bank has never experienced any losses with respect to such Bills Bought.

         As of December 31, 2002, the Bank had $17.4 million in Korean L/C Loans, compared to $8.7 million and $11.6 million at December 31, 2001 and 2000, respectively. The Bank also had unfunded commitments for Korean L/C Loans of $2.7 million as of December 31, 2002. These loans are short-term commercial and industrial loans to U. S. borrowers whose business is located and operated in California. The Bank plans to continue extending this type of credit in the future in order to encourage its relationship banking with local customers who are recent immigrants from South Korea and may not yet have adequate credit histories in the U.S. to support more traditional loan products. Some of these domestic borrowers may be subsidiaries of Korean corporations. The Bank evaluates the banks in South Korea from which letters of credit are accepted primarily according to the same procedure described above for Bills Bought transactions.

         Korean Affiliate Loans totaled $10.2 million as of December 31, 2002, compared to $9.8 million and $4.4 million at December 31, 2001 and 2000, respectively. The Bank also had unfunded commitments for Korean Affiliate Loans of $10.2 million as of December 31, 2002, compared to $5.4 million and $8.5 million at December 31, 2001 and 2000. The aggregate loans outstanding and commitments at December 31, 2002, 2001 and 2000 were $20.3 million, $15.2 million and $12.9 million, respectively. Due to certain historical losses with this type of loan, the Bank instituted a policy in 1999 of not making any new Korean Affiliate Loans unless the borrower meets all applicable underwriting criteria on a stand-alone basis. Renewals of Korean Affiliate Loans of current borrowers and amounts will be permitted on the basis of both credit factors and in consideration of parent/guarantor capacity to perform. As of December 31, 2002, no Korean Affiliate Loans were considered nonperforming by Management. See "-- Nonperforming Assets." All of the Korean Affiliate Loans outstanding at December 31, 2002 represented loans or lines of credit which have been renewed under the current underwriting policies.

         In addition to the three types of credit extensions listed above, the Bank has historically issued performance letters of credit, which are considered off-balance sheet items, on behalf of certain large, internationally-known Korean companies in connection with such companies' transactions in the U. S. Such performance letters of credit totaled $6.2 million, $5.1 million and $4.4 million as of December 31, 2002, 2001 and 2000, respectively. The Bank has never experienced a demand for payment from the beneficiaries to such letters of credit, and all of the customers for whom such letters of credit have been issued are substantial depositors which have typically maintained balances in excess of the amounts of such letters of credit.

NONPERFORMING ASSETS

         Nonperforming assets are comprised of loans on non-accrual status, loans 90 days or more past due and still accruing interest, loans restructured where the terms of repayment have been renegotiated resulting in a reduction or deferral of interest or principal, and other real estate owned ("OREO"). Management generally places loans on non-accrual status when they become 90 days past due, unless they are both fully secured and in process of collection. Loans may be restructured by Management when a borrower has experienced some change in financial status causing an inability to meet the original repayment terms, where the Bank believes the borrower will eventually overcome those circumstances and repay the loan in full. OREO consists of real property acquired through foreclosure on the collateral underlying defaulted loans. OREO acquired in settlement of loans is carried at fair value, less estimated costs to sell. Any excess loan balance over the fair value, less selling costs at the time of acquisition, is charged off to the allowance for loan losses.

         The following table provides information with respect to the components of the Bank's nonperforming assets as of the dates indicated:

                                                                           NONPERFORMING ASSETS
                                                                              AT DECEMBER 31,
                                                                              ---------------
                                                                2002      2001      2000      1999      1998
                                                              --------  --------  --------  --------  --------
                                                                        (DOLLARS IN THOUSANDS)
NONACCRUAL LOANS:(1)
Commercial and industrial(2) ...............................  $  1,091  $  1,043  $    149  $  1,625  $  2,782
Installment loans, net .....................................        28         4         8        35        40
Real estate loans:
         Commercial ........................................         -     3,374         -     1,464     5,694
         Home mortgage .....................................       805       197         -       232       285
Home equity ................................................         -       130        68        95        20
Other(3) ...................................................        74       273       335        25        17
Trade Finance ..............................................         -         -         -         -         -
Bills Bought(4) ............................................         -         -         -         -         -
                                                              --------  --------  --------  --------  --------
               Total .......................................     1,998     5,021       560     3,476     8,838
LOANS 90 DAYS OR MORE PAST DUE AND STILL
         ACCRUING (AS TO PRINCIPAL OR INTEREST):
Commercial and Industrial(2) ...............................  $      -  $      -  $      -  $      -  $      -
Installment loans, net .....................................         -         -         -         -         -
Real estate loans:
         Commercial ........................................         -         -         -         -         -
         Home mortgage .....................................         -         -         -         -         -
Home equity ................................................         -         -         -         -         -
Other(3) ...................................................        28        39        42        23        49
Trade Finance ..............................................         -         -         -         -         -
Bills Bought(4) ............................................         -         -         -         -         -
                                                              --------  --------  --------  --------  --------
               Total .......................................        28        39        42        23        49
RESTRUCTURED LOANS:(5)
Commercial and industrial(2) ...............................  $      -  $      -  $      -  $      -  $     21
Installment loans, net .....................................         -         -         -         -         -
Real estate loans:
         Commercial ........................................         -         -         -       457       467
         Home mortgage .....................................         -         -         -         -         -
Home equity ................................................         -         -         -         -         -
Other(3) ...................................................         -         -        18         -         -
Trade Finance ..............................................         -         -         -         -         -
Bills Bought(4) ............................................         -         -         -         -         -
                                                              --------  --------  --------  --------  --------
              Total ........................................         -         -        18       457       488
                                                              --------  --------  --------  --------  --------
Total nonperforming loans ..................................     2,026     5,060       620     3,956     9,375
Other real estate owned ....................................         -         -       375         -        83
                                                              --------  --------  --------  --------  --------
              Total nonperforming assets ...................  $  2,026  $  5,060  $    995  $  3,956  $  9,458
                                                              ========  ========  ========  ========  ========
Nonperforming loans as a percentage
         of total gross loans ..............................      0.30%     0.88%     0.13%     1.03%     3.15%
Nonperforming assets as a percentage
         of total gross loans and other real estate owned ..      0.30%     0.88%     0.21%     1.03%     3.17%
Allowance for loan losses as a percentage
         of nonperforming loans ............................    437.96%   137.09%  1434.68%   211.09%    86.13%

-----------------
(1) During the year ended December 31, 2002, additional interest income of approximately $41,000 would have been recorded if these loans had been paid in accordance with their original terms and had been outstanding throughout the applicable year then ended or, if not outstanding throughout the applicable year then ended, since origination.

(2) Includes Korean L/C Loans and Korean Affiliate Loans. See "-- Loans Involving Country Risk" above.

(3) Consists predominantly of SBA loans.

(4) See -- Loans Involving Country Risk" above.

(5) A "restructured loan" is one where the terms of which were renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

         The total nonperforming assets at December 31, 2002 was $2.0 million, compared to $5.1 million and $995,000 at December 31, 2001 and 2000, respectively. Total nonperforming assets were 0.22% of total assets at December 31, 2002 compared to 0.64% and 0.14% of total assets at December 31, 2001 and 2000, respectively. Total nonperforming loans decreased $3.1 million to a total of $2.0 million at December 31, 2002 compared to an increase of $4.1 million from the same period of 2000 to $5.1 million at December 31, 2001 compared with total nonperforming loans of $995,000 at December 31, 2000. The decrease at December 31, 2002 from the same period of 2001 was primarily attributable to an elimination by note sale and a payoff of loans to related borrowers to whom the Bank extended two commercial real estate secured loans totaling $3.0 million. The Bank recognized a gain from the note sale.

         There is no outstanding OREO at December 31, 2002.

ALLOWANCE FOR LOAN LOSSES

         Credit risk is inherent in making loans. The Bank sets aside an allowance for loan losses through charges to earnings. The charges are reflected in the income statement as the provision for loan losses. Loans are promptly charged against the allowance when, in Management's opinion, they are deemed uncollectable, although the Bank continues to aggressively pursue collection efforts.

         The Bank formally assesses the adequacy of the allowance on a quarterly basis. The allowance is maintained at a level the Bank considers adequate to cover the inherent risk of loss associated with its loan portfolio under prevailing and anticipated economic conditions. In determining the adequacy of the allowance for loan losses, Management takes into consideration growth trends in the portfolio, examination by financial institution supervisory authorities, prior loan loss experience by the Bank, concentrations of credit risk, delinquency trends, general economic conditions, the interest rate environment and internal and external credit reviews, including (i) detailed analysis of individual loans for which full recovery may not be assured, (ii) loss migration methodology results and (iii) peer group loan loss allowance data.

         This process involves judgmental discretion, and eventual losses may therefore differ from even the most recent estimates. Due to these limitations, the Bank assumes that there are losses inherent in the current loan portfolio which will be sustained, but which have not yet been identified.

         Management believes that the allowance is adequate to absorb losses as they arise. However, no assurance can be given that changes in the current economic environment in the Bank's principal market area or other circumstances will not result in increased losses in the Bank's loan portfolio in the future.

         The table below summarizes the activity in the Bank's allowance for loan losses for the years indicated:

                                                                     ALLOWANCE FOR LOAN LOSSES
                                                                      YEARS ENDED DECEMBER 31,
                                                                      ------------------------
                                                           2002       2001       2000       1999        1998
                                                         --------   --------   --------   --------    --------
                                                                         (DOLLARS IN THOUSANDS)
BALANCES:
         Average total loans outstanding during year ..  $603,654   $532,441   $444,287   $317,500    $295,788
                                                         ========   ========   ========   ========    ========
         Total gross loans outstanding
             at end of year ...........................  $683,131   $572,354   $467,807   $385,745    $298,011
                                                         ========   ========   ========   ========    ========
ALLOWANCE FOR LOAN LOSSES:
         Balances at beginning of year ................  $  9,467   $  8,895   $  8,351   $  8,075    $  7,980

         Charge-offs:
              Commercial and industrial(1) ............     1,479      1,094        567        962       2,911
              Installment loans, net ..................        18          -         33         17          80
              Real estate loans:
                  Commercial ..........................         -          -          -        457         623
                  Home mortgage .......................         -          -          -          -           -
              Home equity .............................         -          -          -          -         210
              Other(2) ................................       250        214         96        140         227
              Trade Finance ...........................        58          -        492          -          10
              Bills Bought(3) .........................         -          -          -          -           -
                                                         --------   --------   --------   --------    --------
                  Total charge-offs ...................     1,805      1,308      1,188      1,576       4,061

         Recoveries:
              Commercial and industrial(1) ............        70        525        282      1,098         199
              Installment loans, net ..................         -          9         14          3          42
              Real estate loans:
                  Commercial ..........................        10          -         73        304           7
                  Home mortgage .......................         -          -          0          -           -
              Home equity .............................         1          -         45        229          67
              Other(2) ................................        30         23         16         18           1
              Trade Finance ...........................         -         24          2          -           -
              Bills Bought(3) .........................         -          -          -          -           -
                                                         --------   --------   --------   --------    --------
                  Total recoveries ....................       111        581        432      1,652         316

         Net loan charge-offs (recoveries) ............     1,694        727        756        (76)      3,745
         Provision for loan losses ....................     1,100      1,300      1,300        200       3,840
                                                         --------   --------   --------   --------    --------
         Balance at end of year .......................  $  8,873   $  9,467   $  8,895   $  8,351    $  8,075
                                                         ========   ========   ========   ========    ========
RATIOS:
         Nonperforming loans to total loans ...........      0.30%      0.88%      0.13%      1.03%       3.15%
         Nonperforming assets to total loans
              and other real estate owned .............      0.30       0.88       0.21       1.03        3.17
         Allowance for loan losses to total
              loans at year end .......................      1.30       1.65       1.90       2.16        2.71
         Allowance for loan losses to total
              nonperforming loans .....................    437.96     187.09    1434.68     211.09       86.13
         Net loan Charge-offs to allowance
              for loan looses at end of year ..........     19.10       7.68      11.33      (0.91)      46.38

         Net loan Charge-offs to provision
              for loan looses .........................    154.05      55.96      58.15     (38.00)      97.52

-----------------
(1) Includes Korean L/C Loans and Korean Affiliate Loans. See "Lending Activities -- Loans Involving Country Risk" above.

(2) Consists predominantly of SBA loans.

(3) See "Lending Activities -- Loans Involving Country Risk" above.

         Net loan charge-offs (recoveries) were $1.7 million, $727,000 and $756,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Gross charge-offs for these same periods were $1.8 million, $1.3 million and $1.2 million, respectively. The increase in charge offs was mainly resulted from the commercial business loan charge offs.

         For the year ended December 31, 2002, no amounts were charged off on Loans Involving Country Risk, but the Bank charged off a total of $1.8 million, including $1.5 million in commercial and industrial, $150,000 in credit card debt, $58,000 in trade finance, $18,000 in installment, and $100,000 in others. These charge-offs were offset by total recoveries in the amount of $111,000 during the same period. With recoveries, the allowance for loan losses at December 31, 2002 decrease to $8.9 million, compared to $9.5 million, $8.9 million at December 31, 2001 and 2000 respectively. The allowance for loan losses at December 31, 2002 as a percentage of total loans and as a percentage of nonperforming loans was 1.3% and 438.0%, respectively, compared to 1.7% and 187.1% at December 31, 2001 and 1.9% and 1434.7% at December 31, 2000,
respectively. The increase in the allowance for loan losses as a percentage of total nonperforming loans was primarily due to the decrease in total nonperforming loans to $2.0 million in 2002 compared to $5.1 million in 2001. The decrease in nonperforming loans in 2002 was primarily attributable to an elimination by note sale and a payoff of loans to related borrowers to whom the Bank extended two commercial real estate secured loans totaling $3.0 million. The Bank recognized a gain from the note sale. The continual decline of allowance for loan losses as a percentage of total gross loans is a reflection of the Bank's loan portfolio growth in the commercial real estate relative to minimal charge-off history on commercial real estate loan portfolio. Based on the current migration methodology used to determine the adequacy of the allowance for loan losses, and the historically low charge-off ratio relative to its portfolio size, the reserve requirement ratio is substantially lower than for other segments of the other loan portfolio, such as commercial and industrial loan portfolio, which has a higher historical charge-off ratio.

         In view of the potential risks to the Bank presented by another possible deterioration of the Korean Economy, the Bank has taken steps to minimize and mitigate its credit exposure to the Korean Economy. The Bank instituted new underwriting policies regarding Korean Affiliate Loans. Under the new policies, the Bank, in general, does not make any new Korean Affiliate Loans unless the borrower meets all applicable underwriting criteria on a stand-alone basis. Renewals of Korean Affiliate Loans of current borrowers and amounts, will be permitted on the basis of both credit factors and in consideration of parent/guarantor capacity to perform. The Bank has experienced no losses on its Korean L/C Loans for at least the past five years and Management does not intend to reduce this segment of the loan portfolio. See "-- Loans Involving Country Risk."

         The following table provides a breakdown of the allowance for loan losses by category as of the dates indicated. The allocation presented should not be interpreted as an indication that charges to the allowance for loan losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for charge-offs that may occur within these categories.

                                              ALLOCATION OF ALLOWANCE OF LOAN LOSSES
                                                         AT DECEMBER 31,
                                                         ---------------
                                          2002                    2001                   2000
                                          ----                    ----                   ----
                                             % OF LOANS               % OF LOANS             % OF LOANS
                                             IN CATEGORY             IN CATEGORY            IN CATEGORY
     BALANCE AT END OF YEAR                   TO TOTAL                 TO TOTAL               TO TOTAL
        APPLICABLE TO              AMOUNT       LOANS       AMOUNT      LOANS      AMOUNT      LOANS
        -------------             --------   -----------   --------  -----------  --------  -----------
                                                (DOLLARS IN THOUSANDS)
Commercial and industrial(1) ...  $  5,495       18.35%    $  5,753       19.31%  $  4,309       19.42%
Term Federal funds sold ........         -           -            -           -          -           -
Installment loans, net .........        30        3.11           51        2.54         38        3.72
Real estate loans:
       Commercial ..............     1,938       57.94        2,318       54.39      1,598       53.54
       Home mortgage ...........         0        5.48           71        9.88        143       12.10
Home equity ....................         2        0.88           64        0.82        223        1.01
Other(2) .......................       413       11.44          346       10.02        450        7.94
Trade Finance ..................       467        1.83          303        1.40        552        1.94
Bills Bought(3) ................        28        0.97           61        1.64          5        0.34
Unallocated(4) .................       500           _          500           -      1,577
                                  --------    --------     --------    --------   --------    --------
            Total ..............  $  8,873      100.00%    $  9,467      100.00%  $  8,895      100.00%
                                  ========    ========     ========    ========   ========    ========

                                              ALLOCATION OF ALLOWANCE OF LOAN LOSSES
                                                         AT DECEMBER 31,
                                                         ---------------
                                         1999                 1998
                                         ----                 ----
                                            % OF LOANS             % OF LOANS
                                            IN CATEGORY            IN CATEGORY
     BALANCE AT END OF YEAR                   TO TOTAL               TO TOTAL
        APPLICABLE TO              AMOUNT      LOANS      AMOUNT      LOANS
        -------------             --------  -----------  --------  -----------
                                            (DOLLARS IN THOUSANDS)
Commercial and industrial(1) ...  $  3,288       22.42%  $  4,420       22.98%
Term Federal funds sold ........         -           -          -        6.71
Installment loans, net .........        64        2.33         68        4.48
Real estate loans:
       Commercial ..............     1,524       46.34      1,617       43.56
       Home mortgage ...........       135       13.37        142       11.36
Home equity ....................       394        1.07        443        1.56
Other(2) .......................       542        6.27        431        6.63
Trade Finance ..................       267        2.47         37        2.71
Bills Bought(3) ................        21        5.74          -           -
Unallocated(4) .................     2,116                    917
                                  --------    --------   --------    --------
            Total ..............  $  8,351      100.00%  $  8,075      100.00%
                                  ========    ========   ========    ========

(1) Includes Korean L/C Loans and Korean Affiliate Loans. See "Lending Activities -- Loans Involving Country Risk" above.

(2) Consists predominantly of SBA loans.

(3) See "Lending Activities -- Loans Involving Country Risk" above.

(4) As of December 31, 2002 and 2001, the unallocated solely consists of International Transfer Risk allocation for potential impact on Korean guarantors, as well as for Korean banks that support Korean L/C Loans.

INVESTMENT PORTFOLIO

         The investment securities portfolio is the Bank's second major interest earning asset, the Bank classifies its investments into two portfolios: those held-to-maturity and those available-for-sale. The Bank has no investments which are classified as a trading portfolio.

         The Bank's securities portfolio is managed in accordance with a comprehensive written Investment Policy which addresses strategies, types and levels of allowable investments and which is reviewed from time to time, at least on an annual basis, by the Board of Directors. The management of the securities portfolio is set in accordance with strategies developed and overseen by the Bank's Asset/Liability Management and Investment Committee.

         The Bank's Investment Policy authorizes the Bank to invest in Fed funds sold (with limits as to how much may be sold to any one institution), repurchase agreements (not to exceed a three month period and only to be engaged in with correspondent banks, authorized broker/dealers and the Bank's customers), certificates of deposit in other federally insured financial institutions (with a maturity of five years or less and of no more than $100,000 per institution),
U. S. Treasury obligations (with a maturity up to fifteen years), U. S. Agency obligations (with a maturity of up to ten years), U. S. Government agency mortgage-backed securities (with average life of up to fifteen years and limited to no more than 40% of the Bank's total securities portfolio), state and municipal bonds (with limits as to size, quality and term), bankers acceptances (limited to no more than 10% of the Bank's total securities portfolio), Eurobonds (must be rated "A2" or better by Moody's at purchase, have a term not exceeding 10 years and be limited to 20% of the Bank's total securities portfolio) and commercial paper (with a maturity of up to three months and limited to 10% of the Bank's total securities portfolio).

         At December 31, 2002, the Bank's investment portfolio amounted to $154.0 million or 16.4% of total assets, compared to $139.7 million or 17.7% of total assets at December 31, 2001 and $156.1 million or 21.3% of total assets at December 31, 2000. The net increase of $14.3 million or 10.3% in 2002 resulted from the purchase of securities of $129.1 million offset by matured securities of $58.7 million and sales of securities of $29.3 million. The decrease of $16.4 million or 10.5% at December 31, 2001 compared to the same period of prior year resulted from the $86.1 million of matured securities offset by $66.6 million of purchased securities and the $3.1 million increase in fair market value of available-for-sale securities during 2001. The net increase in the investment portfolio was due to an implementation of the wholesale funding strategy and sales of investment securities.

         The following table summarizes the amortized cost, fair value and distribution of the Bank's investment securities as of the dates indicated:

                                                                           INVESTMENT PORTFOLIO

                                                                              AT DECEMBER 31,
                                                                              ---------------
                                                          2002                     2001                     2000
                                                          ----                     ----                     ----
                                                AMORTIZED       FAIR      AMORTIZED       FAIR      AMORTIZED       FAIR
                                                   COST         VALUE        COST         VALUE        COST         VALUE
                                                   ----         -----        ----         -----        ----         -----
                                                                           (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE:
   U. S. Treasury securities ................   $    1,003   $    1,074   $    1,504   $    1,573   $   11,506   $   11,516
   U. S. Government agencies ................       25,996       26,290       71,000       72,687       75,000       75,099
   Mortgage-backed securities(1) ............       34,000       34,730       61,090       61,592       59,556       58,752
   State and political
     subdivisions ...........................        2,507        2,607        3,699        3,810        4,735        4,730
                                                ----------   ----------   ----------   ----------   ----------   ----------
     Total available-for-sale ...............       63,506       64,701      137,293      139,662      150,797      150,097
HELD-TO-MATURITY:
   U. S. Government agencies ................            -            -            -            -        6,001        6,033
   Mortgage-backed securities(1) ............       89,314       90,799            -            -            6            6
                                                ----------   ----------   ----------   ----------   ----------   ----------
     Total held-to-maturity .................       89,314       90,799            -            -        6,007        6,039
                                                ----------   ----------   ----------   ----------   ----------   ----------
       Total investment securities ..........   $  152,820   $  155,500   $  137,293   $  139,662   $  156,804   $  156,136
                                                ==========   ==========   ==========   ==========   ==========   ==========

--------------
(1)      Principal balances may be prepaid before contractual maturity date.

         The following table summarizes the maturity and repricing schedule of the Bank's investment securities and their weighted average yield at December 31, 2002:

                  INVESTMENT MATURITIES AND REPRICING SCHEDULE

                                                                AFTER ONE BUT      AFTER FIVE BUT
                                            WITHIN ONE YEAR   WITHIN FIVE YEARS   WITHIN TEN YEARS
                                           -----------------  -----------------   ----------------
                                           AMOUNT   YIELD(1)  AMOUNT    YIELD(1)  AMOUNT  YIELD(1)
                                           ------   --------  ------    --------  ------  --------
                                                            (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE:
U. S. Treasury securities ...........            -       -    $  1,074    5.82%      -         -
Obligations of other U. S. Government
     agencies .......................        6,171    5.94%     20,119    4.16%      -         -
Mortgage-backed securities(2) .......       16,888    4.36%     14,304    5.93%      -      0.00%
Obligations of states and political
     subdivisions ...................        1,543    6.13%      1,064    6.17%      -         -
Total available-for-sale ............       24,602    5.77%     36,561    5.60%      -      0.00%
                                           -------  ------    --------  ------    ----    ------
HELD-TO-MATURITY:
Mortgage-backed securities(2) .......            -       -      89,314    4.37%      -         -
Total held-to-maturity ..............
                                                 -       -      89,314    4.37%      -         -
                                           -------  ------    --------  ------    ----    ------
Total investment securities .........      $24,602    5.77%   $125,875    5.15%      -      0.00%
                                           =======  ======    ========  ======    ====    ======
                                           AFTER TEN YEARS         TOTAL
                                           ----------------        -----
                                           AMOUNT  YIELD(1)   AMOUNT   YIELD(1)
                                           ------  --------  --------  --------
                                                 (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE:
U. S. Treasury securities ...........           -       -    $  1,074    5.82%
Obligations of other U. S. Government
     agencies .......................           -       -      26,290    5.47%
Mortgage-backed securities(2) .......       3,538    7.04%     34,730    5.94%
Obligations of states and political
     subdivisions ...................           -       -       2,607    6.09%
Total available-for-sale ............       3,538    7.04%     64,701    5.77%
                                           ------  ------    --------  ------
HELD-TO-MATURITY:
Mortgage-backed securities(2) .......           -       -      89,314    4.37%
Total held-to-maturity ..............
                                                -       -      89,314    4.37%
                                           ------  ------    --------  ------
Total investment securities .........      $3,538    7.04%   $154,015    5.55%
                                           ======  ======    ========  ======

----------------
(1) Yields on tax-exempt obligations have not been computed on a tax equivalent basis because the percentage of tax-exempt securities is minimal.

(2)      Principal balances may be prepaid before contractual maturity date.

NON-INTEREST EARNING ASSETS

         The largest portion of noninterest-earning assets as of December 31, 2002 consisted of cash and due from banks. Cash and due from banks consisted of cash on hand, deposits with correspondent banks and deposits with the Federal Reserve Bank of San Francisco which included required reserves. The outstanding balance of cash and due from banks was $24.1 million, $26.0 million and $31.7 million as of December 31, 2002, 2001 and 2000, respectively. The ratio of average cash and due from banks to the average total assets was 2.9%, 3.3% and 4.8% for the years ended December 31, 2002, 2001 and 2000, respectively. The Bank maintained balances with correspondent banks to cover daily in-clearings and other activity.

OTHER REAL ESTATE OWNED

         Other real estate owned acquired in settlement of loans is carried at the lower of cost or fair value, less estimated cost to sell and any excess loan balance over the fair value, less selling cost at the time of acquisition, is charged to the allowance for loan losses. The Bank had no OREO for the years ended December 31, 2002 and 2001. During 2001, the Bank acquired a property in the amount of $117,000 and disposed of two properties including the one that was acquired during 2000 in the amount of $375,000 with a gain of $115,460. At December 31, 2000, the outstanding OREO was $375,000.

DEPOSITS

         Deposits are the Bank's primary source of funds. Total deposits at December 31, 2002, 2001 and 2000 were $760.0 million, $692.8 million and $646.4 million, respectively. The Bank's average deposits were $733.2 million, $725.6 million and $582.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. The ratio of average noninterest-bearing deposits to average total deposits was 28.7%, 26.5% and 30.5% for the years ended December 31, 2002, 2001 and 2000, respectively. The Bank's average total cost of deposits was 1.74%, 3.06% and 3.36% for the years ended December 31, 2002, 2001 and 2000, respectively.

         At December 31, 2002, core deposits, representing demand deposits and low cost deposits, were $401.5 million, compared to $341.9 million and $313.7 million at December 31, 2001 and 2000, respectively, representing 52.8% of total deposits at December 31, 2002 compared to 47.4% and 53.0% at December 31, 2001 and 2000, respectively. The average core deposits for 2002 were $379.7 million, compared to $343.7 million and $308.7 million for 2001 and 2000, respectively.

         The Bank offers a wide array of deposit products in order to satisfy its customers' needs, including noninterest-bearing checking accounts, interest-bearing checking and savings accounts, money market accounts and TCD's, through its branch system in order to foster retail deposit growth and to maintain low cost of deposits. The Bank does not hold any brokered deposits.

         The following tables summarize the distribution of average daily deposits and the average daily rates paid for the years indicated:

                                                                           AVERAGE DEPOSITS
                                                                      YEARS ENDED DECEMBER 31,
                                                                      ------------------------
                                                       2002                      2001                        2000
                                                       ----                      ----                        ----
                                             AVERAGE        AVERAGE    AVERAGE         AVERAGE    AVERAGE         AVERAGE
                                             BALANCE          RATE     BALANCE           RATE     BALANCE           RATE
                                             -------          ----     -------           ----     -------           ----
                                                                        (DOLLARS IN THOUSANDS)
Demand, noninterest-bearing ............   $  210,778            -%   $  192,589            -%   $  177,727            -%
Money market ...........................      118,875         1.87       102,151         2.69        83,797         3.46
Super NOW ..............................        7,517         0.52         6,141         0.96         5,682         1.57
Savings ................................       42,505         0.68        42,833         1.32        41,515         2.50
Time certificates of deposit of
     $100,000 or more ..................      249,205         2.57       273,266         5.06       178,514         5.93
Other time .............................      104,355         3.05       108,587         4.62        94,769         5.22
                                           ----------         ----    ----------         ----    ----------         ----
       Total deposits ..................   $  733,235         1.66%   $  725,567         3.06%   $  582,004         3.36%
                                           ==========         ====    ==========         ====    ==========         ====

         The following table sets forth the scheduled maturities of the Bank's time deposits in denominations of $100,000 or more at December 31, 2002:

                                 MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

                                                                           AT DECEMBER 31, 2002
                                                                          ----------------------
                                                                          (DOLLARS IN THOUSANDS)
Three months or less.................................................          $ 154,243
Over three months through six months.................................             55,803
Over six months through twelve months................................             46,794
Over twelve months...................................................              1,812
                                                                               ---------
         Total.......................................................          $ 258,652
                                                                               =========

BORROWINGS FROM THE FEDERAL HOME LOAN BANK

         The Bank became a member of the FHLB in October 1999. The Bank maintains a secured credit facility with the FHLB of San Francisco against which the Bank may take advances. The Bank utilizes FHLB advances to fund loan growth when longer-term deposit growth has not kept pace with loan demand. The terms of this credit facility require the Bank to maintain in safekeeping with the FHLB eligible collateral of at least 100% of outstanding advances. The outstanding FHLB advances were $70.0 million at December 31, 2002 and zero at December 31, 2001. The average outstanding amount for 2002 was $33.3 million and the weighted average rate was 3.5%.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The information concerning quantitative and qualitative disclosures about market risk called for by Item 305 of Regulation S-K is included as part of Item 7 above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Market Risk/Interest Rate Risk Management".

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The following financial statements and independent auditors' reports are included in here in:

                                                                                                     PAGE
                                                                                                     ----
Independent Auditor's Report from PricewaterhouseCoopers LLP......................................    43

Independent Auditor's Report from KPMG LLP........................................................    44

Balance Sheets
   December 31, 2002 and 2001.....................................................................    45

Statements of Operations
   Years Ended December 31, 2002, 2001 and 2000...................................................    46

Statements of Changes in Stockholders' Equity and Comprehensive Income
   Years Ended December 31, 2002, 2001 and 2000...................................................    47

Statements of Cash Flows
   Years Ended December 31, 2002, 2001 and 2000...................................................    48

Notes to Financial Statements.....................................................................    49

                        REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders of
Pacific Union Bank:

In our opinion, the accompanying balance sheet as of December 31, 2002 and the related statements of operations, changes in stockholders' equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of Pacific Union Bank ("the company") at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2001 and for each of the two years then ended were audited by other independent accountants whose report dated January 11, 2002, except as to notes 14 (c) and 15 of the notes to the financial statements accompanying their report, expressed an unqualified opinion on those statements.

As discussed in note 14, the company is subject to a consent order issued by the FDIC.

Los Angeles, California
January 20, 2003

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Pacific Union Bank:

We have audited the accompanying balance sheet of Pacific Union Bank as of December 31, 2001 and the related statements of operations, changes in stockholders' equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2001. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Union Bank as of December 31, 2001 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Los Angeles, California
January 11, 2002

                               PACIFIC UNION BANK

                                 Balance Sheets

                           December 31, 2002 and 2001

                                                                              2002            2001
                                                                         -------------    -------------
ASSETS
Cash and due  from banks - demand                                        $  24,054,519    $  25,971,442
Federal funds sold                                                          62,500,000       42,000,000
Due from banks - interest-bearing                                              210,654          102,511
Federal Home Loan Bank Stock                                                 3,537,800        1,503,800
Securities held-to-maturity, at amortized cost (fair value of
    $90,798,966 in 2002) (note 2)                                           89,313,683               --

Securities available-for-sale, at fair value (note 3)                       64,701,421      139,661,532

Loans                                                                      683,131,191      572,354,060
    Less allowance for loan losses                                          (8,872,995)      (9,467,490)
                                                                         -------------    -------------
               Net loans (note 4)                                          674,258,196      562,886,570
                                                                         -------------    -------------
Customers' acceptance liabilities                                              657,760          598,373
Bank premises and equipment, net (note 5)                                    6,610,142        9,338,467
Accrued interest receivable                                                  3,404,574        3,455,021
Deferred tax asset (note 8)                                                  4,663,046        3,318,530
Income taxes receivable                                                      1,116,038               --
Other assets                                                                 1,967,404          672,126
                                                                         -------------    -------------
               Total assets                                              $ 936,995,237    $ 789,508,372
                                                                         =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (note: 7)

    Demand, non-interest bearing                                         $ 223,377,195    $ 203,360,228
    Demand, interest-bearing                                                 7,602,024        6,570,226
    Money market and savings                                               170,486,917      131,958,322
    Time certificates of deposit:
       Less than $100,000                                                   99,876,831      102,302,690
       $100,000 or more                                                    258,652,585      248,560,063
                                                                         -------------    -------------
               Total deposits                                              759,995,552      692,751,529
                                                                         -------------    -------------
Federal Home Loan Bank advances                                             70,000,000               --
Acceptance liabilities                                                         657,760          598,373
Accrued interest payable                                                     3,140,064        4,684,665
Other liabilities                                                            2,325,902        1,513,748
                                                                         -------------    -------------
               Total liabilities                                           836,119,278      699,548,315
                                                                         -------------    -------------

Commitments and Contingencies (note 11)

Stockholders' equity (notes 3, 9, and 15):
    Common stock, $6 par value.  Authorized 30,000,000 shares;
       issued and outstanding 10,621,554 shares in 2002 and 10,606,417
       shares in 2001                                                       63,724,507       56,820,088
    Capital surplus                                                         22,174,825       15,860,704
    Retained earnings                                                       14,283,984       15,703,322
    Accumulated other comprehensive gain - net unrealized
       gain on securities available-for-sale
                                                                               692,643        1,575,943
                                                                         -------------    -------------
                                                                           100,875,959       89,960,057
                                                                         -------------    -------------
                                                                         $ 936,995,237    $ 789,508,372
                                                                         =============    =============

                 See accompanying note to financial statements.

                               PACIFIC UNION BANK
                            Statements of Operations
                  Years ended December 31, 2002, 2001 and 2000

                                                                               2002             2001              2000
                                                                               ----             ----              ----
Interest income:
    Interest and fees on loans                                             $ 37,107,264     $  42,257,739     $   42,486,663
    Dividend on Federal Home Loan Bank stock                                    115,457            75,617            149,120
    Interest on securities held-to-maturity                                   2,013,163           265,552            647,481
    Interest on securities available-for-sale                                 5,979,170         9,244,815          8,609,965
    Interest on federal funds sold                                            1,143,880         3,382,300          1,216,959
    Other interest income                                                        19,176            50,238             58,586
                                                                           ------------     -------------     --------------
               Total interest income                                         46,378,110        55,276,261         53,168,774
                                                                           ------------     -------------     --------------
Interest expense:
    Demand - interest bearing                                                    38,953            58,721             89,458
    Savings and money market                                                  2,515,999         3,308,177          3,941,294
    Time certificates of deposit:
       Less than $100,000                                                     3,179,952         5,015,274          4,948,032
       $100,000 or more                                                       6,412,516        13,820,403         10,590,668
    Other borrowings                                                          1,163,409               907            556,578
                                                                           ------------     -------------     --------------
               Total interest expense                                        13,310,829        22,203,482         20,126,030
                                                                           ------------     -------------     --------------
               Net interest income before provision for loan losses          33,067,281        33,072,779         33,042,744

Provision for loan losses                                                     1,100,000         1,300,000          1,300,000
                                                                           ------------     -------------     --------------
               Net interest income after provision for loan losses           31,967,281        31,772,779         31,742,744
                                                                           ------------     -------------     --------------
Other income:
    Service charges on deposit accounts                                       6,484,137         6,572,888          5,652,034
    Remittance fees                                                             912,045           918,421            996,139
    Letter of credit related fees                                               807,397           767,741            908,662
    Net other real estate owned income                                               --           113,708            357,226
    Gain on sale of loans                                                       705,351                --                 --
    Gain on sale of securities                                                  824,472                --                 --
    Gain on sale of premise                                                   1,193,797                --                 --
    Other operating income                                                    1,718,108         1,533,777          1,421,137
                                                                           ------------     -------------     --------------
               Total other income                                            12,645,307         9,906,535          9,335,198
                                                                           ------------     -------------     --------------
Other expenses:
    Salaries and employee benefits                                           12,347,558        11,946,311         11,572,648
    Security guards                                                             937,700           868,007            783,381
    Net occupancy expense                                                     2,872,931         2,902,808          2,893,910
    Equipment expense                                                         1,384,149         1,246,714          1,077,869
    Data processing                                                           1,942,384         1,713,408          1,266,878
    Net other real estate owned expense                                              41                --                 --
    Office supplies                                                             482,764           552,627            561,250
    Legal and professional                                                    1,206,560           756,620            479,877
    Advertising and public relations                                            844,688           568,332            578,612
    Communication expenses                                                    1,034,561           947,838            926,099
    Other operating expenses                                                  2,503,874         1,893,751          1,942,937
                                                                           ------------     -------------     --------------
               Total other expenses                                          25,557,210        23,396,416         22,083,461
                                                                           ------------     -------------     --------------
               Income before income taxes                                    19,055,378        18,282,898         18,994,481
Income taxes                                                                  7,404,000         6,711,000          6,843,500
                                                                           ------------     -------------     --------------
               Net income                                                  $ 11,651,378     $  11,571,898     $   12,150,981
                                                                           ============     =============     ==============
Net income per share (Note 15)
     Basic                                                                 $       1.10     $        1.09     $         1.32
     Diluted                                                                       1.09              1.08               1.32
                                                                           ============     =============     ==============
Weighted-average common shares outstanding (Note 15)
     Basic                                                                   10,616,017        10,600,306          9,180,807
     Diluted                                                                 10,702,092        10,695,306          9,188,491

                 See accompanying note to financial statements.

                               PACIFIC UNION BANK

     Statements of Changes in Stockholders' Equity and Comprehensive Income

                  Years ended December 31, 2002, 2001 and 2000

                                                                                                      Accumulated
                                          Number of                                                      other            Total
                                           shares       Common        Capital         Retained       comprehensive    stockholder's
                                         Outstanding    stock         surplus         earnings       income (loss)       equity
                                         -----------    -----         -------         --------       -------------       ------
Balance at December 31, 1999              6,666,667  $  40,000,000  $  10,000,000  $     9,528,293   $   (3,086,606)  $  56,441,687
Issuance of common stock                  1,935,000     11,610,000      1,464,563               --               --      13,074,563
Cash dividend paid                               --             --             --       (8,000,000)              --      (8,000,000)
Comprehensive income:
    Net income                                   --             --             --       12,150,981               --      12,150,981
    Change in unrealized gain (loss) on
        securities available-for-sale,
        net of tax effect of $1,345,034          --             --             --               --        2,631,541       2,631,541
Total comprehensive income                       --             --             --               --               --      14,782,522
                                         ----------  -------------  -------------  ---------------   --------------   -------------
Balance at December 31, 2000              8,601,667  $  51,610,000  $  11,464,563  $    13,679,274   $     (455,065)  $  76,298,772
                                                                                                                      =============
Stock dividend                              860,164      5,160,984      4,386,836       (9,547,820)              --              --
Cash paid for fractional shares                  --             --             --              (30)              --             (30)
Stock options exercised                       8,184         49,104          9,305               --               --          58,409
Comprehensive income:
    Net income                                   --             --             --       11,571,898               --      11,571,898
    Change in unrealized gain (loss) on
        securities available-for-sale,
        net of tax effect of $1,037,150          --             --             --               --        2,031,008       2,031,008
Total comprehensive income                       --             --             --               --               --      13,602,906
                                         ----------  -------------  -------------  ---------------   --------------   -------------
Balance at December 31, 2001              9,470,015  $  56,820,088  $  15,860,704  $    15,703,322   $    1,575,943   $  89,960,057
                                                                                                                      =============
Stock options exercised                      14,992         85,137         11,545               --               --          96,682
Stock dividend                            1,136,547      6,819,282      6,251,009      (13,070,291)              --              --
Non qualified stock options exercised                           --         51,567               --               --          51,567
Cash paid for fractional shares                  --             --             --             (425)              --            (425)
Comprehensive income:
    Net income                                   --             --             --       11,651,378               --      11,651,378
    Change in unrealized gain (loss) on
        securities available-for-sale,
        net of tax effect of $289,515            --             --             --               --         (883,300)       (883,300)
                                                                                                                      -------------
Total comprehensive income                       --             --             --               --               --      10,768,078
                                         ----------  -------------  -------------  ---------------   --------------   -------------
Balance at December 31, 2002             10,621,554  $  63,724,507  $  22,174,825  $    14,283,984   $      692,643   $ 100,875,959
                                         ==========  =============  =============  ===============   ==============   =============

                 See accompanying notes to financial statements.

                               PACIFIC UNION BANK

                            Statements of Cash Flows

                  Years ended December 31, 2002, 2001 and 2000

                                                                                  2002            2001              2000
                                                                                  ----            ----              -----
Cash flows from operating activities:
    Net income                                                                $ 11,651,378    $  11,571,898     $ 12,150,981
    Adjustments to reconcile net income to net cash provided
      by operating activities:
      Depreciation and amortization expenses                                     1,346,077        1,358,581        1,267,565
      Provision for loan losses                                                  1,100,000        1,300,000        1,300,000
      Gain on sale of securities                                                  (824,472)              --               --
      Amortization of premium on securities
          held-to-maturity, net                                                   (722,824)           1,387           29,948
      Amortization of premium on securities
          available-for-sale, net                                                 (100,250)         118,990           69,430
      Gain on disposal of Bank premises                                         (1,193,797)              --               --
      Net (gain) loss on disposal of Bank equipment                                 (6,114)           9,084          (18,864)
      Gain on sale of loans                                                       (705,351)              --               --
      Origination of loans held for sale                                        (2,260,426)              --               --
      Proceeds from sale of loans held for sale                                  2,380,000               --               --
      Net gain on sale of other real estate owned                                       --         (115,460)        (362,473)
      Decrease (increase) in accrued interest receivable                            50,447        1,479,283         (894,692)
      Increase in deferred income taxes                                         (1,055,001)        (479,999)        (365,201)
      (Increase) decrease in income taxes receivable                            (1,116,038)         539,950         (145,686)
      Stock dividend on Federal Home Loan Bank stock                              (102,700)         (89,500)        (127,600)
      (Increase) decrease in other assets                                       (1,295,278)          59,979          (89,092)
      (Decrease) increase in accrued interest payable                           (1,544,601)      (1,627,173)       3,064,084
      Increase (decrease) in other liabilities                                     812,154         (250,058)         (42,112)
                                                                              ------------    -------------     ------------
               Net cash provided by operating activities                         6,413,204       13,876,962       15,836,288
                                                                              ------------    -------------     ------------
Cash flows from investing activities:
    (Increase) decrease in Federal Home Loan Bank stock                         (1,931,300)              --          713,300
    Proceeds from maturities and redemptions of securities held-to-maturity     11,883,552        6,005,687        5,724,326
    Proceeds from maturities and redemptions of securities
      available-for-sale                                                        73,260,223       97,863,961       22,188,501
    Proceeds from sale of securities available-for-sale                         30,125,842               --               --
    Purchase of securities held-to-maturity                                   (100,474,410)              --               --
    Purchase of securities available-for-sale                                  (28,674,047)     (84,479,380)     (24,752,854)
    Proceeds from recoveries of written-off loans                                  110,488          580,525          431,849
    Net increase in loans                                                     (111,996,337)    (105,855,094)     (83,845,944)
    Purchases of Bank premises and equipment                                    (1,013,395)        (741,232)      (1,884,261)
    Proceeds from sale of Bank premises and equipment                            3,595,554               --           48,700
    Proceeds from sale of other real estate owned                                       --          490,943          582,929
                                                                              ------------    -------------     ------------
               Net cash used in investing activities                          (125,113,831)     (86,134,590)     (80,793,454)
                                                                              ------------    -------------     ------------
Cash flows from financing activities:
    Net increase (decrease) in demand deposits, non-interest bearing            20,016,967       14,207,901       (7,669,415)
    Net increase (decrease) in demand deposits, interest-bearing                 1,031,798          (32,665)         922,505
    Net increase in money market and savings deposits                           38,528,595       14,048,687       15,105,770
    Net increase in time certificates of deposit                                 7,666,663       18,123,837      104,924,896
    Increase in other borrowed funds                                            70,000,000               --               --
    Proceeds from issuance of common stock                                              --               --       13,074,563
    Proceeds from exercise of stock options                                        148,249           58,409               --
    Cash dividends paid                                                                 --               --       (8,000,000)
    Cash paid for fractional shares                                                   (425)             (30)              --
                                                                              ------------    -------------     ------------
               Net cash provided by financing activities                       137,391,847       46,406,139      118,358,319
                                                                              ------------    -------------     ------------
               Net increase (decrease) in cash and cash equivalents             18,691,220      (25,851,489)      53,401,153
                                                                              ------------    -------------     ------------
Cash and cash equivalents at beginning of year                                  68,073,953       93,925,442       40,524,289
                                                                              ------------    -------------     ------------
Cash and cash equivalents at end of year                                      $ 86,765,173    $  68,073,953     $ 93,925,442
                                                                              ============    =============     ============

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
      Interest                                                                $ 14,855,429    $  23,830,656     $ 17,061,946
      Income taxes                                                               8,757,760        6,134,000        7,416,000
                                                                              ============    =============     ============
    Noncash investing and financing activities:
      Real estate acquired in settlement of loans                             $         --    $     117,000     $    595,939
      Stock dividend                                                            13,070,291        9,547,820               --
                                                                              ============    =============     ============

                See accompanying notes to financial statements.

                               PACIFIC UNION BANK

                          Notes to Financial Statements

                           December 31, 2002 and 2001

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       ORGANIZATION

              Pacific Union Bank (the Bank), formerly known as California Korea Bank, was incorporated as a state-chartered bank in February 1974. The Bank currently operates ten banking offices in Southern California and two banking offices in Northern California. The Bank also has a loan production office in Seattle, Washington. During 2000, the Bank issued common stock in an initial public offering. Korea Exchange Bank ("KEB"), formally the sole owner of the Bank, now owns 62.4% of the outstanding shares. The remaining shares are publicly traded.

                  (a)      GENERAL

              The accounting and reporting policies of the Bank are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The financial statements are generally prepared on the accrual basis of accounting. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

                  (b)      SECURITIES HELD-TO-MATURITY

              The Bank has classified certain securities as held-to-maturity securities. Securities held-to-maturity are carried at cost, adjusted for the accretion of discounts and the amortization of premiums. The Bank classifies securities as held-to-maturity when it determines that it has the ability and intent to hold such securities to maturity. Accreted discounts and amortized premiums are included in interest income. Gains and losses realized from unforeseen disposition, or determination of impairment of value deemed other than temporary, of securities held-to-maturity are recorded in income using the specific-identification method.

       (c)    SECURITIES AVAILABLE-FOR-SALE

              The Bank has classified certain securities as available-for-sale. The Bank classifies securities as available-for-sale when it determines that such securities may be sold at a future date or if there are foreseeable circumstances under which the Bank would sell such securities. Securities designated as available-for-sale are recorded at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of other comprehensive income until realized. Accreted discounts and amortized premiums are included in interest income. Gains and losses realized from disposition, or determination of impairment of value deemed other than temporary, of securities available-for-sale are recorded in income using the specific-identification method.

       (d)    LOANS AND ALLOWANCE FOR LOAN LOSSES

              Loans are recorded in the financial statements at the principal amount outstanding, net of unearned income and the allowance for loan losses. Interest income is accrued on all loans, except when loans are delinquent 90 days or more, at which time such loans are generally placed on a nonaccrual status. Nonaccrual loans are reclassified to accrual status when the Bank has received a minimum of six full payments based on the contractual terms of the loan agreement and management determines that future payments can be sustained to support the overall value of the loan.

              The allowance for loan losses is maintained at a level considered adequate by management to provide for potential loan losses. Management, in determining the adequacy of the allowance for loan losses as well as the appropriate provision for loan losses in any given year, takes into consideration (1) detailed analysis of individual loans for which full recovery may not be assured, (2) loan loss experience, (3) growth in the loan portfolio, (4) an assessment of the effect of current economic conditions on the loan portfolio and (5) examinations conducted by the Bank's supervisory authorities.

              Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan loss provisions, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

                               PACIFIC UNION BANK

                          Notes to Financial Statements

                           December 31, 2002 and 2001

              Management, based on current information and events regarding the borrowers' ability to repay their obligations, evaluates individual loans for impairment. A loan is considered to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, the impairment is measured based on the fair value of the collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses accounts through a charge to the provision for loan losses. Interest income is recognized on the accrual basis for impaired loans not meeting the criteria for nonaccrual.

       (e)    OTHER REAL ESTATE OWNED

              Other real estate owned acquired in settlement of loans is carried at the lower of cost or fair value, less estimated costs to sell. Any excess loan balance over the fair value, less selling costs at the time of acquisition, is charged to the allowance for loan losses. Operating expenses of such property, net of related income, subsequent declines in estimated fair value and gains and losses on their disposition, are included in other income or expense, as appropriate.

       (f)    LOAN FEES

              Loan origination fees and certain direct loan origination costs associated with the originated loans are deferred and recognized over the lives of the loans as an adjustment to the loans' yield. The Bank does not amortize net deferred loan fees for nonaccrual loans.

       (g)    BANK PREMISES AND EQUIPMENT

              Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization of Bank premises and equipment are provided on the straight-line method over the following estimated useful lives:

                  Building                        25 years
                  Equipment and furnishings       3 to 10 years
                  Leasehold improvements          Life of lease or improvements,
                                                   whichever is shorter

       (h)    INCOME TAXES

              The Bank provides for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

              The Bank provides for California franchise taxes using the water's-edge method based on the total U.S. income of KEB branches, agency and subsidiary. Accordingly, the provision for California franchise taxes provided may be different from the amount computed by applying the California franchise tax rate to income before income taxes.

       (i)    COMPREHENSIVE INCOME

              Comprehensive income consists of net income and net unrealized gains (losses) on securities available-for-sale and is presented in the statement of stockholders' equity and comprehensive income.

       (j)    RECLASSIFICATIONS

              Certain reclassifications of prior year's data have been made to conform to the current year presentation.

       (k)    STATEMENT OF CASH FLOWS

              For purposes of the statement of cash flows, the Bank considers "cash and due from banks - demand," "federal funds sold" and "due from banks - interest-bearing" as cash and cash equivalents.

                               PACIFIC UNION BANK

                          Notes to Financial Statements

                           December 31, 2002 and 2001

       (l)    RECENT ACCOUNTING PRONOUNCEMENTS

              In, May 2002, Statement of Financial Accounting Standards No. 145, Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections (SFAS No. 145), was issued. SFAS No. 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS No. 4. Extraordinary treatment will no longer be permitted for certain extinguishments considered to be part of a company s risk management strategy. SFAS 145 also amends SFAS No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). SFAS No. 145 is effective for financial statements issued after May 15, 2002, and with respect to the impact of the reporting requirements of changes made to SFAS No. 4 for fiscal years beginning after May 15, 2002. The Bank does not expect the adoption of SFAS No. 145 to have a material impact on its financial condition or results of operations

              In November 2002, FASB Interpretation No. 45, Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34, (FIN No. 45) was issued. FIN No. 45 clarifies requirements relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN No. 45 requires that upon issuance of a guarantee, companies recognize a liability for the fair value of the obligation it assumes under that guarantee. The Company has adopted the annual disclosure provisions of FIN No. 45 in the year ended December 31, 2002 consolidated financial statements. The Bank will adopt the provisions for initial recognition and measurement and interim disclosures during the first quarter of 2003. The Bank is currently evaluating the impact of adopting FIN No. 45.

              In October 2002, Statement of Financial Accounting No. 147, Acquisitions of Certain Financial Institutions (SFAS No. 147). SFAS No. 147 applies to all acquisitions of financial institutions except those between mutual enterprises. This Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. The provisions of this Statement relating to the application of the purchase method of accounting, was effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions of this Statement relating to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets were effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in were effective on October 1, 2002, with earlier application permitted. The adoption of FASB No. 147 is not expected to have a material effect on the financial statements.

              In December 2002, Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure-An Amendment of SFAS No. 123 (SFAS No. 148), was issued. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation ( SFAS No. 123 ), to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in not only annual, but also interim financial statements about the effect the fair value method would have had on reported results. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. The Bank is currently evaluating the impact of adopting SFAS No. 148.

              In January 2003, The Financial Accounting Standards Board (FASB or the "Board") issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (FIN No. 46). This Interpretation addresses consolidation by business enterprises of variable interest entities and clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Certain

                               PACIFIC UNION BANK

                          Notes to Financial Statements

                           December 31, 2002 and 2001

                  disclosures are effective immediately. The adoption of FIN No. 46 is not expected to have a material effect on the financial statements.

(2)      SECURITIES HELD-TO-MATURITY

         The amortized cost, estimated fair value and maturities of securities held-to-maturity at December 31, 2002 are summarized as follows:

                                                                            2002
                                         --------------------------------------------------------------------------
                                           AMORTIZED             GROSS                GROSS          ESTIMATED FAIR
                                             COST           UNREALIZED GAINS     UNREALIZED LOSSES        VALUE
                                         ------------       ----------------    ------------------   --------------
Securities held-to-maturity:
    Mortgage-backed securities           $ 89,313,683           1,485,283                 --         $  90,798,966
                                         ------------           ---------             ------         -------------
              Total                      $ 89,313,683           1,485,283                 --         $  90,798,966
                                         ============           =========             ======         =============

         Securities held-to-maturity with an amortized cost of $89,313,683 at December 31, 2002 were pledged to secure a borrowing line of credit and for other purposes as required or permitted by law.

(3)      SECURITIES AVAILABLE-FOR-SALE

         The following is a summary of the major components of securities available-for-sale and a comparison of amortized cost, gross unrealized gains and losses, estimated fair value and maturities at December 31, 2002 and 2001:

                                                                   2002
                                         --------------------------------------------------------
                                                          GROSS        GROSS
                                          AMORTIZED     UNREALIZED   UNREALIZED    ESTIMATED FAIR
                                            COST          GAINS        LOSSES           VALUE
                                         -----------   -----------   -----------   --------------
Securities available-for-sale:
    U.S. Treasury securities:
      Due in one year or less            $        --           --             --   $           --
      Due after one year through five
        years                              1,002,619       70,975             --        1,073,594
    U.S. government agencies:
      Due in one year or less              6,000,000      171,477             --        6,171,477
      Due after one year through five
        years                             19,995,990      122,985             --       20,118,975
    Mortgage-backed securities            33,999,977      730,101             --       34,730,078
    State and political subdivisions :
      Due in one year or less              1,504,263       39,121             --        1,543,384
      Due after one year through five
        years                              1,003,329       60,584             --        1,063,913
                                         -----------   ----------    -----------   --------------
              Total                      $63,506,178    1,195,243             --   $   64,701,421
                                         ===========   ==========    ===========   ==============

                                                                    2001
                                         ------------------------------------------------------------
                                                           GROSS           GROSS
                                          AMORTIZED      UNREALIZED     UNREALIZED     ESTIMATED FAIR
                                            COST           GAINS           LOSSES          VALUE
                                         ------------   ------------   ------------    --------------
Securities available-for-sale:
    U.S. Treasury securities:
      Due in one year or less            $    500,000        11,250           --       $     511,250
      Due after one year through five
        years                               1,004,233        57,017           --           1,061,250
    U.S. government agencies:
      Due in one year or less               4,000,000        31,106           --           4,031,106
      Due after one year through five
        years                              67,000,000     1,656,281           --          68,656,281
    Mortgage-backed securities             61,090,062       546,404      (44,972)         61,591,494
    State and political subdivisions :
      Due in one year or less               1,180,986        17,628           --           1,198,614
      Due after one year through five
        years                               2,518,192        93,345           --           2,611,537
                                         ------------   -----------      -------       -------------
              Total                      $137,293,473     2,413,031      (44,972)      $ 139,661,532
                                         ============   ===========      =======       =============

                               PACIFIC UNION BANK

                          Notes to Financial Statements

                           December 31, 2002 and 2001

         Securities available-for-sale of $53,350,436 and $70,236,750 at December 31, 2002 and December 31, 2001, respectively, were pledged to secure a borrowing line of credit and for other purposes as required or permitted by law.

(4)      LOANS AND ALLOWANCE FOR LOAN LOSSES

         Total loans at December 31, 2002 and 2001 consisted of the following:

                                             2002          2001
                                         ------------   ------------
Commercial and industrial                $125,864,751   $110,656,394
Installment loans, net                     21,223,988     14,527,139
Real estate loans                         434,072,716    368,729,336
Home equity                                 6,018,120      4,725,871
Bills bought                                6,616,931      9,399,358
Trade finance                              12,488,147      7,990,175
SBA loans                                  74,560,313     53,387,876
Other                                       3,618,998      3,961,099
                                         ------------   ------------
                                         $684,463,964   $573,377,248
Less deferred loan fees                    (1,332,773)    (1,023,188)
                                         ------------   ------------
Total loans                              $683,131,191   $572,354,060
                                         ============   ============

         Substantially all of the Bank's lending activity is with customers located in Southern California. The Bank concentrates its lending in commercial, installment and real estate loans generally collateralized with real estate properties in Southern California. Loans are generally expected to be paid off from the operating profit of the borrower or by refinancing through third parties. The majority of the commercial and real estate loans are made to small businesses. The loans are not concentrated in any specific industry. Bills bought transactions primarily consist of credit lines extended to banks in South Korea. These represent short-term acceptances drawn under normal commercial letters of credit transactions.

         The Bank services Small Business Administration (SBA) loans for investors which are not included in the accompanying financial statements. The total balance of SBA loans serviced for others by the Bank was approximately $9,151,000 and $137,000 as of December 31, 2002 and 2001, respectively.

         Loans on which the accrual of interest has been discontinued amounted to $1,998,000 and $5,021,000 at December 31, 2002 and 2001,
         respectively. If interest on these loans had been accrued, interest income would have increased by approximately $41,000 in 2002 and $72,000 in 2001.

         Loans 90 days or more past due as to interest and/or principal which are not on nonaccrual status approximated $28,000 and $39,000 at December 31, 2002 and 2001, respectively.

         Restructured loans where the terms have been altered to provide a reduced repayment schedule amounted to zero at December 31, 2002 and 2001.

         Total recorded investment in impaired loans was $2,551,000 and $5,369,000 with a related impairment allowance of $371,000 and $720,000 at December 31, 2002 and 2001, respectively. During the years ended December 31, 2002, 2001 and 2000, respectively, the Bank's average investment in impaired loans was $7,248,000, $3,645,000 and $1,259,000.
         Interest income of $129,000, $138,000 and $106,000 would have been recorded during the years ended December 31, 2002, 2001 and 2000, respectively, had the loans not been considered impaired. The Bank has no commitments to lend additional funds to debtors whose terms have been modified in a troubled debt restructuring.

                               PACIFIC UNION BANK

                          Notes to Financial Statements

                           December 31, 2002 and 2001

         Changes in the allowance for loan losses are summarized as follows:

                                                2002            2001           2000
                                             -----------    -----------    -----------
Balance at beginning of year                 $ 9,467,490    $ 8,894,927    $ 8,350,870

Provision charged to operating expense         1,100,000      1,300,000      1,300,000

Loans charged off                             (1,804,983)    (1,307,962)    (1,187,792)
Recoveries on loans previously charged off       110,488        580,525        431,849
                                             -----------    -----------    -----------
             Net loan charge offs             (1,694,495)      (727,437)      (755,943)
                                             -----------    -----------    -----------
Balance at end of year                       $ 8,872,995    $ 9,467,490    $ 8,894,927
                                             ===========    ===========    ===========

(5)      BANK PREMISES AND EQUIPMENT

         Bank premises and equipment at December 31, 2002 and 2001 consisted of:

                                                     2002            2001
                                                 ------------    ------------
Land                                             $  1,511,425    $  2,969,629
Building                                            5,303,227       7,613,835
Equipment and furnishings                           8,141,377       7,626,518
Leasehold improvements                              4,561,162       4,443,667
                                                 ------------    ------------
                                                   19,517,191      22,653,649
Less accumulated depreciation and amortization    (12,907,049)    (13,315,182)
                                                 ------------    ------------
Net premises and equipment                       $  6,610,142    $  9,338,467
                                                 ============    ============

         Depreciation and amortization expense for the years ended December 31, 2002, 2001 and 2000 amounted to $1,346,077, $1,358,581 and $1,267,565, respectively.

(6)      OTHER REAL ESTATE OWNED

         For the years ended December 31, 2002, 2001 and 2000, net other real estate owned (income) expense was comprised of the following:

                                                   2002       2001         2000
                                                ---------   ---------    ---------
Net gain on sale of other real estate owned     $      --   $(115,460)   $(362,473)

Direct holding costs, net                              41       1,752        5,247
                                                ---------   ---------    ---------
         Net other real estate owned (income)
                expense                         $      41   $(113,708)   $(357,226)
                                                =========   =========    =========

                               PACIFIC UNION BANK

                          Notes to Financial Statements

                           December 31, 2002 and 2001

(7)      DEPOSITS

         Time deposits by maturity dates are as follows at December 31,

                                        2002           2001
                                    ------------   ------------
Less than three months              $197,403,240   $221,804,864
After three months to six months      78,887,240     64,774,151
After six months to twelve months     70,081,859     52,366,695
After twelve months                   12,157,077     11,917,043
                                    ------------   ------------
         Total time deposits        $358,529,416   $350,862,753
                                    ============   ============

         A summary of interest expenses on deposits is as follows for the years ended December 31, 2002, 2001 and 2000.

                                   2002          2001           2000
                                -----------   -----------   -----------
Demand - interest bearing       $    38,953   $    58,721   $    89,458
Savings and money market          2,515,999     3,308,177     3,941,294
Time certificates of deposit:
      Less than $100,000          3,179,952     5,015,274     4,948,032
      $100,000 or more            6,412,516    13,820,403    10,590,668
Other borrowings                  1,163,409           907       556,578
                                -----------   -----------   -----------
      Total interest expense    $13,310,829   $22,203,482   $20,126,030
                                ===========   ===========   ===========

(8)      INCOME TAXES

         The provision for income taxes includes the following:

                                                                       DECEMBER 31
                                                        -----------------------------------------
                                                           2002           2001           2000
                                                        -----------    -----------    -----------
Current:
    Federal                                             $ 5,465,500    $ 6,580,000    $ 6,913,000
    State                                                 2,993,500        611,000        295,000
                                                        -----------    -----------    -----------
                                                          8,459,000      7,191,000      7,208,000
                                                        -----------    -----------    -----------
Deferred:
    Federal                                                 (22,000)      (480,000)      (365,000)
    State                                                  (439,000)      (186,000)        26,000
                                                        -----------    -----------    -----------
                                                           (461,000)      (666,000)      (339,000)
                                                        -----------    -----------    -----------
Total:
    Federal                                               5,443,500      6,100,000      6,548,000
    State                                                 2,554,500        425,000        321,000

Change in valuation allowance for deferred tax assets      (594,000)       186,000        (25,500)
                                                        -----------    -----------    -----------
           Total income tax expense                     $ 7,404,000    $ 6,711,000    $ 6,843,500
                                                        ===========    ===========    ===========

      Applicable income tax expense in 2002, 2001 and 2000 resulted in effective tax rates of 38.86%, 36.71% and 36.03%, respectively, of income before income taxes. The primary reasons for the differences from the federal statutory tax rate of 35% in 2002, 2001 and 2000 are as follows:

                               PACIFIC UNION BANK

                          Notes to Financial Statements

                           December 31, 2002 and 2001

                                                              2002           2001           2000
                                                           -----------    -----------    -----------
Income tax expense at federal statutory rate               $ 6,669,000    $ 6,399,000    $ 6,648,000
State franchise taxes, net of federal income tax benefit     1,660,000        276,000        208,000
Valuation allowance                                           (594,000)       186,000        (25,500)
Other, net                                                    (331,000)      (150,000)        13,000
                                                           -----------    -----------    -----------
                                                           $ 7,404,000    $ 6,711,000    $ 6,843,500
                                                           ===========    ===========    ===========

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2002 and 2001 are presented below:

                                                                                    2002           2001
                                                                                 -----------    -----------
Deferred tax assets:
    Loans principally due to allowance for loan losses                           $ 3,897,000    $ 3,723,000
    Unrealized loss on securities available-for-sale                                      --             --
    Bank premises and equipment principally due to differences in depreciation       125,000        423,000
    Federal deduction or state tax                                                 1,079,000        485,000
    Other                                                                             64,646         73,646
                                                                                 -----------    -----------
              Total gross deferred tax assets                                      5,165,646      4,704,646
    Less valuation allowance                                                              --       (594,000)
                                                                                 -----------    -----------
              Net deferred tax assets                                              5,165,646      4,110,646
                                                                                 -----------    -----------
Deferred tax liabilities:
        Net unrealized gain on securities available-for-sale                        (502,600)      (792,116)
                                                                                 -----------    -----------
                        Net deferred tax assets, net                             $ 4,663,046    $ 3,318,530
                                                                                 ===========    ===========

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Bank has concluded that a valuation allowance against the deferred tax asset is not required.

(9)      STOCK OPTIONS

         The Bank adopted a stock option plan in 2000, under which options may be granted to key employees and directors of the Bank. The option price may not be less than the fair value of the Bank's stock on the effective date of the grant. The Bank authorized a total of 586,000 options under the plan as of December 31, 2000. These options will vest over five to ten years and may be exercised over five to ten year period. The number and price per share of outstanding options has been adjusted to reflect the stock dividend of March 28, 2002 (See note 15).

         Activity in the stock option plan for the years ended December 31, 2002 and 2001 follows:

                                                      2002                        2001
                                                      ----                        ----
                                                            WEIGHTED                     WEIGHTED
                                             NUMBER OF      AVERAGE      NUMBER OF        AVERAGE
                                              SHARES     EXERCISE PRICE   SHARES      EXERCISE PRICE
                                             ---------   --------------  ---------    -----------------
Options outstanding, beginning of year        263,560       $   8.91       259,400       $   8.02
Options granted                               117,500       $  17.38        52,300       $  11.04
Options exercised                             (14,996)      $   6.37        (8,184)      $   7.14
Options expired / canceled                    (79,789)      $   7.08       (68,486)      $   7.33
Stock dividend                                 25,964       $   8.30        28,530       $   8.78
                                              -------       --------      --------       --------
Options outstanding, end of year              312,239       $  11.15       263,560       $   8.91
                                              =======       ========      ========       ========

         The Bank applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Plan. Accordingly, no compensation costs have been recognized for its stock option plan in the financial statements.

         The weighted average fair value of options granted was $2.53 and $2.06 per share in 2002 and 2001, respectively. The weighted average fair value of options was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield, expected volatility of 62% and 36% in 2002 and 2001, respectively, risk-free interest rate of 4.21% and 4.78% in 2002 and 2001, respectively and expected lives of five to ten years in 2002 and 2001.

         Information pertaining to stock options outstanding at December 31, 2002 is as follows:

                                                    OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                                     ----------------------------------------------------  -----------------------------
                                                           WEIGHTED           WEIGHTED                       WEIGHTED
                                                            AVERAGE           AVERAGE                        AVERAGE
                                          NUMBER           REMAINING          EXERCISE        NUMBER         EXERCISE
RANGE OF EXERCISE PRICES               OUTSTANDING      CONTRACTUAL LIFE       PRICE        EXERCISABLE       PRICE
                                       -----------      ----------------      --------      -----------      --------
$6.37 - 7.56                             141,580           4.71 years           6.68          53,313           6.56
$9.46 - 17.38                            170,659           4.97 years           14.85         19,502           9.88
                                         -------                                              ------
Outstanding at end of year               312,239           4.85 years           11.15         72,815           7.44
                                         =======                                              ======

         Had compensation cost for the Bank's stock option plan been determined based on the fair values at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123, the Bank's net income and earnings per share for the years ended December 31, 2002 and 2001 would have been reduced to the pro forma indicated below.

                           2002             2001           2000
                      --------------   -------------   -------------
Net Income:
   As reported        $   11,651,378      11,571,898      12,150,981
   Pro-forma              11,599,887      11,521,958      12,126,466

Earnings per share:
   As reported:
   Basic              $         1.10            1.09            1.32
   Diluted                      1.09            1.08            1.32

   Pro-forma:
   Basic              $         1.09            1.09            1.32
   Diluted                      1.08            1.08            1.32

(10)     EMPLOYEE BENEFIT PLANS

         The Bank has a 401(k) profit sharing plan. This plan is for the benefit of substantially all of its employees. The Bank contributed 4.3% of each participant's annual compensation in 2002, 2001 and 2000. Contributions for the years ended December 31, 2002, 2001 and 2000 were approximately $262,000, $285,000 and $247,000 respectively.

(11) COMMITMENTS AND CONTINGENT LIABILITIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         There are various legal proceedings pending against the Bank. In the opinion of management, based upon the advice of counsel, liabilities arising from these proceedings, if any, will not materially affect the financial position of the Bank.

         The Bank leases premises for eight of its branches and head office under lease agreements that contain renewal options and escalation clauses which provide for the payment of taxes, insurance and certain other expenses by the Bank.

         Included in net occupancy expense and equipment expense are rental payments for premises and equipment of $1,697,147 in 2002, $1,629,571 in 2001 and $1,723,267 in 2000. The following is a schedule by years of future minimum rental commitments, primarily representing noncancelable operating leases and a noncancelable sublease as of December 31, 2002:

                                                      MINIMUM            SUBLEASE RENTAL
                                                      RENTALS                INCOME
                                                    -----------          ---------------
Year ending December 31:
    2003                                            $ 1,645,609            $    218,832
    2004                                              1,626,082                 218,832
    2005                                              1,415,920                      --
    2006                                              1,207,483                      --
    2007                                              1,186,515                      --
    Later years                                       1,066,956                      --
                                                    -----------            ------------
                                                    $ 8,148,565            $    437,664
                                                    ===========            ============

       The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of loans or through standby letters of credit. Those instruments involve varying degrees and elements of credit risk in excess of the amount recognized in the balance sheet. The dollar amount related to such commitments reflects the extent of involvement the Bank has in particular classes of financial instruments.

       The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

       Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

       Commitments to extend credit whose contract amounts represent the amount of credit risk include the following at December 31, 2002 and 2001:

                                             2002                        2001
                                   -------------------------   -------------------------
                                   OUTSTANDING   GUARANTEED    OUTSTANDING   GUARANTEED
                                     AMOUNT        AMOUNT        AMOUNT        AMOUNT
                                   -----------   -----------   -----------   -----------
Commitments to extend credit:
    Commercial loans               $92,454,540   $        --   $33,810,704   $        --
    Home equity line of credit       4,325,374            --     4,409,023            --
    Credit card loans and others     6,623,348            --     6,851,421            --
Standby letters of credit           19,575,312    19,575,312    12,096,276    12,096,276
Commercial letters of credit         5,404,357            --     5,547,866            --

         Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the borrower.

         The commitments can be either secured or unsecured and may also take the form of standby letters of credit and commercial letters of credit. Commercial letters of credit facilitate import trade. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers.

(12)     TRANSACTIONS WITH AFFILIATES

         The Bank had the following assets and liabilities at December 31 resulting from transactions with Korea Exchange Bank.

                                                    2002                        2001
                                                 -----------                 -----------
Due from banks - demand                          $   264,633                 $   777,718
                                                 -----------                 -----------
Demand deposits, non-interest bearing            $ 3,515,539                 $ 2,445,054
                                                 -----------                 -----------

         At December 31, 2002 and 2001, loans to certain directors and officers amounted approximately $55,000 and $85,000, respectively. One director has a line of credit of zero and $1 million with the Bank with no outstanding amount at December 31, 2002 and 2001, respectively.

(13)     FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

         (a)      CASH AND SHORT-TERM INSTRUMENTS

                  For those short-term instruments whose maturity is less than 90 days, the carrying amount is assumed to be a reasonable estimate of fair value.

         (b)      FEDERAL HOME LOAN BANK STOCK

                  The carrying amount is assumed to be a reasonable estimate of fair value.

         (c)      SECURITIES

                  Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         (d)      LOANS

                  Fair value is estimated for portfolios of loans with similar financial characteristics. Each loan portfolio was further segmented into fixed and adjustable rate interest groups and by performing and nonperforming categories.

                  The fair value of performing loans was calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan.

                  Fair value for nonperforming loans was based on recent external appraisals and related estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

         (e)      DEPOSIT LIABILITIES

                  The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

         (f)      OTHER BORROWED FUNDS

                  Due to the short-term nature of these borrowings, the carrying amount is assumed to be a reasonable estimate of fair value.

         (g) COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND COMMERCIAL LETTERS OF CREDIT

                  The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The uncertainty involving the attempt to determine the likelihood and the timing of a commitment being drawn upon, along with the lack of established markets, would not result in what the Bank believes to be a meaningful estimate of fair value.

                  The fair value disclosed hereinafter does not reflect any premium or discount that could result from offering the instruments for sale. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in amounts disclosed. The fair value estimates are dependent upon subjective estimates of market conditions and perceived risks of financial instruments at a point in time and involve significant uncertainties resulting in variability in estimates with changes in assumptions.

                  The estimated fair value of the Bank's financial instruments at December 31, 2002 and 2001 is as follows (dollars in thousands):

                                              2002                     2001
                                      ----------------------   ----------------------
                                      CARRYING       FAIR      CARRYING      FAIR
                                       AMOUNT        VALUE      AMOUNT       VALUE
                                      ---------   ----------   ---------   ----------
Financial assets:
    Cash and short-term instruments   $  86,765   $   86,765   $  68,074   $   68,074
    Federal home loan bank stock          3,538        3,538       1,504        1,504
    Securities held-to-maturity          89,314       90,799          --           --
    Securities available-for-sale        64,701       64,701     139,662      139,662
    Loans, net                          674,258      684,215     562,887      568,289
    Accrued interest receivable           3,405        3,405       3,455        3,455

Financial liabilities:
    Deposits                            759,996      748,929     692,752      693,967
    Other borrowed funds                 70,000       72,906          --           --
    Accrued interest payable              3,140        3,140       4,684        4,684

(14)     REGULATORY MATTERS

         (a)      CAPITAL REQUIREMENTS

                  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes as of December 31, 2002 that the Bank meets all capital adequacy requirements to which it is subject.

                  The Bank is no longer considered as well capitalized as a result of Consent Agreement made with Federal Deposit Insurance Corporation (see other below). To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table and not be subject to any regulatory order, agreement or directive.

                  The Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are as follows (dollars in thousands):

                                                               2002
-----------------------------------------------------------------------------------------------------------
                                                                                   TO BE WELL CAPITALIZED
                                                            FOR CAPITAL            UNDER PROMPT CORRECTIVE
                                       ACTUAL             ADEQUACY PURPOSE           ACTION PROVISIONS
                              --------------------    ------------------------    -------------------------
                                AMOUNT      RATIO      AMOUNT         RATIO        AMOUNT         RATIO
                              ----------    ------    ---------    -----------    ---------    ------------
Total capital (to risk-
    weighted assets)          $  108,689    15.95%    $  54,515    > or = 8.0%    $  68,144   > or = 10.0%
Tier I capital (to risk-
    weighted assets)             100,169    14.70        27,257    > or = 4.0        40,885    > or = 6.0
Tier I capital (to average
    assets)                      100,169    11.56        34,671    > or = 4.0        43,338    > or = 5.0
                              ==========    =====     =========    ==========     =========    ==========

                                                               2001
                          ---------------------------------------------------------------------------------
                                                                                   TO BE WELL CAPITALIZED
                                                            FOR CAPITAL           UNDER PROMPT CORRECTIVE
                                       ACTUAL             ADEQUACY PURPOSE           ACTION PROVISIONS
                              --------------------    ------------------------    -------------------------
                                AMOUNT      RATIO      AMOUNT         RATIO        AMOUNT         RATIO
                              ----------    ------    ---------    -----------    ---------    ------------
Total capital (to risk-
    weighted assets)          $   95,864    16.07%    $  47,723    > or = 8.0%    $  59,654   > or = 10.0%
Tier I capital (to risk-
    weighted assets)              88,384    14.82        23,855    > or = 4.0        35,783    > or = 6.0
Tier I capital (to average
    assets)                       88,384    10.77        32,813    > or = 4.0        41,016    > or = 5.0
                              ==========    =====     =========    ==========     =========    ==========

         (b)      FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT

                  The Federal Deposit Insurance Corporation Improvement Act (FDICIA) was signed into law on December 19, 1991. FDICIA establishes a new framework for the relationship between insured depository institutions and their regulators.

                  FDICIA requires insured depository institutions to maintain capital ratio thresholds. Regulators are required to take prompt corrective actions to resolve the problems of any institution failing to meet these minimum ratios. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervisions by the federal regulatory agencies, increased reporting requirements for insured institutions and new regulations concerning internal controls, accounting and operations.

         (c)      OTHER

                  The Bank also is currently subject to a Consent Order issued by the FDIC pursuant to Section 8(b)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(1) and which became effective on April 14, 2002. The FDIC issued the ConsenT Order as provided by the Consent Agreement that the Bank entered into with the FDIC. The Consent Order requires the Bank to take specific actions necessary to correct certain Bank Secrecy Act compliance deficiencies including inadequate training, internal controls and ineffective independent testing of such controls. Even before the Consent Order became effective, the Bank began taking proactive steps in 2001 to improve its BSA compliance. For example, in late 2001, the Bank implemented an enterprise-wide risk management infrastructure, which includes a comprehensive compliance program and training. This step was taken with the assistance of a leading financial services consulting firm, The Secura Group, whom the Bank retained in November 2001 to advise and assist the Bank in its compliance efforts. In addition, the Bank created a new senior executive position of Chief Risk Officer and hired the CRO in May 2002 to enhance overall Risk Management processes. Finally, to improve the overall efficiency and effectiveness of BSA monitoring, the Bank purchased a new automated BSA tracking/monitoring system which was installed in 2002 and is in the process of implementation. The Bank expects this system to be fully functional shortly, which will satisfy one of the most critical requirements of the Consent Order.

(15)     EARNINGS PER SHARE

         The following earnings per share as of December 31, 2002, 2001 and 2000 has been restated for the 12% stock dividend in 2002 and 10% stock dividend in 2001.

                                                   INCOME           SHARES       PER SHARE
2002                                             (NUMERATOR)     (DENOMINATOR)    AMOUNT
-------------------------------------------   ----------------   -------------   ---------
Basic EPS -
    Income available to common stockholders   $     11,651,378      10,616,017   $    1.10

Effect of Dilutive Securities -
    Options                                                 --          86,075       (0.01)
                                              ----------------   -------------   ---------
Diluted EPS -
    Income available to common stockholders   $     11,651,378      10,702,092   $    1.09
                                              ================   =============   =========

                                                   INCOME           SHARES       PER SHARE
2001                                             (NUMERATOR)     (DENOMINATOR)    AMOUNT
-------------------------------------------   ----------------   -------------   ---------
Basic EPS -
    Income available to common stockholders   $     11,571,898      10,600,306   $    1.09

Effect of Dilutive Securities -
    Options                                                 --          95,000       (0.01)
                                              ----------------   -------------   ---------
Diluted EPS -
    Income available to common stockholders   $     11,571,898      10,695,306   $    1.08
                                              ================   =============   =========

                                                   INCOME           SHARES       PER SHARE
2000                                             (NUMERATOR)     (DENOMINATOR)    AMOUNT
-------------------------------------------   ----------------   -------------   ---------
Basic EPS -
    Income available to common stockholders   $     12,150,981       9,180,807   $    1.32

Effect of Dilutive Securities -
    Options                                                 --           7,684          --
                                              ----------------   -------------   ---------
Diluted EPS -
    Income available to common stockholders   $     12,150,981       9,188,491   $    1.32
                                              ================   =============   =========

(16)     QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
     Summarized unaudited quarterly financial data follows:

                                                               THREE MONTHS ENDED
                                     ------------------------------------------------------------------------
                                         MARCH 31           JUNE 30         SEPTEMBER 30        DECEMBER 31
                                     ---------------    ---------------    ---------------    ---------------
                                                         (In thousands, except share amounts)
2002
  Interest income                    $        10,872    $        10,982    $        12,056    $        12,468
  Net interest income                          7,914              8,076              8,329              8,748
  Provision for losses on loans                  100                100                200                700
  Net income before income taxes               4,299              5,326              4,128              5,302
  Net income                                   2,581              3,198              2,637              3,235
  Basic earnings per common share               0.24               0.30               0.25               0.30
  Diluted earnings per share                    0.24               0.30               0.25               0.30

2001
  Interest income                    $        14,678    $        14,591    $        13,924    $        12,083
  Net interest income                          8,215              8,136              8,643              8,079
  Provision for losses on loans                  100                250                600                350
  Net income before income taxes               5,289              4,607              4,646              3,741
  Net income                                   3,230              2,762              3,061              2,519
  Basic earnings per common share               0.34               0.29               0.32               0.27
  Diluted earnings per share                    0.34               0.29               0.32               0.26

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         At its Board of Directors meeting on March 28, 2002, the Board of Directors terminated the services of KPMG LLP ("KPMG"). At the same meeting, the Board of Directors selected the accounting firm of PriceWaterhouseCoopers LLP("PwC") as independent auditors for the remainder of the Bank's 2002 fiscal year. The determination to replace KPMG was recommended by the audit committee and approved by the full board of directors of the Bank.

         KPMG audited the consolidated financial statements for the Bank for the years ended December 31, 2001 and 2000. KPMG's report on the financial statements for the last two fiscal years of the Bank did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

         During the two fiscal years ended December 31, 2001 and 2000 and the subsequent interim period January 1, 2002 through March 28, 2002, there were no disagreements with KPMG and the Bank on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

         The Bank filed a Report on Form 8-K concerning the change in accountants dated March 28, 2002. The Bank requested that KPMG review the disclosure in the Report on Form 8-K, and KPMG has been given the opportunity to furnish the Bank with a letter addressed to the Federal Deposit Insurance Corporation containing any new information, clarification of the Bank's expression of its views, or the respects in which it does not agree with the statements made by the Bank herein. Such letter was filed as an exhibit to the Form 8-K.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

                  The following table sets forth certain information as of March 24, 2003, with respect to (i) each of the Bank's directors and executive officers, and (ii) the directors and executive officers of the Bank as a group:

                                                                                           COMMON STOCK
                                                                                       BENEFICIALLY OWNED ON
                                                                                          MARCH 24, 2003(1)
                                                                 YEAR FIRST    -----------------------------------------
                                                                 ELECTED OR                   VESTED        PERCENTAGE
   NAME AND OFFICES           PRINCIPAL OCCUPATION               APPOINTED      NUMBER        OPTION        OF SHARES
    HELD WITH BANK          FOR THE PAST FIVE YEARS      AGE      DIRECTOR     OF SHARES     SHARES(2)    OUTSTANDING(3)
    --------------          -----------------------      ---      --------     ---------     ---------    --------------
Allan E. Dalshaug         Retired                         71      1999         26,985          4,928           *
Chairman of the Board     (formerly Banker)(4)                  (Chairman
                                                                since 2000)
Woon Seok Hyun            President and                   56      1997(7)           0          7,392           *
President,                Chief Executive Officer,
Chief Executive Officer   Pacific Union Bank(6)
and Director(5)

Yoon Soo Kim              Executive Vice President        55      2000              0          4,928           *
Director                  and Managing Director,
                          Korea Exchange Bank,
                          Regional Headquarters
                          for the Americas(8)

Yong Koo Kim              General Manager,                49      2002              0              0           *
Director                  Korea Exchange Bank,
                          Los Angeles Agency(9)

Oh Hoon Kwon              Senior Vice President           45      2002              0              0           *
Senior Vice President,    and Chief Operating Officer,
Chief Operating Officer   Pacific Union Bank(10)
and Director

----------------------------
* Less than one percent (1%).

(1) Except as otherwise noted, may include shares held by such person's spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in "street name" for the benefit of such person; shares held by a family or retirement trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or his spouse) is the sole beneficiary and has pass-through voting rights and investment power.


(2) Represents option shares which are vested or will vest within 60 days of March 24, 2003 pursuant to the Bank's Stock Option Plan. (See "Stock Options" and "Compensation of Directors" herein.)


(3) This percentage is based on the total number of shares of the Bank's Common Stock outstanding, plus the number of option shares for the applicable individual or group which are vested or will vest within 60 days of March 24, 2003 pursuant to the Bank's Stock Option Plan. (See "Stock Options" and "Compensation of Directors" herein.)

(4) Mr. Dalshaug retired in July 1998 and most recently served as Chairman of the Board and Chief Executive Officer of Sterling Bank in Los Angeles, a specialist commercial bank of which he was also a founding director and promoter, from 1980 until its sale in 1998.

(5) Mr. Hyun has announced his intention to resign as President, Chief Executive Officer and a Director effective May 22, 2003.

(6) Mr. Hyun has served as President and Chief Executive Officer of the Bank since May 15, 2001. Previously, he served as Executive Vice President of KEB's Regional Headquarters for Japan and General Manager of KEB's Tokyo branch since January 2000; and as General Manager of KEB's Los Angeles Agency from February 1997 to March 1999.

(7) Mr. Hyun served as a director of the Bank from March 1997 to April 1999, and has served as a director again since May 2001.

(8) Dr. Yoon Soo Kim has held this position with KEB since September 2000. Previously, he served as Managing Director of KEB's Treasury Unit from May to September 2000; as General Manager of KEB's International Banking Division from March 1999 to May 2000; and as General Manager of KEB's Capital Market Division from January 1998 to March 1999.

(9) Mr. Yong Koo Kim has served as General Manager of KEB's Los Angeles Agency since March 12, 2002. Previously, he served in various capacities at KEB since 1978, including General Manager of the Do Gok Ro Branch From August 1999 to February 2002; as Deputy General Manager, Planning and Coordination Division from September 1998 to August 1999; and as Deputy General Manager, Loan Division from January 1998 to September 1998.

(10) Mr. Kwon has served as Senior Vice President, Chief Operating Officer and a director of the Bank since March 15, 2002. Previously, he served in various capacities at KEB since 1981, including most recently as Deputy General Manager in charge of administration of overseas offices for KEB's International Banking Division since February 2000; as General Manager for Retail Banking at the Chamsil Station Branch from March 1999 to February 2000; and as Manager, Secretariat from February 1997 to March 1999.

                              (Table and footnotes continued on following page.)

                                                                                                 COMMON STOCK
                                                                                            BENEFICIALLY OWNED ON
                                                                                              MARCH 24, 2003(1)
                                                                         YEAR FIRST  ------------------------------------
                                                                         ELECTED OR               VESTED     PERCENTAGE
      NAME AND OFFICES                PRINCIPAL OCCUPATION                APPOINTED    NUMBER     OPTION      OF SHARES
       HELD WITH BANK               FOR THE PAST FIVE YEARS       AGE     DIRECTOR   OF SHARES  SHARES(2)  OUTSTANDING(3)
       --------------           -------------------------------   ---     --------   ---------  ---------  --------------
Donald D. Byun                  President, OTO Sportswear, Inc.    51       2000       61,600     4,928          *
Director                        (Manufacturing and Import
                                Company)

Sun Kee Kim                     Professor of Economics             69       2002            0         0          *
Director                        and Statistics, California State
                                University, Los Angeles

Kraig A. Kupiec                 Managing Member,                   38       2000            0     4,928          *
Director                        Finance Operations,
                                Shoreline Trading Group LLC
                                (Securities Broker-Dealer)(11)

David B. Warner                 Financial Advisor(13)              56       2002            0         0          *
Director(12)

Dianne Kim                      Senior Vice President              41        n/a        3,903     1,626          *
Senior Vice President           and Chief Financial Officer,
and Chief Financial Officer     Pacific Union Bank(14)

Dong Il Kim                     Senior Vice President              49        n/a          616     1,626          *
Senior Vice President           and Chief Credit Officer,
and Chief Credit Officer        Pacific Union Bank(15)

Owen C. Clayburgh               Senior Vice President              38        n/a            0         0          *
Senior Vice President           and Chief Risk Officer,
and Chief Risk Officer          Pacific Union Bank(16)

Directors and                                                                          98,032    35,284          *
Executive Officers as a Group
(13 persons) (17)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon a review of Forms F-7, F-8 and F-8A and amendments thereto furnished to the Bank during and with respect to its 2002 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Bank's Common Stock failed to file, on a timely basis, reports required for 2002 by
Section 16(a) of the Securities Exchange Act of 1934, as amended, except Mr. Dalshaug, who inadvertently failed to timely file a Form F-8 with respect to two small transactions in April 2002.

-----------------

(Certain footnotes appear on previous page.)

(11) Mr. Kupiec also serves as Financial Officer of KWK Management LLC, a California registered Investment Advisor located in Los Angeles.

(12) Mr. Warner has been selected by the Board of Directors to serve as Interim Chief Executive Officer effective May 22, 2003, subject to non-disapproval by the FDIC.

(13) Mr. Warner has been a self-employed financial advisor consulting with various entities since October 2001. Previously, he served as Deputy President and Chief Financial Officer of Seoul Bank in Seoul, Korea from July 2000 to September 2001; as Advisor/Director of the Korea Development Bank from December 1998 to June 2000; and as Senior Vice President for ChinaVest Limited in Hong Kong from 1994 to July 1998.

(14) Ms. Kim was appointed Senior Vice President and Chief Financial Officer of the Bank in May 2000. From 1996 until May 2000, she served as Vice President and Controller of Cathay Bank in Los Angeles.

(15) Mr. Dong Il Kim was appointed Senior Vice President and Chief Credit Officer of the Bank in November 2000. Previously, he served as Senior Vice President, Senior Loan Officer and Manager of the Bank's Special Assets Department from August 2000 to November 2000; as Senior Vice President and Senior Loan Officer from May 2000 to July 2000; as Vice President and Senior Loan Officer from January 2000 to May 2000; as Vice President and Manager of the Bank's Olympic Branch from 1997 to January 2000.

(16) Mr. Clayburgh was appointed Senior Vice President and Chief Risk Officer of the Bank in May 2002. Previously, he served as Vice President and Risk Manager of Pacific Century Bank in Signal Hill, California from September 2001 to December 2001; and as First Vice President and Risk Manager of that bank from May 1998 to September 2001.

(17) Includes one director who resigned on April 17, 2003.

ITEM 11.  EXECUTIVE COMPENSATION

         The following table sets forth certain summary compensation information with respect to the Bank's Chief Executive Officer and only other executive officers of the Bank as of December 31, 2002, whose total salary and bonus for the fiscal year ended December 31, 2002, exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                                 ------------
                                                                                STOCK OPTIONS
                                                 ANNUAL COMPENSATION               GRANTED
                                         -------------------------------------     (NUMBER           ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR       SALARY         BONUS        OTHER      OF SHARES)(18)   COMPENSATION(19)
---------------------------   ----       ------         -----        -----      --------------   ----------------
Woon Seok Hyun                2002   $149,852 (20)   $     0       $44,250(22)           0           $2,329
President and                 2001     82,967 (21)         0        25,375(22)      36,966                0
Chief Executive Officer(5)
Dianne Kim                    2002    113,515 (20)    14,533(24)         0           2,200            5,297
Senior Vice President         2001    109,144 (20)    14,050             0               0            1,756
and Chief Financial Officer   2000     66,657 (23)    15,000             0           4,066                0
Dong Il Kim                   2002    101,070 (20)    13,458(24)         0           2,200            4,662
Senior Vice President         2001     96,118 (20)    12,300             0               0            3,958
and Chief Credit Officer      2000     80,708 (20)    11,350             0           4,066            3,576

STOCK OPTION PLAN

         The Bank's 2000 Stock Option Plan (the "Plan"), intended to advance the interests of the Bank by encouraging stock ownership on the part of key employees, was adopted by the Bank's then sole shareholder on May 12, 2000. The Plan provides for the issuance of both "incentive" and "non-qualified" stock options to full-time salaried officers and employees of the Bank and of "non-qualified" stock options to non-employee directors of the Bank. All options are granted at an exercise price of not less than 100% of the fair market value of the stock on the date of grant.25 Each option expires not later than ten (10) years from the date the option was granted. Options are exercisable in installments as provided in individual stock option agreements; provided, however, that if an optionee fails to exercise his or her rights under the options within the year such rights arise, the optionee may accumulate them and exercise the same at any time thereafter during the term of the option. In addition, in the event of a "Terminating Event," i.e., a merger or consolidation of the Bank as a result of which the Bank will not be the surviving corporation, a sale of substantially all of the Bank's assets, or a change in ownership of at least 25% of the Bank's stock, all outstanding options under the Plan shall become exercisable in full (subject to certain notification requirements), and shall terminate if not exercised within a specified period of time, unless provision is made in connection with the Terminating Event for assumption of such options, or substitution of new options covering stock of a successor corporation. As of December 31, 2002, the Bank had options

------------------------
(Certain footnotes appear on page 64.)

(18) As adjusted to reflect stock splits or dividends declared since the grant date of options (if applicable).

(19) Consists entirely of employer contributions to these individuals' accounts pursuant to the Bank's 401(k) Plan. The 401(k) Plan permits all participants to contribute up to 15% or $30,000 of their annual salary (whichever is less) on a pre-tax basis, which contributions vest immediately when made. Employer contributions are made in the amount of 4.3% of annual compensation, up to a maximum of $6,450, and become vested over a period of six years at the rate of 20% per year for third and fourth years of service, and 30% per year for the fifth and sixth years of service.

(20) Includes portions of these individuals' salaries which were deferred pursuant to the Bank's 401(k) Plan.

(21) Represents salary paid from May 15, 2001 (commencement of Mr. Hyun's employment) through December 31, 2001.

(22) Consists of the reported taxable value of the use of both a Bank-owned automobile ($8,250 and $2,875 in 2002 and 2001, respectively) and a personal residence ($36,000 and $22,500 in 2002 and 2001, respectively).

(23) Represents salary paid from May 15, 2000 (commencement of Ms. Kim's employment) through December 31, 2000.

(24) Consists of bonuses paid in 2003 based on 2002 performance.

(25) Exercise price per share is equivalent to market price per share on the date of grant, as determined by the Board of Directors of the Bank, based upon trades in the Bank's Common Stock known to the Bank and opening and closing prices quoted on the Nasdaq National Market concerning the Bank's Common Stock.

outstanding to purchase a total of 312,239 shares(18) of its Common Stock under the Plan, with an average exercise price of $10.83 per share(18) with respect to all such options. As of that same date, the fair market value of the Bank's common stock was $11.51 per share.

         The following table furnishes certain information regarding stock options granted to the Named Executive Officers during 2002:

                                     PERCENT OF TOTAL
                                    OPTIONS GRANTED TO
                     NUMBER OF       EMPLOYEES DURING    EXERCISE OR   EXPIRATION     FAIR
     NAME         OPTIONS GRANTED         PERIOD         BASE PRICE       DATE      VALUE(26)
     ----         ---------------         ------         ----------       ----      ---------
Woon Seok Hyun            0                n/a                n/a          n/a         n/a
Dianne Kim            2,200(27)           1.80%             $17.38       9/28/07     $7,128
Dong Il Kim           2,200(27)           1.80%              17.38       9/28/07      7,128

         No options were exercised by the Named Executive Officers during 2002. The following information is furnished with respect to stock options held by the Named Executive Officers at December 31, 2002:

                             NUMBER OF                 VALUE OF UNEXERCISED
                       UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                     AT DECEMBER 31, 2002(28)        AT DECEMBER 31, 2002(29)
                     --------------------            --------------------
     NAME         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
     ----         -----------    -------------    -----------    -------------
Woon Seok Hyun        7,392          29,568          $9,942         $39,771
Dianne Kim            1,626           4,640           8,193          23,380
Dong Il Kim           1,626           4,640           8,193          23,380

COMPENSATION OF DIRECTORS

         Directors of the Bank who are not employees of either the Bank or KEB ("outside directors") received $1,500 per month, and the Chairman received $2,500 per month, for their service on the Board of Directors during 2002, plus $700 for attendance at the organizational meeting of the Board of Directors. These outside directors also received a year-end bonus amounting to one extra month of their regular fees. Such directors also received $500 per meeting for attendance at Loan Committee meetings ($250 if by teleconference), and $300 per meeting for Audit, Compensation, CRA, Executive and Strategic Committee meetings ($150 if by teleconference), except for the Chairman of the Audit and Strategic Committees who received $500 per Audit and Strategic Committee meeting ($250 if by teleconference). In addition, during 2002 the Bank paid a total of $26,275 to Allan E. Dalshaug, Chairman of the Board, on an hourly compensation basis, for assisting management in constructing a strategic plan.

         During 2002 directors Sun Kee Kim, Yong Koo Kim and David B. Warner were each granted a stock option to purchase 10,000 shares of common stock, and Oh Hoon Kwon was granted a stock option to purchase 15,000 shares of common stock, all at exercise prices of $17.38 per share, expiring in June 2012. All of such options become exercisable at the rate of 20% per year commencing one year from the date of grant. No stock options were exercised by any current directors during 2002. As of December 31, 2002 directors Sun Kee Kim, Yong Koo Kim, Oh Hoon Kwon and David B. Warner held the outstanding options described in the first sentence of this paragraph, none of which were exercisable; and directors Allan E. Dalshaug, Donald D. Byun, Kraig A. Kupiec, and Yoon Soo Kim held outstanding stock options to purchase 12,320 shares(28) each of Common Stock, all with expiration dates in 2010, at exercise prices of $7.56 per share(28) ($6.37 per share(28) in the case of Mr. Dalshaug). As of that same date, the fair market value of the Bank's Common Stock was $11.51 per share. As of December 31, 2002, all of the options to the four directors described in the preceding sentence were exercisable as to forty percent (40%) of such shares. Information concerning stock options held by directors who are also Named Executive Officers is set forth above under "Stock Options."

-------------------------
(26) The fair value of options was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield, expected volatility of 62%, risk-free interest rate of 4.21% and expected life of five years.

(27) These options vest at the rate of 20% per year commencing one year from the date of grant.

(28) As adjusted to reflect any stock splits or dividends declared since the grant date of options (if applicable).

(29) Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at December 31, 2002.

PERFORMANCE GRAPH

         The graph on the following page compares the yearly percentage change in the cumulative total shareholders' return on the Bank's stock with the cumulative total return of (i) the Nasdaq market index and (ii) an index comprised of banks and bank holding companies located throughout the United States with total assets of between $500 million and $1 billion. The latter peer -group index was compiled by SNL Securities LP of Charlottesville, Virginia. The Bank reasonably believes that the members of the second group listed above constitute peer issuers for the period from August 1, 2000 (conclusion of the Bank's initial public offering) through December 31, 2002. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future price performance.

                            TOTAL RETURN PERFORMANCE

                        [TOTAL RETURN PERFORMANCE GRAPH]

                                                          PERIOD ENDING
                             ----------------------------------------------------------------------
        INDEX                08/01/00    12/31/00     06/30/01    12/31/01     06/30/02    12/31/02
        -----                --------    --------     --------    --------     --------    --------
Pacific Union Bank            100.00      124.19       170.32      149.03       277.88      182.97
NASDAQ - Total US*            100.00       66.65        58.62       52.88        39.94       36.55
SNL $500M-$1B Bank Index      100.00      107.25       132.80      139.14       178.57      177.65

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2003. Used with permission. All rights reserved.

BOARD OF DIRECTORS' COMPENSATION COMMITTEE REPORT

         The Board of Directors' Compensation Committee is responsible for administering the compensation program for the Senior Executive Officers of the Bank (Chief Executive Officer, Executive Vice President, Chief Operating Officer, Chief Financial Officer, Chief Credit Officer, and Chief Risk Officer). The Committee also serves as the Stock Option Committee, administering the 2000 Stock Option Plan for participants who are neither directors nor executive officers.

         The Compensation Committee reviews compensation of the Senior Executive Officers of the Bank and ensures that their compensation is linked to the maximum extent practicable to the financial performance of the Bank and the achievement of goals established by the Board. The Compensation Committee (or the Board of Directors) also reviews and approves any contracts of employment for the Senior Executive Officers.

         The Committee is required annually, or on whatever basis it deems satisfactory, to review the performance of all Senior Executive Officers based on performance evaluations prepared by management. Such reviews take into account the Bank's profitability, growth, and asset quality.

KOREA EXCHANGE BANK OFFICERS ON ASSIGNMENT WITH PACIFIC UNION BANK

         The Bank's majority shareholder, KEB, typically recommends highly experienced officers from its organization to serve as Pacific Union Bank's top management, on assignments of typically two to three year duration. Following the completion of their assignment, such officers (other than the CEO, who is usually a retired officer of KEB) return to KEB.

         Of the six Senior Executive Officers who served during 2002, three (counting the current and former Chief Operating Officer as one) are current or retired KEB officers on such assignments. In 2002, they were Woon Seok Hyun, President and Chief Executive Officer who has served from May 15, 2001 to the present; Moo Yeul Shin, Executive Vice President (who resigned as of February 15, 2002 and whose position was eliminated after his resignation); Dong Hwan Heo, Senior Vice President and Chief Operating Officer (who resigned as of March 15, 2002), and his successor, Oh Hoon Kwon, Senior Vice President and Chief Operating Officer.

         Under the assignment arrangement, the three KEB officers were compensated based on criteria established by KEB for its personnel in the United States. Compensation for these officers was determined by KEB.

         The Compensation Committee recognizes that the compensation of KEB officers on assignment with Pacific Union Bank will continue to be based on factors established by or affecting KEB. Thus, disparity may exist between their rate of compensation and those of comparable local competitive bank executive officers.

OTHER SENIOR EXECUTIVE OFFICERS

         The Compensation Committee has reviewed compensation levels of the non-KEB Senior Executive Officers and has determined that they are competitive. Moreover, the Compensation Committee has reviewed and determined that their year-end incentive bonuses were appropriately based on their individual performances as well as the Bank's overall financial performance.

         As discussed previously, the Chief Executive Officer, Woon Seok Hyun is a retired Korea Exchange Bank officer who was appointed by the Board based on the recommendation of KEB. His compensation was set by KEB under criteria discussed previously. Consequently, the Board of Directors established no other factors or criteria upon which their compensation was based, and accepted the principles followed by KEB. However, the Compensation Committee did review his compensation and determined, based on comparison to executive compensation being paid by other comparable banks, that the Bank's Chief Executive Officer compensation appears to be somewhat below market. The Committee will continue to discuss with KEB ways to make the Chief Executive Officer compensation more competitive with local Chief Executive Officer compensation levels, and will continue to review short term as well as long term bench markings for Chief Executive Officer compensation. Mr. Hyun has recently announced his intention to resign as President and Chief Executive Officer effective May 22, 2003, and the Board of Directors has formed a Search Committee to locate a qualified replacement for Mr. Hyun with extensive experience in American community banking. Until the Search Committee finds Mr. Hyun's replacement, one of the independent directors, Mr. David Warner, has been selected to serve as the Interim Chief Executive Officer subject to non-disapproval by the FDIC.

INCENTIVE-BASED COMPENSATION

         In order to (i) provide an additional incentive for the Bank's officers and employees to contribute to the Bank's success, (ii) encourage their increased stock ownership in the Bank, and (iii) enable the Bank to be competitive in the industry with respect to compensation packages, the Board of Directors adopted a Stock Option Plan in 2000. Details concerning the Stock Option Plan and options granted thereunder to the Named Executive Officers are set forth above under "Stock Options."

                             Compensation Committee:

                         Charles C. Kwak, Chairman (30)
                                Allan E. Dalshaug
                                  Yoon Soo Kim

COMPENSATION COMMITTEE INTERLOCKS

         The Compensation Committee is currently composed of three directors, none of whom is a current or former employee of the Bank or any subsidiary. However, Dr. Yoon Soo Kim is currently an officer and employee of KEB, but not of the Bank. No other members of the Committee have had any employment relationship with KEB within the past 20 years.

------------------------
(30) Mr. Kwak resigned on April 17, 2003 and was replaced by Mr. Donald D. Byun. As the other two members of the Compensation Committee will not be standing for re-election to the Board of Directors, their replacements will be appointed at the organizational meeting of the Bank's Board of Directors (immediately following the Annual Meeting of Shareholders), at which meeting committee assignments are made every year.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Management knows of no person who owns beneficially more than five percent (5%) of the outstanding Common Stock of the Bank, except for Korea Exchange Bank ("KEB") and Wellington Management Company, LLP ("Wellington"). The following table furnishes information, as of March 24, 2003, regarding these shareholders:

                          NAME AND ADDRESS               AMOUNT AND NATURE OF      PERCENT
TITLE OF CLASS          OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP     OF CLASS
--------------          -------------------              --------------------     --------
Common Stock      Korea Exchange Bank                           6,624,052          62.36%
                  181 Ulchiro 2-ga Chung-gu
                  Seoul, Korea

Common Stock      Wellington Management Company, LLP              718,392(31)       6.76%
                  75 State Street
                  Boston, Massachusetts 02109

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Certain of the executive officers, directors and principal shareholders of the Bank and the companies with which they are associated have been customers of, and have had banking transactions with, the Bank in the ordinary course of the Bank's business since January 1, 2002, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness, and in the opinion of Management of the Bank, did not involve more than the normal risk of repayment or present any other unfavorable features.

ITEM 14. CONTROLS AND PROCEDURES

         (a) Evaluation of Disclosure Controls and Procedures

                  The Bank's Chief Executive Officer and its Chief Financial Officer, after evaluating the effectiveness of the Bank's disclosure controls and procedures as defined in Exchange Act Rules 13a-14(c) and 15-d-14(c) as of a date within 90 days of the filing date of this report (the "Evaluation Date") have concluded that as of the Evaluation Date, the Bank's disclosure controls and procedures were adequate and effective to ensure that material information relating to the Bank and its consolidated subsidiaries would be made known to them by others within those entities, particularly during the period in which this report was being prepared. Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

         (b) Changes in Internal Controls

                  There were no significant changes in the Bank's internal controls or in other factors that could significantly affect the Bank's internal controls subsequent to the Evaluation Date, nor any significant deficiencies or material weaknesses in such controls requiring corrective actions. As a result, no corrective actions were taken.

----------------------
(31)Represents shares reported on a Schedule 13G by Wellington, an investment adviser as defined in applicable SEC rules. Clients of Wellington have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from, the sale of the stock, but none of such clients is known to have a beneficial ownership interest in more than 5% of the Bank's Common Stock. Wellington has shared dispositive power with respect to all 718,392 shares and shared voting power with respect to 138,361 of such shares.

                                     PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

(a)      EXHIBITS

         See Index to Exhibits on page 75 herein. The Exhibits listed in accompanying Index to Exhibits are filed as part of this report.

(b)      FINANCIAL STATEMENT SCHEDULES

         Schedules to the financial statements are omitted because the required information is applicable or the information is presented in the Bank's financial statements or related notes.

(c)      REPORTS ON FORM 8-K

         No reports on Form 8-K were filed during last quarter of the Bank's fiscal year ended December 31, 2002.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 17, 2003              PACIFIC UNION BANK,
                                   a California corporation

                                   By:   /s/ Diane Kim
                                         -------------------------
                                         Dianne Kim
                                         Senior Vice President
                                         and Chief Financial Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

      SIGNATURE                         TITLE                        DATE
/s/ Allen E. Dalshaug       Chairman of the Board              April 17, 2003
----------------------
Allan E. Dalshaug

/s/ Woon Seok Hyun          President, Chief Executive         April 17, 2003
-------------------           Officer and Director
Woon Seok Hyun

/s/ Oh Hoon Kwon            Senior Vice President, Chief       April 17, 2003
----------------            Operating Officer and Director
Oh Hoon Kwon

/s/ Donald Byun             Director                           April 17, 2003
----------------
Donald Byun

/s/ Yong Koo Kim            Director                           April 17, 2003
----------------
Yong Koo Kim

/s/ Yoon Soo Kim            Director                           April 17, 2003
----------------
Yoon Soo Kim

/s/ Kraig Kupiec            Director                           April 17, 2003
----------------
Kraig Kupiec

/s/ Sun Kee Kim             Director                           April 17, 2003
---------------
Sun Kee Kim

/s/ David Warner Jr.        Director                           April 17, 2003
--------------------
David Warner Jr.

/s/ Dianne Kim              Senior Vice President              April 17, 2003
--------------              and Chief Financial Officer
Dianne Kim

                                INDEX TO EXHIBITS

 EXHIBIT TABLE                                                                                   EXHIBIT TABLE
REFERENCE NUMBER                                       ITEM                                         NUMBER
----------------                                       ----                                         ------
      3.1              Articles of Incorporation, as Amended(1).......................

      3.2              2002 Amendment to Articles of Incorporation(2).................

      3.3              Bylaws, as Amended(1)..........................................

      3.4              2001 Amendment to Bylaws(3)....................................

      4.1              Specimen of Common Stock Certificate(1)........................

      10.1             2000 Stock Option Plan(1)......................................

      10.2             401(k) Plan(3).................................................

      10.3             Lease for Corporate Headquarters(1)............................

      10.4             Lease for Western Branch Office(1).............................

      10.5             Lease for Wilshire Branch Office(1)............................

      10.6             Lease for Downtown Branch Office(1)............................

      10.7             Lease for Van Nuys Branch Office(1)............................

      10.8             Lease for Torrance Branch Office(1)............................

      10.9             Lease for Rowland Heights Branch Office(1).....................

      11.1             Statement Regarding Computation of Earnings Per Share(4).......

      12.1             Subsidiary of Registrant(1)....................................

      99.1             Certification of Chief Executive Officer and Chief Financial Officer

-----------------------
(1)Incorporated by reference to the Exhibits to the Bank's Form 10 Registration Statement, as filed with the FDIC on June 12, 2000.

(2) Incorporated by reference to the Exhibits to the Bank's Form 10K, as filed with FDIC on April 1, 2003.

(3) Incorporated by reference to the Exhibits to the Bank's Form 10K/A, as filed with the FDIC on April 20, 2001.

(4) The information required by this exhibit is incorporated herein by reference from Note 15 of the Bank's Financial Statements included herein.